Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

CENDANT CORPORATION,

REALOGY CORPORATION,

TRAVELPORT INC.

and

WYNDHAM WORLDWIDE CORPORATION

Dated as of July 27, 2006

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.	General	3
Section 1.2.	References; Interpretation	43
Section 1.3.	Effective Time; Suspension	43

ARTICLE II

THE SEPARATION

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

ARTICLE IV

THE DISTRIBUTIONS

Section 4.1.	Stock Dividends to Cendant	62

i

ARTICLE V

CERTAIN COVENANTS

ARTICLE VI

EMPLOYEE MATTERS

ARTICLE VII

CENDANT CONTINGENT ASSETS AND ASSUMED CENDANT CONTINGENT LIABILITIES

Section 7.6.	Cooperation with Governmental Entity	99
Section 7.7.	Default	99
Section 7.8.	Change of Control	100
Section 7.9.	Effect of Certain Corporate Transactions	100

ARTICLE VIII

INDEMNIFICATION

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

ARTICLE X

DISPUTE RESOLUTION

Section 10.1.	Negotiation	118
Section 10.2.	Arbitration	118
Section 10.3.	Continuity of Service and Performance	119
Section 10.4.	Costs	120

ARTICLE XI

INSURANCE

ARTICLE XII

PROVISIONS RELATING TO TRAVELPORT SALE

ARTICLE XIII

MISCELLANEOUS

Section 13.22.	Severability	138
Section 13.23.	Force Majeure	138
Section 13.24.	Interpretation	139
Section 13.25.	No Duplication; No Double Recovery	139
Section 13.26.	Plan of Reorganization	139

Schedules
Schedule 1.1(15)(i)	Assumed Cendant Contingent Liabilities
Schedule 1.1(15)(iii)(C)	Divested Businesses
Schedule 1.1(24)	Cendant Contingent Assets
Schedule 1.1(25)	Cendant Corporate Disclosure
Schedule 1.1(29)	Cendant Equity Plans
Schedule 1.1(47)	Continuing Arrangements
Schedule 1.1(73)(vi)	Hospitality Assets
Schedule 1.1(76)(i)	Hospitality Liabilities
Schedule 1.1(127)(vi)	Real Estate Assets
Schedule 1.1(130)(i)	Real Estate Liabilities
Schedule 1.1(148)	Realogy Group
Schedule 1.1(178)	Specified Shared Expenses
Schedule 1.1(193)(vi)	Travel Assets
Schedule 1.1(196)(i)	Travel Liabilities
Schedule 1.1(196)(vi)	Travelport Employees
Schedule 1.1(199)	Travelport Balance Sheet
Schedule 1.1(214)	Travelport Group
Schedule 1.1(228)(vi)	Vehicle Rental Assets
Schedule 1.1(229)	Vehicle Rental Balance Sheet
Schedule 1.1(232)(i)	Vehicle Rental Liabilities
Schedule 1.1(247)	Wyndham Group
Schedule 2.10(a)(ii)	Realogy Removal of Guarantees
Schedule 2.10(a)(iii)	Wyndham Removal of Guarantees
Schedule 2.10(a)(iv)	Travelport Removal of Guarantees
Schedule 2.10(b)	Guarantees Not Removed
Schedule 2.11	Certain Arrangements
Schedule 3.4	Borrowing Amounts and Cendant Corporate Debt
Schedule 6.4(a)(i)	Realogy and Cendant Director
Schedule 6.7	Cendant Employee Welfare Benefit Plans
Schedule 11.4(e)	Insurance Deductibles
Schedule 12.2(b)	Travelport Sale Agreement Provisions
Schedule 12.3(a)(ii)	Certain Payments
Schedule 13.5	Separation Expenses

Exhibits

v

Exhibit A	Conveyancing and Assumption Instruments

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of July 27, 2006, by and among Cendant Corporation, a Delaware corporation (“Cendant”), Realogy Corporation, a Delaware corporation (“Realogy”), Travelport Inc., a Delaware corporation (“Travelport”), and Wyndham Worldwide Corporation, a Delaware corporation (“Wyndham”). Each of Cendant, Realogy, Travelport and Wyndham is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Cendant, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Real Estate Business (as defined herein), (ii) the Travel Business (as defined herein), (iii) the Hospitality Business (as defined herein) and (iv) the Vehicle Rental Business (as defined herein);

WHEREAS, the Board of Directors of Cendant has determined that it is appropriate, desirable and in the best interests of Cendant and its stockholders to separate Cendant into four separate, publicly traded companies, one for each of (i) the Real Estate Business, which shall be owned and conducted, directly or indirectly, by Realogy, (ii) the Hospitality Business, which shall be owned and conducted, directly or indirectly, by Wyndham, (iii) the Travel Business which shall be owned and conducted, directly or indirectly, by Travelport and (iv) the Vehicle Rental Business which shall be owned and conducted, directly or indirectly, by Cendant;

WHEREAS, in order to effect such separation, the Board of Directors of Cendant has determined that it is appropriate, desirable and in the best interests of Cendant and its stockholders (i) to enter into a series of transactions whereby (A) Cendant and/or one or more members of the Cendant Group will, collectively, own all of the Vehicle Rental Assets and assume (or retain) all of the Vehicle Rental Liabilities, (B) Realogy and/or one or more members of the Realogy Group will, collectively, own all of the Real Estate Assets and assume (or retain) all of the Real Estate Liabilities, (C) Wyndham and/or one or more members of the Wyndham Group will, collectively, own all of the Hospitality Assets and assume (or retain) all of the Hospitality Liabilities and (D) Travelport and/or one or more members of the Travelport Group will, collectively, own all of the Travel Assets and assume (or retain) all of the Travel Liabilities and (ii) for Cendant to distribute to the holders of Cendant Common Stock on a pro rata basis (in each case without consideration being paid by such stockholders) (A) all of the outstanding shares of common stock, par value $0.01 per share, of Realogy (the “Realogy Common Stock”), (B) all of the outstanding shares of common stock, par value $0.01 per share, of Wyndham (the “Wyndham Common Stock”) and (C) all of the outstanding shares of common stock, par value $0.01 per share, of Travelport (the “Travelport Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”);

WHEREAS, Cendant announced that as part of the Plan of Separation, as an alternative to Cendant’s plan to distribute the Travelport Common Stock to holders of Cendant

Common Stock, Cendant also is exploring the possible sale of Travelport to a third party (whether by sale of stock, assets (direct or indirect) or merger, a “Travelport Sale”);

WHEREAS, Cendant has entered into an agreement, dated June 30, 2006, by and among Cendant, Travelport and TDS Investor LLC for the sale of Travelport (such agreement, as may be amended or modified, or any other definitive agreement to sell Travelport, the “Travelport Sale Agreement”);

WHEREAS, each of Cendant, Realogy, Wyndham and Travelport has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to allocate and assign to the applicable Party or its Subsidiaries responsibility for those Liabilities, in respect of the activities of the applicable Businesses of such entities and those Assets and Liabilities in respect of other businesses and activities of Cendant and its current and former Subsidiaries;

WHEREAS, it is the intention of the Parties that each of the contributions of Assets to, and the assumption of Liabilities by, Realogy and Wyndham together with the corresponding distribution of all of the Realogy Common Stock and the Wyndham Common Stock, respectively, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations with respect to (i) the contribution of Assets to, and Assumption of Liabilities by, Realogy together with the corresponding distribution of Realogy Common Stock and (ii) the contribution of Assets to, and Assumption of Liabilities by, Wyndham together with the corresponding distribution of Wyndham Common Stock;

WHEREAS, it is the intention of the Parties that the distribution of Travelport Common Stock (if effected) shall qualify as a distribution within the meaning of Section 355(c) of the Code;

WHEREAS, it is the intention of the Parties that each of the distribution of the Realogy Common Stock, the Wyndham Common Stock and the Travelport Common Stock (if effected) to the stockholders of Cendant will qualify as a tax-free distribution within the meaning of Section 355(a) of the Code to such stockholders;

WHEREAS, in connection with the Plan of Separation, Realogy, Wyndham and Travelport shall, subject to the terms and provisions of this Agreement, enter into separate credit facilities providing for both revolving and term loan borrowings, all or a portion of the proceeds of which shall be distributed to Cendant;

WHEREAS, with respect to any debt proceeds distributed by Realogy and Wyndham, respectively, to Cendant, such proceeds shall pursuant to the Plan of Separation be placed by Cendant in a separate bank account and used by Cendant solely to reduce and/or repay its existing indebtedness;

WHEREAS, with respect to any debt proceeds distributed by Travelport to Cendant, such proceeds shall be placed by Cendant in a separate bank account and used by Cendant solely to reduce and/or repay its existing indebtedness and certain other Liabilities (as defined herein) of Cendant;

WHEREAS, it is the intention of the Parties that the distribution of cash proceeds from such borrowings by each of Realogy and Wyndham to Cendant shall qualify as a tax-free distribution of cash pursuant to Section 361 of the Code;

WHEREAS, it is the intention of the parties that the distribution of cash proceeds from such borrowings by Travelport to Cendant shall be treated, in part, as a distribution of cash pursuant to Section 301 of the Code and applicable Treasury regulations; and

WHEREAS, each of Cendant, Realogy, Wyndham and Travelport has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Separation and each Distribution and to set forth other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

(1) “AAA” shall have the meaning set forth in Section 10.2.

(2) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(3) “Actual Separation Amount” shall have the meaning set forth in Section 3.6.

(4) “Additional Travelport Parties” shall have the meaning set forth in Section 13.10(b).

(5) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common (and in the case of Realogy and Cendant, having the same Chief Executive Officer).

(6) “Agent” shall mean Mellon Investor Services, Inc.

(7) “Agreement Disputes” shall have the meaning set forth in Section 10.1.

(8) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Tax Sharing Agreement, the Transition Services Agreement and the Collocation and Facility Services Agreement.

(9) “Annual Reports” shall have the meaning set forth in Section 5.3(d).

(10) “Applicable Realogy Percentage” shall mean fifty percent (50%); provided, that in the event of a Travelport Sale as set forth in Article XII, the Applicable Realogy Percentage shall be sixty-two and one-half percent (62.5%) for all purposes (including with retroactive application).

(11) “Applicable Travelport Percentage” shall mean twenty percent (20%); provided, that in the event of a Travelport Sale as set forth in Article XII, the Applicable Travelport Percentage shall be zero percent (0%) for all purposes (including with retroactive application).

(12) “Applicable Wyndham Percentage” shall mean thirty percent (30%); provided, that in the event of a Travelport Sale as set forth in Article XII, the Applicable Wyndham Percentage shall be thirty-seven and one-half percent (37.5%) for all purposes (including with retroactive application).

(13) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all license Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, choses in action or similar rights, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(14) “Assume” shall have the meaning set forth in Section 2.3.

(15) “Assumed Cendant Contingent Liabilities” shall mean:

(i) any of the Liabilities set forth on Schedule 1.1(15)(i);

(ii) any and all Liabilities of Cendant or any of its Subsidiaries (which Subsidiaries were Subsidiaries of Cendant immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of Cendant) to any Person other than to any member of the Cendant Group, Realogy Group, Wyndham Group, or Travelport Group, relating to, arising out of or resulting from any act or omission of, or circumstance with respect to, Cendant or any of its predecessor companies or businesses or any of its Affiliates, Subsidiaries and divisions occurring or existing on or prior to the Determination Date, in each case, if and to the extent such Liability has been incurred as of the Determination Date;

(iii) any and all Liabilities of Cendant or any of its Subsidiaries (which Subsidiaries were Subsidiaries of Cendant immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of Cendant) relating to, arising out of or resulting from a general corporate matter of Cendant incurred on or prior to the Determination Date, including any Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) claims made by or on behalf of holders of any of Cendant’s securities (including debt securities), in their capacities as such;

(B) any (x) form, report, statement, certifications or other document (including all exhibits, amendments and supplements thereto) (other than a Disclosure Document) filed by Cendant or any of its Subsidiaries with the Commission on or prior to the Determination Date, including the financial statements included therein (other than for Liabilities related to any such forms, reports, statement, certifications or other documents, in each case filed in connection with the Plan of Separation, specifically relating to the Real Estate Business, the Hospitality Business, the Travel Business or the Vehicle Rental Business, as the case may be) or (y) Disclosure Documents (other than any Excluded Disclosure Documents) of Cendant or any of its Subsidiaries to the extent such Liability is incurred on or prior to the Determination Date; provided, that Cendant Corporate Disclosures in such Excluded Disclosure Documents shall be deemed to be Assumed Cendant Contingent Liabilities; and

(C) any terminated or divested Business Entity, business or operation (including those Business Entities, businesses and operations set forth on Schedule 1.1(15)(iii)(C)) formerly owned or managed by Cendant or any of its Affiliates prior to the Determination Date, other than any Liability to the extent relating to any terminated Business Entity, business or operation formerly and primarily owned and managed by or associated with any member of the Realogy Group, the Wyndham Group, the Travelport Group, or the Cendant Group (with respect to the Vehicle Rental Business) or any of their respective Businesses, as the case may be; and, in the event of a Travelport Sale as set forth in Article XII (other than the costs and expenses incurred by Cendant in connection with a Travelport Sale which are addressed in Section 12.3(a)) Liabilities of Cendant arising out of or relating to the Travelport Sale Agreement and the transactions contemplated thereby shall be Assumed Cendant Contingent Liabilities;

(iv) any and all Liabilities of Cendant or any of its Subsidiaries (which Subsidiaries were Subsidiaries of Cendant immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of Cendant) relating to, arising out of or resulting from any Action with respect to the Plan of Separation or the Distributions (other than any Action related to any Excluded Disclosure Document) made or brought by any third party against any Party or any member of any Party’s respective Group (which, for the avoidance of doubt, excludes any Action by a Party or member of such Party’s Group, on the one hand, against another Party or member of such other Party’s Group, on the other hand);

(v) any and all Liabilities relating to, arising out of or resulting from any (x) claims for indemnification by any current or former directors, officers or employees of Cendant or any of its current or former Subsidiaries, in their capacities as such, or (y) claims for breach of fiduciary duties brought against any current or former directors, officers or employees of Cendant or any of its current or former Subsidiaries, in their capacities as such, in each case, relating to any acts, omissions or events on or prior to the Determination Date; or

(vi) any Separation Expenses to the extent provided in Section 13.5.

except, in the case of each of clauses (i) through (vi) above, for any Liability that is otherwise specified to be a Real Estate Liability, Hospitality Liability, Travel Liability or Vehicle Rental Liability, as the case may be, or otherwise specifically allocated to any Party or Parties under this Agreement or any Ancillary Agreement.

Except with respect to clause (iv) above, in the case of any Liability a portion of which had been incurred as of the Determination Date and a portion of which is incurred after the Determination Date, only that portion that had been incurred as of the Determination Date shall be considered an Assumed Cendant Contingent Liability; and with respect to the portion of such Liability that had been incurred after the Determination Date, such Liability shall be allocated in accordance with the definitions of Real Estate Liability, Hospitality Liability, Travel Liability and Vehicle Rental Liability, as the case may be, or as otherwise allocated pursuant to this Agreement or any Ancillary Agreement. For purposes of the foregoing, a Liability shall be deemed to have been incurred as of the Determination Date if and to the extent that the facts, circumstances, acts and/or omissions giving rise to such Liability shall have occurred or existed on or prior to the Determination Date. For purposes of clarification of the foregoing, the Parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Determination Date shall be deemed to be an Assumed Cendant Contingent Liability.

Notwithstanding anything to the contrary herein, Assumed Cendant Contingent Liabilities shall not include any Liabilities (i) that are related or attributable to or arising in connection with Taxes or Tax Returns and (ii) that are expressly governed by the Tax Sharing Agreement.

The term “Contingent” as used in the definition of “Assumed Cendant Contingent Liabilities” is a term of convenience only and shall not otherwise limit the type or manner of Liabilities that would otherwise be deemed within the provisions of clauses (i) through (vi) of this definition.

(16) “Audited Party” shall have the meaning set forth in Section 5.3(c).

(17) “Borrowings” shall have the meaning set forth in Section 3.4(a).

(18) “Business” shall mean the Vehicle Rental Business, the Real Estate Business, the Hospitality Business or the Travel Business, as applicable.

(19) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(20) “Business Entity” shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

(21) “Cap” shall have the meaning set forth in Section 7.2(h).

(22) “Cendant” shall have the meaning set forth in the preamble.

(23) “Cendant Common Stock” shall mean the issued and outstanding shares of CD common stock, par value $0.01 per share, of Cendant Corporation.

(24) “Cendant Contingent Asset” shall mean (i) any of the Assets set forth on Schedule 1.1(24), (ii) any and all Assets relating to, arising out of or resulting from the business or operations of Cendant or any of its predecessor companies or businesses or any of its Affiliates, Subsidiaries and divisions other than any claim or right that is specified as a Real Estate Asset,

Hospitality Asset, Travel Asset and/or Vehicle Rental Asset (or otherwise specifically allocated to any Party or Parties under this Agreement or any Ancillary Agreement) (against any Person other than any member of the Cendant Group, Realogy Group, Wyndham Group or Travelport Group), if and to the extent such claim or other right has accrued as of the Determination Date (or relates to any events or circumstances prior to the Determination Date), or if such claim or other right were known and fixed prior to the Determination Date, would have been reflected on the consolidated balance sheet of Cendant prior to the Determination Date or (iii) any Assets relating to, arising from or involving a general corporate matter of Cendant, including any Assets to the extent relating to, arising out of or resulting from any terminated or divested Business Entity (including, in the event of a Travelport Sale, any Assets relating to or arising out of the Travelport Sale Agreement and the transactions contemplated thereby (other than the cash proceeds of such sale which are addressed in Section 12.3)), business or operation formerly owned or managed by Cendant or any of its Affiliates prior to the Determination Date (other than any Asset to the extent relating to any terminated Business Entity, business or operation formerly and primarily owned and managed by or associated with any member of the Realogy Group, the Wyndham Group, the Travelport Group or the Cendant Group, as the case may be, or any of their respective Businesses), and, in each case of clauses (i), (ii) and (iii), which is not otherwise specified to be a Real Estate Asset, Hospitality Asset, Travel Asset or Vehicle Rental Asset. An Asset meeting the foregoing definition shall be considered a Cendant Contingent Asset regardless of whether there was any Action pending, threatened or contemplated as of the Determination Date with respect thereto. For purposes of the foregoing, an Asset shall be deemed to have accrued as of the Determination Date if and to the extent that the facts, circumstances, acts and/or omissions giving rise to such Asset shall have occurred or existed on or prior to the Determination Date.

Notwithstanding anything to the contrary in this definition of Cendant Contingent Assets, Cendant Contingent Assets shall not include any Assets related to or attributable to or arising in connection with Taxes or Tax Returns that are expressly governed by the Tax Sharing Agreement

The term “Contingent” as used in the definition of “Cendant Contingent Asset” is a term of convenience only and shall not otherwise limit the type or manner of Assets that would otherwise be within the provisions of clauses (i) through (iii) of this definition.

(25) “Cendant Corporate Disclosure” shall mean certain Cendant corporate level disclosures in the Excluded Disclosure Documents to the extent identified as an Assumed Cendant Contingent Liability on Schedule 1.1(25).

(26) “Cendant Deferred Compensation Plans” shall have the meaning set forth in Section 6.4(a)(i).

(27) “Cendant Deferred Units” shall have the meaning set forth in Section 6.4(a)(iii).

(28) “Cendant Employee” shall mean any individual who, immediately following the Final Separation Date, remains employed by or will be employed by Cendant or any member of the Cendant Group, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

(29) “Cendant Equity Plans” shall mean, collectively, the equity-based plans set forth on Schedule 1.1(29).

(30) “Cendant Excess” shall have the meaning set forth in Section 3.5(e).

(31) “Cendant Group” shall mean Cendant and each Person (other than any member of the Realogy Group, the Wyndham Group or the Travelport Group) that is a direct or indirect Subsidiary of Cendant immediately after the Effective Time, and each Business Entity that becomes a Subsidiary of Cendant after the Effective Time.

(32) “Cendant Indemnitees” shall mean Cendant, each member of the Cendant Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Realogy Indemnitees, the Travelport Indemnitees and the Wyndham Indemnitees.

(33) “Cendant Representative” shall have the meaning set forth in Section 7.4(a).

(34) “Cendant Retiree Medical Plan” shall have the meaning set forth in Section 6.6.

(35) “Cendant Savings Plan” shall have the meaning set forth in Section 6.5(e).

(36) “Change of Control” shall mean the occurrence of any of the following (i) the direct or indirect sale, Transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of a Party and the members of such Party’s Group taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of a Party other than (A) the consolidation with, merger into or Transfer of all or part of the properties and assets of any Subsidiary of a Party to such Party or any other Subsidiary of such Party and (B) the merger of a Party with an Affiliate solely for the purpose of reincorporating (or re-forming) the Party in another jurisdiction, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting stock of the Company, measured by voting power rather than number of shares, (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of such Party (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors or the board of directors of such Party then in office or (v) a Party consolidates with, or merges with or into, directly or indirectly, any Person, or any Person consolidates with, or merges with or into, a Party, in any such event pursuant to a transaction in which any of the outstanding voting stock of such Party or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of such Party outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(37) “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(38) “Closing Statement” shall have the meaning set forth in Section 3.5(d).

(39) “Code” shall have the meaning set forth in the preamble.

(40) “Collocation and Facility Services Agreement” shall mean the Collocation and Facility Services Agreement among Cendant, Realogy, Wyndham and Travelport Operations, Inc.

(41) “Commission” shall mean the United States Securities and Exchange Commission.

(42) “Common Arrangements” shall have the meaning set forth in Section 6.8.

(43) “Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 9.1, 9.2 or 9.3 or any other provision of this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or its Subsidiaries or (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

(44) “Confidential Business Information” shall mean all Information, data or material other than Confidential Operational Information, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business plans, (iv) general market evaluations and surveys and (v) financing and credit-related information.

(45) “Confidential Operational Information” shall mean all operational Information, data or material including (i) specifications, ideas and concepts for products and services, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) Software, (v) training materials and information and (vi) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes.

(46) “Contingent Claim Committee” shall have the meaning set forth in Section 7.4.

(47) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(47) and such other commercial arrangements among the Parties (including the Travelport Sale Agreement) that are intended to survive and continue following the applicable Relevant Time.

(48) “Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

(49) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, which shall be, as applicable, in substantially the forms attached as Exhibit A or in such other form or forms as the applicable Parties thereto agree.

(50) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(51) “Corporate Information” shall mean any Information relating to corporate services functions shared by any or all of Cendant, Realogy, Wyndham and Travelport (and/or any member of their respective Groups prior to the applicable Distribution Date, including Human Resources, Payroll, Procurement, Real Estate, Facilities, Financial Accounting Management Services (Oracle), Financial Management Processing (Hyperion), Information Technology Services, Security, Telecommunications, Accounts Payable, Treasury, Tax, Risk Management, Compliance, Legal, Public and Regulatory Affairs, Investor Relations, Corporate Communications, Internal Corporate Communications, Visual Communications, Media Services, Event Marketing, Friends & Family Websites and Corporate Tickets.

(52) “Corporate Information Repository” shall mean the archives of Corporate Information, in electronic and paper based form, as applicable.

(53) “Determination Date” shall mean the earlier of (i) 12:01 a.m., Eastern Standard Time, on the Final Separation Date or (ii) 11:59 p.m., Eastern Standard Time, on December 31, 2006.

(54) “D&O Tail Policies” shall have the meaning set forth in Section 11.2(a).

(55) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) filed with the Commission by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

(56) “Dispute Notice” shall have the meaning set forth in Section 10.1.

(57) “Distributions” shall mean, collectively, the Realogy Distribution, the Travelport Distribution and the Wyndham Distribution.

(58) “E&O Tail Policies” shall have the meaning set forth in Section 11.2(c).

(59) “Effective Time” shall mean the earlier of (i) 11:59 p.m., Eastern Standard Time on the Realogy Distribution Date (it being understood for the avoidance of doubt that, if the Realogy Distribution Date and Wyndham Distribution Date are the same date, then the Effective Time shall be 11:59 p.m., Eastern Standard Time, on such date) and (ii) the time of the closing of a Travelport Sale.

(60) “Eligible Cendant Participants” shall have the meaning set forth in Section 6.5(b).

(61) “Eligible Realogy Participants” shall have the meaning set forth in Section 6.5(a).

(62) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(63) “Excluded Disclosure Documents” shall mean those Disclosure Documents primarily relating to securities or indebtedness of (including indebtedness issued by any Person but secured exclusively by the assets of) the Real Estate Business, the Hospitality Business, the Travel Business or the Vehicle Rental Business, as applicable.

(64) “Fiduciary Tail Policies” shall have the meaning set forth in Section 11.2(b).

(65) “Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(66) “Final Separation Date” shall mean the last to occur of the Wyndham Distribution Date or the Travelport Distribution Date; provided, that in the event that Cendant makes a public announcement that its board of directors has determined that the shares of either Wyndham or Travelport shall not be distributed by Cendant to its stockholders (or that the Travelport Sale shall not occur), then the “Final Separation Date” shall be the date of the last Distribution to be made by Cendant to its stockholders (or the date of the closing of the Travelport Sale if following the last such Distribution) as contemplated by the Plan of Separation, as so amended.

(67) “Final Tax Attribute Allocation” shall have the meaning set forth in the Tax Sharing Agreement.

(68) “Final Travelport Sale Tax Attribute Amount” shall have the meaning set forth in Section 12.3(c)(i).

(69) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(70) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(71) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(72) “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(73) “Hospitality Assets” shall mean:

(i) the ownership interests in those Business Entities that are included in the definition of Wyndham Group including those Business Entities set forth on Schedule 1.1(247) in the definition of Wyndham Group;

(ii) all Hospitality Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Hospitality Asset or the Hospitality Business;

(iii) any and all Assets reflected on the Wyndham Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Wyndham or any member of the Wyndham Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article XI, any rights of any member of the Wyndham Group under any Policies, including any rights thereunder arising after the Wyndham Distribution Date in respect of any Policies that are occurrence policies;

(v) any and all Assets owned or held immediately prior to the Relevant Time by Cendant or any of its Subsidiaries (including, prior to their applicable Distribution Date, Realogy, Travelport or any of their respective Subsidiaries) primarily relating to or used in the Hospitality Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Hospitality Asset. No Asset shall be deemed a Hospitality Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Wyndham within the applicable time period(s) established by Section 2.6(d);

(vi) the Assets set forth on Schedule 1.1(73)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Wyndham or any other member of the Wyndham Group;

(vii) any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Wyndham; provided, that personal computers shall be Transferred to the Party who, following the Relevant Time, employs the applicable employee who, prior to the Relevant Time, used such personal computer; and

(viii) the Applicable Wyndham Percentage of any Cendant Contingent Asset.

Notwithstanding the foregoing, the Hospitality Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Cendant Group, Realogy Group or Travelport Group, as the case may be.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Hospitality Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (i) shall take priority over clause (iii) of this Section 1.1(73) and over clause (iii) of Section 1.1(127) in the definition of Real Estate Assets, Section 1.1(193) in the definition of Travel Assets and Section 1.1(228) in the definition of Vehicle Rental Assets.

(74) “Hospitality Business” shall mean (i) the business and operations of the Hospitality Services and Timeshare Resorts segments of Cendant as each is described in Cendant’s Form 10-K for the fiscal year ended December 31, 2005, (ii) any other business conducted primarily through the use of the Hospitality Assets prior to the Relevant Time and (iii)

the businesses and operations of Business Entities acquired or established by or for Wyndham or any of its Subsidiaries after the date of this Agreement.

(75) “Hospitality Contracts” shall mean the following Contracts to which Cendant or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Cendant Group, the Realogy Group or the Travelport Group to Wyndham or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Cendant Group, the Realogy Group or the Travelport Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Wyndham Group;

(ii) any Contract that relates primarily to the Hospitality Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Wyndham Balance Sheet;

(iv) any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Wyndham Group; and

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Wyndham Group.

(76) “Hospitality Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(76)(i) hereto) as Liabilities to be Assumed by any member of the Wyndham Group, and all obligations and Liabilities expressly Assumed by any member of the Wyndham Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the Hospitality Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Hospitality Business);

(b) the operation or conduct of any business conducted by any member of the Wyndham Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Hospitality Business); or

(c) any Hospitality Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly and primarily owned or managed by or associated with Wyndham or any Hospitality Business;

(iv) any Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from Disclosure Documents (including the Wyndham Form 10 and Wyndham Information Statement, but excluding the Cendant Corporate Disclosures) to the extent such Disclosure Documents primarily relate to members of the Wyndham Group and/or the Hospitality Business, including any Liabilities arising from or based upon misstatements in or omissions from such Disclosure Documents;

(v) the Applicable Wyndham Percentage of any Assumed Cendant Contingent Liability;

(vi) any Liabilities (including Liabilities relating to, arising out of or resulting from any indemnification claims) relating to (a) any Wyndham Employee and (b) any former employee of Cendant that primarily provided services for the Hospitality Business (other than a Realogy Employee, Travelport Employee or Cendant Employee) in respect of the period prior to, on or after the Effective Time;

(vii) any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Wyndham Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Hospitality Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Hospitality Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(viii) twenty-five percent (25%) of any Specified Shared Expense; provided, that in the event of a Travelport Sale as set forth in Article XII, this clause (viii) shall automatically be amended such that Hospitality Liabilities include for all purposes (including with retroactive effect)

thirty-three and one-third percent (33.3%) of any Specified Shared Expense; and

(ix) all Liabilities reflected as liabilities or obligations on the Wyndham Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Wyndham Balance Sheet.

Notwithstanding anything to the contrary herein, the Hospitality Liabilities shall not include:

(x)	any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Cendant Group, the Realogy Group or the Travelport Group or for which any such Party is liable pursuant to this Agreement or such Ancillary Agreement; and

(y)	any Contracts expressly Assumed by any member of the Cendant Group, the Realogy Group or the Travelport Group under this Agreement or any of the Ancillary Agreements.

(77) “Hospitality Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Cendant or any Subsidiary of Cendant, which relate exclusively to the Hospitality Business and which Policies are either maintained by Wyndham or a member of the Wyndham Group or assignable to Wyndham or a member of the Wyndham Group.

(78) “Hospitality Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Cendant or any Subsidiary of Cendant which relate to the Hospitality Business, other than Hospitality Policies.

(79) “Income Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

(80) “Incremental Costs” shall have the meaning set forth in Section 7.2(h).

(81) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party) and excluding Taxes. In addition, “Indemnifiable Losses” shall not include any non-cash costs or charges (e.g., amounts charged in respect of LTIPs), except to the extent such non-cash costs or charges result in a cash payment by the applicable Indemnitee.

(82) “Indemnifying Party” shall have the meaning set forth in Section 8.6(b).

(83) “Indemnitee” shall have the meaning set forth in Section 8.6(b).

(84) “Indemnity Payment” shall have the meaning set forth in Section 8.10(a).

(85) “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

(86) “Insurance Administration” shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

(87) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(88) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

(89) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models and methodologies, (viii) rights of privacy and rights to personal information, (ix) telephone numbers and Internet protocol addresses, (x) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing and (xii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(90) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(91) “Legacy Liabilities” shall have the meaning set forth in Section 3.4(a).

(92) “Liabilities” shall mean any and all debts, liabilities, costs, expenses and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(93) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(94) “Managing Party” shall have the meaning set forth in Section 7.2(a).

(95) “New York Courts” shall have the meaning set forth in Section 13.19.

(96) “Non-Monetary Impairment” shall have the meaning set forth in Section 7.4(c)(iii).

(97) “NYSE” shall mean the New York Stock Exchange.

(98) “Opening Realogy Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(99) “Opening Travelport Stock Price” shall have the meaning set forth in Section 6.1(c)(ii).

(100) “Opening Wyndham Stock Price” shall have the meaning set forth in Section 6.1(b)(ii).

(101) “Option” (i) when immediately preceded by “Cendant,” shall mean an option to purchase shares of Cendant Common Stock granted pursuant to one of the Cendant Equity Plans; (ii) when immediately preceded by “Realogy,” shall mean an option to purchase shares of Realogy Common Stock as of the Realogy Distribution, which Option shall be granted pursuant to the 2006 Realogy Equity and Incentive Plan (as hereinafter defined) as part of the adjustment to Cendant Options in connection with the Realogy Distribution; (iii) when immediately preceded by “Wyndham,” shall mean an option to purchase shares of Wyndham Common Stock as of the Wyndham Distribution, which Option shall be granted pursuant to the 2006 Hospitality Equity and Incentive Plan (as hereinafter defined) as part of the adjustment to Cendant Options in connection with the Wyndham Distribution; or (iv) when immediately preceded by “Travelport,” shall mean an option to purchase shares of Travelport Common Stock as of the Travelport Distribution, which Option shall be granted pursuant to the 2006 Travel Equity and Incentive Plan (as hereinafter defined) as part of the adjustment to Cendant Options in connection with the Travelport Distribution.

(102) “Option Accelerated Vesting Date” shall have the meaning set forth in Section 6.1(a)(iv).

(103) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.3(c).

(104) “Other Party” shall have the meaning set forth in Section 2.9(a).

(105) “Other Party Marks” shall have the meaning set forth in Section 5.2(a).

(106) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(107) “Plan of Separation” shall have the meaning set forth in the preamble.

(108) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(109) “Post-Realogy Cendant Option” shall have the meaning set forth in Section 6.1(a)(i).

(110) “Post-Realogy Cendant Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(111) “Post-Simultaneous Cendant Stock Price” shall have the meaning set forth in Section 6.1(d)(i).

(112) “Post-Simultaneous Opening Realogy Stock Price” shall have the meaning set forth in Section 6.1(d)(i).

(113) “Post-Simultaneous Opening Wyndham Stock Price” shall have the meaning set forth in Section 6.1(d)(i).

(114) “Post-Travelport Cendant Option” shall have the meaning set forth in Section 6.1(c)(i).

(115) “Post-Travelport Cendant Stock Price” shall have the meaning set forth in Section 6.1(c)(ii).

(116) “Post-Wyndham Cendant Option” shall have the meaning set forth in Section 6.1(b)(i).

(117) “Post-Wyndham Cendant Stock Price” shall have the meaning set forth in Section 6.1(b)(ii).

(118) “Preliminary Statement” shall have the meaning set forth in Section 3.5(c).

(119) “Pre-Realogy Cendant Option Price” shall have the meaning set forth in Section 6.1(a)(ii).

(120) “Pre-Simultaneous Cendant Option Price” shall have the meaning set forth in Section 6.1(d)(i).

(121) “Pre-Travelport Cendant Option Price” shall have the meaning set forth in Section 6.1(c)(ii).

(122) “Pre-Wyndham Cendant Option Price” shall have the meaning set forth in Section 6.1(b)(ii).

(123) “Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(124) “Priority Excess” shall have the meaning set forth in Section 3.5(a)(iv).

(125) “Proposal” shall have the meaning set forth in Section 7.2(e).

(126) “Proposing Party” shall have the meaning set forth in Section 7.8.

(127) “Real Estate Assets” shall mean:

(i) the ownership interests in those Business Entities that are included in the definition of Realogy Group including those Business Entities set forth on Schedule 1.1(148) in the definition of Realogy Group;

(ii) all Real Estate Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Real Estate Asset or the Real Estate Business;

(iii) any and all Assets reflected on the Realogy Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Realogy or any member of the Realogy Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article XI, any rights of any member of the Realogy Group under any Policies, including any rights thereunder arising after the Distribution Date in respect of any Policies that are occurrence policies;

(v) any and all Assets owned or held immediately prior to the Relevant Time by Cendant or any of its Subsidiaries (including, prior to their applicable Distribution Date, Travelport, Wyndham or any of their respective Subsidiaries) primarily relating to or used in the Real Estate Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Real Estate Asset. No Asset shall be deemed a Real Estate Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Realogy within the applicable time period(s) established by Section 2.6(d);

(vi) the Assets set forth on Schedule 1.1(127)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Realogy or any other member of the Realogy Group;

(vii) any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Realogy; provided, that personal computers shall be Transferred to the Party who, following the Relevant Time, employs the applicable employee who, prior to the Relevant Time, used such personal computer; and

(viii) the Applicable Realogy Percentage of any Cendant Contingent Asset.

Notwithstanding the foregoing, the Real Estate Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Cendant Group, the Wyndham Group or the Travelport Group, as the case may be.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Real Estate Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (i) shall take priority over clause (iii) of this Section 1.1(127) and over clause (iii) of Section 1.1(73) in the definition of Hospitality Assets, Section 1.1(193) in the definition of Travel Assets and Section 1.1(228) in the definition of Vehicle Rental Assets.

(128) “Real Estate Business” shall mean (i) the business and operations of the Real Estate Services segment of Cendant as described in Cendant’s Form 10-K for the fiscal year ended December 31, 2005, (ii) any other business conducted primarily through the use of the Real Estate Assets prior to the Relevant Time and (iii) the businesses and operations of Business

Entities acquired or established by or for Realogy or any of its Subsidiaries after the date of this Agreement.

(129) “Real Estate Contracts” shall mean the following Contracts to which Cendant or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Cendant Group, the Wyndham Group or the Travelport Group to Realogy or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Cendant Group, the Wyndham Group or the Travelport Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Realogy Group;

(ii) any Contract that relates primarily to the Real Estate Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Realogy Balance Sheet;

(iv) any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Realogy Group; and

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Realogy Group.

(130) “Real Estate Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(130)(i) hereto) as Liabilities to be Assumed by any member of the Realogy Group, and all obligations and Liabilities expressly Assumed by any member of the Realogy Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the Real Estate Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Real Estate Business);

(b) the operation or conduct of any business conducted by any member of the Realogy Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Real Estate Business); or

(c) any Real Estate Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly and primarily owned or managed by or associated with Realogy or any Real Estate Business;

(iv) any Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from Disclosure Documents (including the Realogy Form 10 and Realogy Information Statement, but excluding the Cendant Corporate Disclosures) to the extent such Disclosure Documents primarily relate to members of the Realogy Group and/or the Real Estate Business, including any Liabilities arising from or based upon misstatements in or omissions from such Disclosure Documents;

(v) the Applicable Realogy Percentage of any Assumed Cendant Contingent Liability;

(vi) any Liabilities (including Liabilities relating to, arising out of or resulting from any indemnification claims) relating to (a) any Realogy Employee and (b) any former employee of Cendant that primarily provided services for the Real Estate Business (other than a Wyndham Employee, Travelport Employee or Cendant Employee) in respect of the period prior to, on or after the Effective Time;

(vii) any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Realogy Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Real Estate Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Real Estate Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(viii) twenty-five percent (25%) of any Specified Shared Expense; provided, that in the event of a Travelport Sale as set forth in Article XII, this clause (viii) shall automatically be amended such that Real Estate Liabilities include for all purposes (including with retroactive effect)

thirty-three and one-third percent (33.3%) of any Specified Shared Expense; and

(ix) all Liabilities reflected as liabilities or obligations on the Realogy Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Realogy Balance Sheet.

Notwithstanding anything to the contrary herein, the Real Estate Liabilities shall not include:

(x)	any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Cendant Group, the Travelport Group or the Wyndham Group or for which any such Party is liable pursuant to this Agreement or such Ancillary Agreement; and

(y)	any Contracts expressly Assumed by any member of the Cendant Group, the Wyndham Group or the Travelport Group under this Agreement or any of the Ancillary Agreements.

(131) “Real Estate Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Cendant or any Subsidiary of Cendant, which relate exclusively to the Real Estate Business and which Policies are either maintained by Realogy or a member of the Realogy Group or assignable to Realogy or a member of the Realogy Group.

(132) “Real Estate Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Cendant or any Subsidiary of Cendant which relate to the Real Estate Business, other than Real Estate Policies.

(133) “Realogy” shall have the meaning set forth in the preamble.

(134) “Realogy Balance Sheet” shall mean the combined balance sheet of the Realogy Group, including the notes thereto, as of March 31, 2006, as filed with the Realogy Form 10.

(135) “Realogy Borrowing Amount” shall have the meaning set forth in Section 3.4(a)(i).

(136) “Realogy Common Stock” shall have the meaning set forth in the recitals hereto.

(137) “Realogy Credit Facilities” shall mean the credit facilities and related contracts to be entered into by one or more members of the Realogy Group on or prior to the Realogy Distribution Date in connection with the Plan of Separation.

(138) “Realogy Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.4(a)(i).

(139) “Realogy Deferred Compensation Plans” shall have the meaning set forth in Section 6.4(a)(i).

(140) “Realogy Deferred Units” shall have the meaning set forth in Section 6.4(a)(iii).

(141) “Realogy Directors” shall have the meaning set forth in Section 6.4(a)(i).

(142) “Realogy Distribution” shall mean the distribution on the Realogy Distribution Date to holders of record of shares of Cendant Common Stock as of the Realogy Distribution Record Date of the Realogy Common Stock owned by Cendant on the basis of one share of Realogy Common Stock for every four outstanding shares of Cendant Common Stock.

(143) “Realogy Distribution Date” shall mean the date on which Cendant distributes all of the issued and outstanding shares of Realogy Common Stock to the holders of Cendant Common Stock.

(144) “Realogy Distribution Record Date” shall mean such date as may be determined by Cendant’s Board of Directors as the record date for the Realogy Distribution.

(145) “Realogy Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, immediately following the Realogy Distribution Date, is employed by or will be employed by Realogy or any member of the Realogy Group. Realogy Employee shall also include employees who, as of the Realogy Distribution Date, are receiving short-term disability benefits but who present themselves for active employment on or within 180 days from the commencement of such short-term disability benefits. Realogy Employee shall not include employees receiving long-term disability benefits as of the Realogy Distribution Date or employees receiving short-term disability benefits as of the Realogy Distribution Date who, following such short-term disability benefit, do not present themselves for active employment on or within 180 days from the commencement of such short-term disability benefits.

(146) “Realogy ESPP” shall have the meaning set forth in Section 6.3.

(147) “Realogy Form 10” shall mean the registration statement on Form 10 filed by Realogy with the Commission in connection with the Realogy Distribution.

(148) “Realogy Group” shall mean Realogy and each Person (other than any member of the Wyndham Group, the Cendant Group or the Travelport Group) that is a direct or indirect Subsidiary of Realogy immediately after the Effective Time, and each Person that becomes a Subsidiary of Realogy after the Effective Time, which shall include those entities identified as such on Schedule 1.1(148).

(149) “Realogy Indemnitees” shall mean each member of the Realogy Group and each of their Affiliates and each member of the Realogy Group’s and their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(150) “Realogy Information Statement” shall mean the Information Statement attached as an exhibit to the Realogy Form 10 sent to the holders of shares of Cendant Common Stock in connection with the Realogy Distribution, including any amendment or supplement thereto.

(151) “Realogy Pension Plan” shall have the meaning set forth in Section 6.5(a).

(152) “Realogy Ratio” shall have the meaning set forth in Section 6.1(a)(ii).

(153) “Realogy Representative” shall have the meaning set forth in Section 7.4(a).

(154) “Realogy Retiree Medical Plan” shall have the meaning set forth in Section 6.6.

(155) “Realogy Savings Plan” shall have the meaning set forth in Section 6.5(e).

(156) “Records” shall mean any Contracts, documents, books, records or files.

(157) “Relevant Time” shall mean, as between any two Parties, 12:01 a.m., Eastern Standard Time on the date of the earlier Distribution Date to occur of either such Party; provided, that as between (i) Cendant and Realogy, such date shall be the Realogy Distribution Date, (ii) Cendant and Wyndham, such date shall be the Wyndham Distribution Date and (iii) Cendant and Travelport, such date shall be the Travelport Distribution Date.

(158) “Remaining Notes Amount” shall have the meaning set forth in Section 3.4(c).

(159) “Required Payment Amount” shall have the meaning set forth in Section 3.4(a).

(160) “Requisite Approval” shall have the meaning set forth in Section 7.4(c)(iii).

(161) “Restricted Person” shall have the meaning set forth in Section 5.1(a).

(162) “Restricted Stock Unit” (a) when immediately preceded by “Cendant,” shall mean a unit granted by Cendant pursuant to one of the Cendant Equity Plans representing a general unsecured promise by Cendant to deliver a share of Cendant Common Stock; (b) when immediately preceded by “Realogy” shall mean a unit granted by Realogy representing a general unsecured promise by Realogy to deliver a share of Realogy Common Stock, which unit is granted pursuant to the 2006 Realogy Equity and Incentive Plan as part of the adjustment to Cendant Restricted Stock Units in connection with the Realogy Distribution; (c) when immediately preceded by “Wyndham” shall mean a unit granted by Wyndham representing a general unsecured promise by Wyndham to deliver a share of Wyndham Common Stock, which unit is granted pursuant to the 2006 Hospitality Equity and Incentive Plan as part of the adjustment to Cendant Restricted Stock Units in connection with the Wyndham Distribution; and (d) when immediately preceded by “Travelport,” shall mean a unit granted by Travelport representing a general unsecured promise by Travelport to deliver a share of Travelport Common

Stock, which unit is granted pursuant to the 2006 Travel Equity and Incentive Plan as part of the adjustment to Cendant Restricted Stock Units in connection with the Travelport Distribution.

(163) “RSU Accelerated Vesting Date” shall have the meaning set forth in Section 6.2(a)(ii).

(164) “Rules” shall have the meaning set forth in Section 10.2.

(165) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(166) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(167) “Separation Account” shall have the meaning set forth in Section 5.6.

(168) “Separation Expenses” shall have the meaning set forth in Section 13.5.

(169) “Separation Fund Amount” shall have the meaning set forth in Section 5.6.

(170) “Settling Party” shall have the meaning set forth in Section 7.2(h).

(171) “Shared Contract” shall have the meaning set forth in Section 2.2(c)(i).

(172) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Cendant or any of its Subsidiaries which relate to one or more of the Vehicle Rental Business, the Real Estate Business, the Hospitality Business or the Travel Business.

(173) “Simultaneous Distributions” shall have the meaning set forth in Section 6.1(d).

(174) “Simultaneous Realogy Ratio” shall have the meaning set forth in Section 6.1(d)(iv).

(175) “Simultaneous Wyndham Ratio” shall have the meaning set forth in Section 6.1(d)(iv).

(176) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(177) “Specified Contingent Governmental Action” shall have the meaning set forth in Section 7.2(d).

(178) “Specified Shared Expenses” shall mean any costs and expenses relating to the items or categories set forth on Schedule 1.1(178) and shall be shared equally among Realogy, Wyndham, Travelport and Cendant, except in the event of a Travelport Sale in which case such costs and expenses shall be shared equally among Realogy, Wyndham and Cendant.

(179) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(180) “Sweepable Cash” shall have the meaning set forth in Section 3.6.

(181) “Target Realogy Amount” shall have the meaning set forth in Section 3.6.

(182) “Target Wyndham Amount” shall have the meaning set forth in Section 3.6.

(183) “Tax” shall have the meaning set forth in the Tax Sharing Agreement.

(184) “Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Sharing Agreement.

(185) “Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

(186) “Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Cendant, Realogy, Wyndham and Travelport.

(187) “Terminated Provisions” shall have the meaning set forth in Section 12.4(a).

(188) “Third Party Claim” shall have the meaning set forth in Section 8.6(b).

(189) “Third Party Proceeds” shall have the meaning set forth in Section 8.10(a).

(190) “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(191) “Transition Services Agreement” shall mean the Transition Services Agreement among Cendant, Realogy, Wyndham and Travelport.

(192) “Transfer” shall have the meaning set forth in Section 2.2(a)(i).

(193) “Travel Assets” shall mean:

(i) the ownership interests in those Business Entities that are included in the definition of Travelport Group including those Business Entities set forth on Schedule 1.1(214) in the definition of Travelport Group;

(ii) all Travel Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Travel Asset or the Travel Business;

(iii) any and all Assets reflected on the Travelport Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Travelport or any member of the Travelport Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article XI, any rights of any member of the Travelport Group under any Policies, including any rights thereunder arising after the Travelport Distribution Date in respect of any Policies that are occurrence policies;

(v) any and all Assets owned or held immediately prior to the Relevant Time by Cendant or any of its Subsidiaries (including, prior to their applicable Distribution Date, Realogy, Wyndham or any of their respective Subsidiaries) primarily relating to or used in the Travel Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Travel Asset. No Asset shall be deemed a Travel Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Travelport within the applicable time period(s) established by Section 2.6(d);

(vi) the Assets set forth on Schedule 1.1(193)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Travelport or any other member of the Travelport Group;

(vii) any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Travelport; provided, that personal computers shall be Transferred to the Party who, following the Relevant Time, employs the applicable employee who, prior to the Relevant Time, used such personal computer; and

(viii) the Applicable Travelport Percentage of any Cendant Contingent Asset.

Notwithstanding the foregoing, the Travel Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Cendant Group, Realogy Group or the Wyndham Group, as the case may be.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Travel Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (i) shall take priority over clause (iii) of this Section 1.1(193) and over clause (iii) of Section 1.1(73) in the definition of Hospitality Assets, Section 1.1(127) in the definition of Real Estate Assets and Section 1.1(228) in the definition of Vehicle Rental Assets.

(194) “Travel Business” shall mean (i) the business and operations of the Travel Distribution Services segment of Cendant as described in Cendant’s Form 10-K for the fiscal year ended December 31, 2005, (ii) any other business conducted primarily through the use of the Travel Assets prior to the Relevant Time and (iii) the businesses and operations of Business Entities acquired or established by or for Travelport or any of its Subsidiaries after the date of this Agreement.

(195) “Travel Contracts” shall mean the following Contracts to which Cendant or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Cendant Group, the Realogy Group or the Wyndham Group to Travelport or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Cendant Group, the Realogy Group or the Wyndham Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Travelport Group;

(ii) any Contract that relates primarily to the Travel Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Travelport Balance Sheet;

(iv) any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Travelport Group; and

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Travelport Group.

(196) “Travel Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(196)(i) hereto) as Liabilities to be Assumed by any member of the Travelport Group, and all obligations and Liabilities expressly Assumed by any member of the Travelport Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the Travel Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Travel Business);

(b) the operation or conduct of any business conducted by any member of the Travelport Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Travel Business); or

(c) any Travel Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly and primarily owned or managed by or associated with Travelport or any Travel Business;

(iv) any Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from Disclosure Documents (including the Travelport Form 10 and Travelport Information Statement, but excluding the Cendant Corporate Disclosures) to the extent such Disclosure Documents primarily relate to members of the Travelport Group and/or the Travel Business, including any Liabilities arising from or based upon misstatements in or omissions from such Disclosure Documents;

(v) the Applicable Travelport Percentage of any Assumed Cendant Contingent Liability;

(vi) any Liabilities (including Liabilities relating to, arising out of or resulting from any indemnification claims) relating to (a) any Travelport Employee and (b) any former employee of Cendant that primarily provided services for the Travel Business (other than a Realogy Employee,

Wyndham Employee or Cendant Employee) in respect of the period prior to, on or after the Effective Time; provided, that, in the event of a Travelport Sale only, any Liabilities relating to or arising out of any act or omission of any Travelport Employee or former employee of Cendant identified on Schedule 1.1(196)(vi) solely in connection with, or arising out of, any such employee providing general corporate services provided for Cendant or any of its Subsidiaries (other than for the Travel Business) prior to the Travelport Distribution Date, shall be Assumed Cendant Contingent Liabilities;

(vii) any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Travelport Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Travel Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Travel Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(viii) twenty-five percent (25%) of any Specified Shared Expense; provided, that in the event of a Travelport Sale as set forth in Article XII, this clause (viii) shall be automatically amended to delete this clause (viii) (such that it would be replaced with “[Intentionally Omitted]”) such that Travelport Liabilities shall not include any portion of Specified Shared Expenses (including with retroactive effect); and

(ix) all Liabilities reflected as liabilities or obligations on the Travelport Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Travelport Balance Sheet.

Notwithstanding anything to the contrary herein, the Travel Liabilities shall not include:

(x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Cendant Group, the Realogy Group or the Wyndham Group or for which any such Party is liable pursuant to this Agreement or such Ancillary Agreement; and

(y) any Contracts expressly Assumed by any member of the Cendant Group, the Realogy Group or the Wyndham Group under this Agreement or any of the Ancillary Agreements.

(197) “Travel Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Cendant or any Subsidiary of Cendant, which relate exclusively to the Travel Business and which Policies are either maintained by Travelport or a member of the Travelport Group or assignable to Travelport or a member of the Travelport Group.

(198) “Travelport” shall have the meaning set forth in the preamble.

(199) “Travelport Balance Sheet” shall mean the combined balance sheet of the Travelport Group, including the notes thereto, as of March 31, 2006, as set forth on Schedule 1.1(199); provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to Travelport or any member of the Travelport Group or vice versa in connection with the Plan of Separation and prior to the Travelport Distribution Date, such assets and/or liabilities shall be deemed to be included or excluded from the Travelport Balance Sheet, as the case may be.

(200) “Travelport Borrowing Amount” shall have the meaning set forth in Section 3.4(a)(iii).

(201) “Travelport Cash” shall have the meaning set forth in Section 12.5.

(202) “Travelport Common Stock” shall have the meaning set forth in the recitals hereto.

(203) “Travelport Credit Facility” shall mean the credit facility and related contracts to be entered into by one or more members of the Travelport Group on or prior to the Travelport Distribution Date in connection with the Plan of Separation.

(204) “Travelport Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.4(c)(i).

(205) “Travelport Deferred Compensation Plans” shall have the meaning set forth in Section 6.4(c)(i).

(206) “Travelport Deferred Units” shall have the meaning set forth in Section 6.4(c)(iii).

(207) “Travelport Directors” shall have the meaning set forth in Section 6.4(c)(i).

(208) “Travelport Distribution” shall mean the distribution on the Travelport Distribution Date to holders of record of shares of Cendant Common Stock as of the Travelport Distribution Record Date of the Travelport Common Stock owned by Cendant on the basis of one share of Travelport Common Stock for a number of outstanding shares of Cendant Common Stock to be determined prior to such Distribution.

(209) “Travelport Distribution Date” shall mean the earlier to occur of (i) the date on which Cendant distributes all of the issued and outstanding shares of Travelport Common Stock to the holders of Cendant Common Stock or (ii) the date of the closing of a Travelport Sale.

(210) “Travelport Distribution Record Date” shall mean such date as may be determined by Cendant’s Board of Directors as the record date for the Travelport Distribution.

(211) “Travelport Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, immediately following the Travelport Distribution Date, is employed by or will be employed by Travelport or any member of the Travelport Group. Travelport Employee shall also include employees who, as of the Travelport Distribution Date, are receiving short-term disability benefits but who present themselves for active employment on or within 180 days from the commencement of such short-term disability benefits. Travelport Employee shall not include employees receiving long-term disability benefits as of the Travelport Distribution Date or employees receiving short-term disability benefits as of the Travelport Distribution Date who, following such short-term disability benefit, do not present themselves for active employment on or within 180 days from the commencement of such short-term disability benefits.

(212) “Travelport ESPP” shall have the meaning set forth in Section 6.3.

(213) “Travelport Form 10” shall mean the registration statement on Form 10 filed by Travelport with the Commission in connection with the Travelport Distribution.

(214) “Travelport Group” shall mean Travelport and each Person (other than any member of the Realogy Group, the Cendant Group or the Wyndham Group) that is a direct or indirect Subsidiary of Travelport immediately after the Effective Time, and each Person that becomes a Subsidiary of Travelport after the Effective Time, which shall include those entities identified as such on Schedule 1.1(214).

(215) “Travelport Indemnitees” shall mean each member of the Travelport Group and each of their Affiliates and each member of the Travelport Group’s and their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(216) “Travelport Information Statement” shall mean the Information Statement attached as an exhibit to the Travelport Form 10 sent to the holders of shares of Cendant Common Stock in connection with the Travelport Distribution, including any amendment or supplement thereto.

(217) “Travel Ratio” shall have the meaning set forth in Section 6.1(c)(ii).

(218) “Travelport Representative” shall have the meaning set forth in Section 7.4(a).

(219) “Travelport Sale” shall have the meaning set forth in the preamble.

(220) “Travelport Sale Agreement” shall have the meaning set forth in the preamble.

(221) “Travelport Sale Expenses” shall have the meaning set forth in Section 12.3(a)(ii).

(222) “Travelport Sale Income Tax Amount” shall have the meaning set forth in Section 12.3(a)(iii).

(223) “Travelport Sale Proceeds” shall have the meaning set forth in Section 12.3(a).

(224) “Travelport Sale Tax Attribute Amount” shall have the meaning set forth in Section 12.3(a)(iv).

(225) “Travelport Savings Plan” shall have the meaning set forth in Section 6.5(g).

(226) “Travel Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Cendant or any Subsidiary of Cendant which relate to the Travel Business, other than Travel Policies.

(227) “Updated Statement” shall have the meaning set forth in Section 3.5(d).

(228) “Vehicle Rental Assets” shall mean:

(i) the ownership interests in those Business Entities that are included in the definition of Cendant Group;

(ii) all Vehicle Rental Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Vehicle Rental Asset or the Vehicle Rental Business;

(iii) any and all Assets reflected on the Vehicle Rental Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Cendant or any member of the Cendant Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article XI, any rights of any member of the Cendant Group under any Policies, including any rights thereunder;

(v) any and all Assets owned or held immediately prior to the applicable Relevant Time by Cendant or any of its Subsidiaries (including, prior to their applicable Distribution Date, Realogy, Travelport or any of their respective Subsidiaries) primarily relating to or used in the Vehicle Rental Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Vehicle Rental Asset. No Asset shall be deemed a Vehicle Rental Asset solely as a result of this clause (v) unless a claim with respect thereto is made by Cendant within the applicable time period(s) established by Section 2.6(d);

(vi) the Assets set forth on Schedule 1.1(228)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Cendant or any other member of the Cendant Group; and

(vii) any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Cendant; provided, that personal computers shall be Transferred to the Party who, following the Relevant Time, employs the applicable employee who, prior to the Relevant Time, used such personal computer.

Notwithstanding the foregoing, the Vehicle Rental Assets shall not include:

(x)	any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Realogy Group, Wyndham Group or Travelport Group, as the case may be; or

(y)	the Assets set forth or described on Schedule 1.1(24) (in the definition of Cendant Contingent Assets).

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Vehicle Rental Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (i) shall take priority over clause (iii) of this Section 1.1(228) and over clause (iii) of Section 1.1(73) in the definition of Hospitality Assets Section 1.1(127) in the definition of Real Estate Assets and Section 1.1(193) in the definition of Travel Assets.

(229) “Vehicle Rental Balance Sheet” shall mean the combined balance sheet of the Cendant Group prepared to give effect to the transactions contemplated hereby, including the notes thereto, as of March 31, 2006, as set forth on Schedule 1.1(229); provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to Cendant or any member of the Cendant Group or vice versa in connection with the Plan of Separation and prior to the Final Separation Date, such assets and/or liabilities shall be deemed to be included or excluded from the Vehicle Rental Balance Sheet, as the case may be.

(230) “Vehicle Rental Business” shall mean (i) the business and operations of the Vehicle Rental segment of Cendant as described in Cendant’s Form 10-K for the fiscal year ended December 31, 2005, (ii) any other business conducted primarily through the use of the Vehicle Rental Assets prior to the Relevant Time and (iii) the businesses and operations of Business Entities acquired or established by or for Cendant or any of its Subsidiaries in connection with the operation of the vehicle rental business after the date of this Agreement.

(231) “Vehicle Rental Contracts” shall mean the following Contracts to which Cendant or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Realogy Group, the Wyndham Group or the Travelport Group to Cendant or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Realogy Group, the Wyndham Group or the Travelport Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Cendant Group;

(ii) any Contract that relates primarily to the Vehicle Rental Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Vehicle Rental Balance Sheet;

(iv) any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Cendant Group; and

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Cendant Group.

(232) “Vehicle Rental Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(232)(i) hereto) as Liabilities to be Assumed by any member of the Cendant Group, and all obligations and Liabilities expressly Assumed by any member of the Cendant Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the Vehicle Rental Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Vehicle Rental Business);

(b) the operation or conduct of any business conducted by any member of the Cendant Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative

(whether or not such act or failure to act is or was within such Person’s authority) with respect to the Vehicle Rental Business); or

(c) any Vehicle Rental Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly and primarily owned or managed by or associated with any member of the Cendant Group as it relates to the vehicle rental business or any Vehicle Rental Business;

(iv) any Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from Disclosure Documents (excluding the Cendant Corporate Disclosures) to the extent such Disclosure Documents primarily relate to members of the Cendant Group and/or the Vehicle Rental Business, including any Liabilities arising from or based upon misstatements in or omissions from such Disclosure Documents;

(v) any and all Liabilities relating to, arising out of or resulting from any Form 8-K or similar form, report, statement, certifications or other documents (including all exhibits, amendments and supplements thereto) filed with the Commission in connection with the Plan of Separation to the extent exclusively relating to the Vehicle Rental Business;

(vi) any Liabilities (including Liabilities relating to, arising out of or resulting from any indemnification claims) relating to (a) any Cendant Employee and (b) any former employee of Cendant that primarily provided services for the Vehicle Rental Business (other than a Realogy Employee, Travelport Employee or Wyndham Employee) in respect of the period prior to, on or after the Effective Time;

(vii) any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Cendant Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Vehicle Rental Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Vehicle Rental Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(viii) twenty-five percent (25%) of any Specified Shared Expense; provided, that in the event of a Travelport Sale as set forth in Article XII, this clause (viii) shall automatically be amended such that Vehicle Rental Liabilities include for all purposes (including with retroactive effect)

thirty-three and one-third percent (33.3%) of any Specified Shared Expense; and

(ix) all Liabilities reflected as Liabilities or obligations on the Vehicle Rental Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Vehicle Rental Balance Sheet.

Notwithstanding anything to the contrary herein, the Vehicle Rental Liabilities shall not include:

(x)	any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Realogy Group, the Wyndham Group or the Travelport Group or for which any such Party is liable pursuant to this Agreement or such Ancillary Agreement; and

(y)	any Contracts expressly Assumed by any member of the Realogy Group, the Wyndham Group or the Travelport Group under this Agreement or any of the Ancillary Agreements.

For the sake of clarity, no Liability shall be a Vehicle Rental Liability solely as a result of Cendant being named as party to or in any Action due to Cendant’s status as the remaining and legacy Business Entity, or as a result of its status as the direct or indirect stockholder of any Business Entity (unless such entity is a member of the Cendant Group and such Liability primarily relates to the Vehicle Rental Business or otherwise fits within one of the categories of Vehicle Rental Liabilities in clauses (i) through (ix) above).

(233) “Wyndham” shall have the meaning set forth in the preamble.

(234) “Wyndham Balance Sheet” shall mean the combined balance sheet of the Wyndham Group, including the notes thereto, as of March 31, 2006, as filed with the Wyndham Form 10.

(235) “Wyndham Borrowing Amount” shall have the meaning set forth in Section 3.4(a)(ii).

(236) “Wyndham Common Stock” shall have the meaning set forth in the recitals hereto.

(237) “Wyndham Credit Facilities” shall mean the credit facilities and related contracts to be entered into by one or more members of the Wyndham Group on or prior to the Wyndham Distribution Date in connection with the Plan of Separation.

(238) “Wyndham Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.4(b)(i).

(239) “Wyndham Deferred Compensation Plans” shall have the meaning set forth in Section 6.4(b)(i).

(240) “Wyndham Deferred Units” shall have the meaning set forth in Section 6.4(b)(iii).

(241) “Wyndham Directors” shall have the meaning set forth in Section 6.4(b)(i).

(242) “Wyndham Distribution” shall mean the distribution on the Wyndham Distribution Date to holders of record of shares of Cendant Common Stock as of the Wyndham Distribution Record Date of the Wyndham Common Stock owned by Cendant on the basis of one share of Wyndham Common Stock for every five outstanding shares of Cendant Common Stock.

(243) “Wyndham Distribution Date” shall mean the date on which Cendant distributes all of the issued and outstanding shares of Wyndham Common Stock to the holders of Cendant Common Stock.

(244) “Wyndham Distribution Record Date” shall mean such date as may be determined by Cendant’s Board of Directors as the record date for the Wyndham Distribution.

(245) “Wyndham Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, immediately following the Wyndham Distribution Date, is employed by or will be employed by Wyndham or any member of the Wyndham Group. Wyndham Employee shall also include employees who, as of the Wyndham Distribution Date, are receiving short-term disability benefits but who present themselves for active employment on or within 180 days from the commencement of such short-term disability benefits. Wyndham Employee shall not include employees receiving long-term disability benefits as of the Wyndham Distribution Date or employees receiving short-term disability benefits as of the Wyndham Distribution Date who, following such short-term disability benefit, do not present themselves for active employment on or within 180 days from the commencement of such short-term disability benefits.

(246) “Wyndham Form 10” shall mean the registration statement on Form 10 filed by Wyndham with the Commission in connection with the Wyndham Distribution.

(247) “Wyndham Group” shall mean Wyndham and each Person (other than any member of the Realogy Group, the Cendant Group or the Travelport Group) that is a direct or indirect Subsidiary of Wyndham immediately after the Effective Time, and each Person that becomes a Subsidiary of Wyndham after the Effective Time, which shall include those entities identified as such on Schedule 1.1(247).

(248) “Wyndham Indemnitees” shall mean each member of the Wyndham Group and each of their Affiliates and each member of the Wyndham Group’s and their respective Affiliates’

respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(249) “Wyndham Information Statement” shall mean the Information Statement attached as an exhibit to the Wyndham Form 10 sent to the holders of shares of Cendant Common Stock in connection with the Wyndham Distribution, including any amendment or supplement thereto.

(250) “Wyndham Ratio” shall have the meaning set forth in Section 6.1(b)(ii).

(251) “Wyndham Representative” shall have the meaning set forth in Section 7.4(a).

(252) “Wyndham Savings Plan” shall have the meaning set forth in Section 6.5(f).

(253) “2006 Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.3(b).

(254) “2006 Realogy Equity and Incentive Plan” shall have the meaning set forth in Section 6.1(a)(iii).

(255) “2006 Travelport Equity and Incentive Plan” shall have the meaning set forth in Section 6.1(c)(iii).

(256) “2006 Wyndham Equity and Incentive Plan” shall have the meaning set forth in Section 6.1(b)(iii).

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Section 1.3. Effective Time; Suspension.

(a) This Agreement shall be effective as of the Effective Time.

(b) Notwithstanding Section 1.3(a) above, as between any of the Parties that are Affiliates, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the applicable Relevant Time, other than for Sections 2.1, 2.2, 2.3 and 2.7 each of which will be effective as of the Effective Time.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable commercial efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that after consummation of the transactions contemplated hereby Cendant shall be restructured, to the extent necessary, such that following the consummation of such restructuring, subject to Section 2.6, (i) all of Cendant’s and its Subsidiaries’ right, title and interest in and to the Real Estate Assets will be owned or held by a member of the Realogy Group, the Real Estate Business will be conducted by the members of the Realogy Group and the Real Estate Liabilities will be all Assumed directly or indirectly by (or remain with) a member of the Realogy Group, (ii) all of Cendant’s and its Subsidiaries’ right, title and interest in and to the Hospitality Assets will be owned or held by a member of the Wyndham Group, the Hospitality Business will be conducted by the members of the Wyndham Group and the Hospitality Liabilities will be all Assumed directly or indirectly by (or remain with) a member of the Wyndham Group, (iii) all of Cendant’s and its Subsidiaries’ right, title and interest in and to the Travel Assets will be owned or held by a member of the Travelport Group, the Travel Business will be conducted by the members of the Travelport Group and the Travel Liabilities will be all Assumed directly or indirectly by (or remain with) a member of the Travelport Group and (iv) all of Cendant’s and its Subsidiaries’ right, title and interest in and to the Vehicle Rental Assets will be owned or held by a member of the Cendant Group, the Vehicle Rental Business will be conducted by the members of the Cendant Group and the Vehicle Rental Liabilities will be all Assumed directly or indirectly by (or remain with) a member of the Cendant Group.

Section 2.2. Transfer of Assets.

(a) On or prior to the Effective Time and to the extent not already completed (and it being understood that some of such Transfers will occur following the Effective Time and prior to the applicable Relevant Time):

(i) Cendant shall, on behalf of itself and its Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to (i) Realogy or another member of the Realogy Group all of its and its Subsidiaries’ right, title and interest in and to the Real Estate Assets, (ii) Wyndham or another member of the Wyndham Group all of its and its Subsidiaries’ right, title and interest in and to the Hospitality Assets and (iii) Travelport or another member of the Travelport Group all of its and its Subsidiaries’ right, title and interest in and to the Travel Assets;

(ii) Realogy shall, on behalf of itself and its Subsidiaries, as applicable, Transfer to (i) Cendant or another member of the Cendant Group all of its and its Subsidiaries’ right, title and interest in and to the Vehicle Rental Assets, (ii) Wyndham or another member of the Wyndham Group all of its and its Subsidiaries’ right, title and interest in and to the Hospitality Assets and (iii) Travelport or another member of the Travelport Group all of its and its Subsidiaries’ right, title and interest in and to the Travel Assets;

(iii) Wyndham shall, on behalf of itself and its Subsidiaries, as applicable, Transfer to (i) Cendant or another member of the Cendant Group all of its and its Subsidiaries’ right, title and interest in and to the Vehicle Rental Assets, (ii) Realogy or another member of the Realogy Group all of its and its Subsidiaries’ right, title and interest in and to the Real Estate Assets and (iii) Travelport or another member of the Travelport Group all of its and its Subsidiaries’ right, title and interest in and to the Travel Assets; and

(iv) Travelport shall, on behalf of itself and its Subsidiaries, as applicable, Transfer to (i) Cendant or another member of the Cendant Group all of its and its Subsidiaries’ right, title and interest in and to the Vehicle Rental Assets, (ii) Realogy or another member of the Realogy Group all of its and its Subsidiaries’ right, title and interest in and to the Real Estate Assets, (iii) Wyndham or another member of the Wyndham Group all of its and its Subsidiaries’ right, title and interest in and to the Hospitality Assets.

(b) Unless otherwise agreed to by the Parties, each of Cendant, Realogy, Wyndham and Travelport, as applicable, shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be Transferred pursuant to this Section 2.2 or Section 2.6.

(c) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a) and 2.2(b):

(i) Unless the Parties otherwise agree or the benefits of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, (A) any Contract that is (1) a Vehicle Rental Asset but inures in part to the benefit or burden of any member of the Realogy Group, the Wyndham Group or the Travelport Group, as the case may be, (2) a Real Estate Asset but inures in part to the benefit or burden of any member of the Cendant Group, the Wyndham Group or the Travelport Group, as the case may be, (3) a Hospitality Asset but inures in part to the benefit or burden of any member of the Cendant Group, the Realogy Group or the Travelport Group, as the case may be or (4) a Travel Asset but inures in part to the benefit or burden of any member of the Cendant Group, the Realogy Group or the Wyndham Group, as the case may be (each, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the Realogy Group, the Wyndham Group, the Travelport Group or the Cendant Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Real Estate Business, the Hospitality Business, the Travel Business or the Vehicle Rental Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2.

(ii) Each of Cendant, Realogy, Wyndham and Travelport shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party not later than the applicable Relevant Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

(iii) Nothing in this Section 2.2(c) shall require any member of any Group to make any material payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group or as otherwise provided on Schedule 1.1(15)(i)), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(c).

(d) Consents. The Parties shall use their commercially reasonable efforts to obtain the required Consents to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement.

Section 2.3. Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (a) Cendant shall, or shall cause a member of the Cendant Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Vehicle Rental Liabilities, (b) Realogy shall, or shall cause a member of the Realogy Group to, Assume all the Real Estate Liabilities, (c) Wyndham shall, or shall cause a member of the Wyndham Group to, Assume all the Hospitality Liabilities and (d) Travelport shall, or shall cause a member of the Travelport Group to, Assume all the Travel Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (iii) where or against whom such Liabilities are asserted or determined and (iv) regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Cendant Group, the Realogy Group, the Wyndham Group or the Travelport Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.4. Intercompany Accounts.

(a) All intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(47), including payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements) treated as debt for U.S. federal income Tax purposes by the Parties, if any, (a) between any member of the Cendant Group, on the one hand, and any member of the Realogy Group, the Wyndham Group or the Travelport Group, on the other hand, (b) between any member of the Realogy Group, on the one hand, and any member of the Wyndham Group or the Travelport Group, on the other hand, or (c) between any member of the Wyndham Group, on the one hand, and any member of the Travelport Group, on the other hand, in each case, which exist and are reflected in the accounting records of the relevant Parties as of the applicable Relevant Time shall, prior or at the respective Relevant Time, be settled, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by Cendant. All intercompany balances that are primarily accounting entries and do not represent debt for U.S. federal income Tax purposes, including in respect of any cash balances or any cash held in any centralized cash management system, (a) between any member of the Cendant Group, on the one hand, and any member of the Realogy Group, the Wyndham Group or the Travelport Group, on the other hand, (b) between any member of the Realogy Group, on the one hand, and any member of the Wyndham Group or the Travelport Group, on the other hand, or (c) between any member of the Wyndham Group, on the one hand, and any member of the Travelport Group, on the other hand, in each case, which exist and are reflected in the accounting records of the relevant Parties as of the applicable Relevant Time shall, at such Relevant Time, be eliminated. Some or all of the foregoing may for administrative convenience be implemented through book entries.

(b) As between any two Parties (and the members of their respective group) all payments and reimbursements received after the applicable Relevant Time by any Party (or member of its Group) that relate to a Business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party the amount of such payment or reimbursement without right of set-off.

Section 2.5. Limitation of Liability.

(a) No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) No Party or any Subsidiary thereof shall be liable to any other Party or any Subsidiary of any other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Relevant Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation) and each Party hereby terminates any and all Contracts, arrangements, course of dealings or understandings between or among it and any other Party effective as of the Relevant Time (other than this Agreement or any Ancillary Agreement or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation), and any Liability, whether or not in writing, which is not reflected on such Schedule, is hereby irrevocably cancelled, released and waived. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the applicable Relevant Time.

(c) The provisions of Section 2.5(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Real Estate Assets or Real Estate Liabilities, Hospitality Assets or Hospitality Liabilities, Travel Assets or Travel Liabilities or Vehicle Rental Assets or Vehicle Rental Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of Cendant, Realogy, Wyndham or Travelport, as the case may be, is a Party.

Section 2.6. Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers contemplated by this Article II shall not have been consummated on or prior to the Effective Time, the Parties shall cooperate to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Cendant Group, the Realogy Group, the Wyndham Group or the Travelport Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c) The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) On and prior to the eighteen (18) month anniversary following the applicable Relevant Time, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other applicable Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt), as between any two Parties, for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the applicable Relevant Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the Party identified as the appropriate transferee and following such Transfer, such Asset shall be a Real Estate Asset, Hospitality Asset, Travel Asset or Vehicle Rental Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities.

(e) After the Relevant Time, each Party may receive mail, packages and other communications properly belonging to another Party. Accordingly, at all times after the Relevant Time, each Party authorizes the other applicable Party to receive and open all mail, packages and other communications received by such Party and not unambiguously intended for such Party, any member of such Party’s Group or any of their officers or directors, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 13.6. The provisions of this Section 2.6(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(f) Each of Cendant, Realogy, Wyndham and Travelport shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the applicable Relevant Time and (B) the deferred Liabilities as liabilities having been Assumed and owed by the Person intended to be subject to such Liabilities not later than the applicable Relevant Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.7. Conveyancing and Assumption Instruments.

In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Relevant Time, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer, and for Transfers to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree, including the Transfer of real property with deeds as may be appropriate. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.9. Novation of Liabilities.

(a) Each Party, at the request of another Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of another Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify any Other Party with respect to any matter to the extent that such Other Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities.

Section 2.10. Guarantees.

(a) Except for those guarantees set forth on Schedule 2.10(b) where Cendant shall remain as guarantor and the applicable Party shall indemnify and hold harmless the Cendant Indemnitees for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) or as otherwise specified in any Ancillary Agreement on or prior to the Effective Time or as soon as practicable thereafter, (i) Cendant shall (with the reasonable cooperation of the applicable Party) use its commercially reasonable efforts to have any member of the Realogy Group, the Wyndham Group and/or the Travelport Group removed as guarantor of or obligor for any Vehicle Rental Liability to the extent that they relate to Vehicle Rental Liabilities, (ii) Realogy shall (with the reasonable cooperation of the applicable Party) use its commercially reasonable efforts to have any member of the Cendant Group, the Wyndham Group and/or the Travelport Group removed as guarantor of or obligor for any Real Estate Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Real Estate Liabilities, (iii) Wyndham shall (with the reasonable cooperation of the applicable Party) use its commercially reasonable efforts to have any member of the Cendant Group, the Realogy Group and/or the Travelport Group removed as guarantor of or obligor for any Hospitality Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(iii), to the extent that they relate to Hospitality Liabilities and (iv) Travelport shall (with the reasonable cooperation of the applicable Party) use its commercially reasonable efforts to have any member of the Cendant Group, the Realogy Group and/or the Wyndham Group removed as guarantor of or obligor for any Travel Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(iv), to the extent that they relate to Travel Liabilities.

(b) On or prior to the Relevant Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) (i) of any member of the Cendant Group, Realogy, Wyndham and/or Travelport shall, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Realogy, Wyndham or Travelport, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached, (ii) of any member of the Realogy Group, Cendant, Wyndham, and/or Travelport shall, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Cendant, Wyndham, or Travelport, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached, (iii) of any member of the Wyndham Group, Cendant, Realogy and/or Travelport shall, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Cendant, Realogy, or Travelport, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (iv) of any member of the Travelport Group, Cendant, Realogy and/or Wyndham shall, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Cendant, Realogy, or Wyndham, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Cendant, Realogy, Wyndham or Travelport is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Cendant, Realogy, Wyndham and Travelport agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party is or may be liable unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.11. Certain Arrangements Relating to Shared Corporate Proprietary Software. Schedule 2.11 describes certain arrangements among the Parties with respect to shared corporate proprietary software applications.

Section 2.12. Disclaimer of Representations and Warranties. EACH OF CENDANT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CENDANT GROUP), REALOGY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REALOGY GROUP), WYNDHAM (ON BEHALF OF ITSELF AND EACH MEMBER OF THE WYNDHAM GROUP) AND TRAVELPORT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TRAVELPORT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT

OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1. Certificate of Incorporation; Bylaws; Rights Plan.

(a) On or prior to the Realogy Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and By-laws and the execution and delivery of the form of Rights Agreement filed by Realogy with the Commission as exhibits to the Realogy Form 10.

(b) On or prior to the Wyndham Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and By-laws and the execution and delivery of the form of Rights Agreement filed by Wyndham with the Commission as exhibits to the Wyndham Form 10.

(c) On or prior to the Travelport Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and By-laws and the execution and delivery of the form of Rights Agreement filed by Travelport with the Commission as exhibits to the Travelport Form 10.

Section 3.2. Directors.

(a) On or prior to the Realogy Distribution Date, Cendant shall take all necessary action to cause the Board of Directors of Realogy to consist of the individuals identified in the Realogy Information Statement as directors of Realogy.

(b) On or prior to the Wyndham Distribution Date, Cendant shall take all necessary action to cause the Board of Directors of Wyndham to consist of the individuals identified in the Wyndham Information Statement as directors of Wyndham.

(c) On or prior to the Travelport Distribution Date, Cendant shall take all necessary action to cause the Board of Directors of Travelport to consist of the individuals identified in the Travelport Information Statement as directors of Travelport.

Section 3.3. Resignations.

(a) Subject to Section 3.3(d), on or prior to the Realogy Distribution Date, (i) Cendant shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the Realogy Group) to resign, effective as of the Realogy Distribution Date, from all positions as officers or directors of any member of the Realogy Group in which they serve, and (ii) Realogy shall cause all its employees to resign, effective as of the Realogy Distribution Date, from all positions as officers or directors of any members of the Cendant Group, the Wyndham Group or the Travelport Group in which they serve.

(b) Subject to Section 3.3(d), on or prior to the Wyndham Distribution Date, (i) Cendant shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the Wyndham Group) to resign, effective as of the Wyndham Distribution Date, from all positions as officers or directors of any member of the Wyndham Group in which they serve, and (ii) Wyndham shall cause all its employees to resign, effective as of the Wyndham Distribution Date, from all positions as officers or directors of any members of the Cendant Group or the Travelport Group in which they serve.

(c) Subject to Section 3.3(d), on or prior to the Travelport Distribution Date, (i) Cendant shall cause all its employees and employees of its Affiliates (excluding any employees of any member of the Travelport Group) to resign, effective as of the Travelport Distribution Date, from all positions as officers or directors of any member of the Travelport Group in which they serve, and (ii) Travelport shall cause all its employees to resign, effective as of the Travelport Distribution Date, from all positions as officers or directors of any members of the Cendant Group or the Wyndham Group in which they serve.

(d) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.

Section 3.4. Financings.

(a) Each of Realogy, Wyndham and Travelport shall, subject to the terms and provisions of this Section 3.4, enter into, and draw upon, borrowing facilities at or prior to its respective separation from Cendant (collectively, the “Borrowings”) and transfer the proceeds from such Borrowings to Cendant to (i) repay Cendant’s corporate debt obligations (including the corporate debt obligations set forth on Schedule 3.4) and certain other Liabilities of Cendant that are Liabilities of Cendant due to its status as the remaining and legacy Business Entity and that are not Vehicle Rental Liabilities, Hospitality Liabilities, Real Estate Liabilities or Travel Liabilities (“Legacy Liabilities”) if and to the extent incurred and actually known and outstanding at the time of the Wyndham Distribution and (ii) fund both (a) Separation Expenses actually incurred by Cendant up to the time of the Wyndham Distribution and (b) Separation Expenses estimated in good faith by Cendant to be incurred by Cendant through March 31, 2007 (the sum of (i) and (ii) the “Required Payment Amount”), as follows:

(i) on or prior to the Realogy Distribution Date, Realogy shall enter into the Realogy Credit Facilities and related Contracts, and shall borrow and draw an aggregate of no less than the amount set forth as the “Realogy Borrowing Amount” on Schedule 3.4 (as such amount may be adjusted pursuant to Section 3.5(a) below) under such facilities and deliver, in immediately available funds, the Realogy Borrowing Amount to Cendant;

(ii) on or prior to the Wyndham Distribution Date, Wyndham shall enter into the Wyndham Credit Facilities and related Contracts, and shall borrow and draw an aggregate of no less than the amount set forth as the “Wyndham Borrowing Amount” on Schedule 3.4 (as such amount may be adjusted pursuant to Section 3.5(a) below) under such facilities and deliver, in immediately available funds, the Wyndham Borrowing Amount to Cendant; and

(iii) in the event that a Travelport Sale has not been completed prior to the Wyndham Distribution, on or prior to the Wyndham Distribution Date, Travelport shall enter into the Travelport Credit Facility and related Contracts, and Travelport shall borrow and draw an amount no less than the amount set forth as the “Travelport Borrowing Amount” on Schedule 3.4 (as such amount may be adjusted pursuant to Section 3.5(a)(i) below) under such facility and deliver, in immediately available funds, the Travelport Borrowing Amount to Cendant or as otherwise set forth on Schedule 3.4; provided, that, in the event that a Travelport Sale is completed prior to the incurrence of the debt under the Travelport Credit Facility, in lieu of the Travelport borrowings described in this clause (iii), Cendant shall, pursuant to Section 12.3(a)(v), retain a portion of the Travelport Sale Proceeds equal to the Travelport Borrowing Amount (as such amount may be adjusted pursuant to Section 3.5(a) below) in order to satisfy Travelport’s obligations under this clause (iii).

(b) Cendant shall deposit the proceeds from each of the Realogy Borrowing Amount, the Wyndham Borrowing Amount and the Travelport Borrowing Amount into three separate interest bearing bank accounts. Cendant shall use the entire amounts from the Realogy Borrowing Amount and the Wyndham Borrowing Amount solely for the purposes of repaying the amounts outstanding under Cendant’s corporate debt obligations set forth in item 2 of Schedule 3.4 at the time of the Wyndham Distribution (subject to retaining the Remaining Notes Amount, if applicable) and shall repay such corporate debt obligations from the Realogy Borrowing Amount and the Wyndham Borrowing prior to using any other proceeds (including proceeds received from the Travelport Borrowing Amount) to repay such corporate debt obligations. Cendant shall use the amounts from the Travelport Borrowing Amount solely for the purposes of (i) repaying the amounts outstanding under Cendant’s corporate debt obligations, if any, following application of the Realogy Borrowing Amount and Wyndham Borrowing Amount as described in the prior sentence (including the corporate debt obligations set forth in items 2 and 3 of Schedule 3.4) and certain other Legacy Liabilities of Cendant if and to the extent incurred and actually known and outstanding at the time of the Wyndham Distribution and (ii) funding Separation Expenses incurred through March 31, 2007. Any such amounts not utilized for the purposes described in the prior sentence shall, subject to Section 3.5, be distributed to Realogy, Wyndham and, if applicable, Travelport pursuant to the provisions of Section 3.5.

(c) It is expressly understood, agreed and acknowledged by the Parties that it is the intent of the Parties that Sections 3.4 and 3.5 and Article XII are expressly intended to ensure that (1) Cendant, as the legacy company, holds no cash or cash equivalents (other than cash or cash equivalents that are primarily related to the operations of the Vehicle Rental Business and held prior to the Effective Time by Avis Budget Holdings, LLC or one of its Subsidiaries and cash held by Cendant in the Separation Account) (x) after giving effect to the financings described in Section 3.4 and the Wyndham Distribution and the payment of the Cendant corporate debt (excluding any amount retained by Cendant equal to the tender offer price for any Cendant corporate notes that remain outstanding following the completion of the debt tender offers (which are expected to be completed at or around the Effective Time)) (which amount may be retained by Cendant) (“Remaining Notes Amount”)), Legacy Liabilities and the Separation Expenses (including, in the case of Separation Expenses, any such Separation Expenses actually paid prior to March 31, 2007) and (y) if applicable, after giving effect to the application of the Travelport Sale Proceeds (except to the extent expressly intended to be retained by Cendant pursuant to Section 12.3(a)(i-iv)), and (2) no cash or cash equivalents held by Cendant shall be (x) contributed, loaned or otherwise transferred by Cendant to, or otherwise used for the benefit of, any Subsidiary of Cendant (other than an amount equal to the Remaining Notes Amount) from the Effective Time until any Cendant Excess is paid to Realogy, Wyndham and, if applicable, Travelport pursuant to Section 3.5(e) or (y) used by Cendant to satisfy any Legacy Liabilities (or any other Assumed Cendant Contingent Liabilities) to the extent incurred following the Wyndham Distribution.

Section 3.5. Adjustments; Payments.

(a) In the event that at the time of the Wyndham Distribution (i) the sum of (x) the Realogy Borrowing Amount, the Wyndham Borrowing Amount (prior to any adjustment to the Wyndham Borrowing Amount pursuant to Section 3.5(a)(ii)-(iii) below, if applicable) and the Travelport Borrowing Amount (prior to any adjustment to the Travelport Borrowing Amount pursuant to Section 3.5(a)(i), if applicable) and (y) the funds at Cendant then available to fund the Required Payment Amount (including the funds transferred to Cendant in accordance with Section 3.6), is more than or less than (ii) the Required Payment Amount, then to the extent of:

(i) an insufficiency, to the extent that Cendant determines in good faith that Travelport has the capacity to incur and service such additional indebtedness and such indebtedness can be obtained on commercially reasonable terms, Travelport shall borrow additional indebtedness in (A) the amount of such deficiency or (B) such lesser amount based upon Cendant’s good faith determination of Travelport’s additional borrowing capacity (in which case, the remaining amount of the insufficiency shall be satisfied pursuant to the provisions of Sections 3.5(a)(ii)-(iii) below, as applicable);

(ii) an insufficiency which is less than $100,000,000 (following the application of any additional borrowings by Travelport as described in clause (i) above), then, at or prior to the Wyndham Distribution,

Wyndham shall be required to borrow additional indebtedness in an amount equal to the amount of such deficiency and transfer such additional amounts to Cendant;

(iii) an insufficiency which is in excess of $100,000,000 (following the application of any additional borrowings by Travelport and Wyndham as described in clauses (i) and (ii) above, respectively), then at or prior to the Wyndham Distribution, in addition to the required additional borrowings by Wyndham described in clause (ii) above, (x) Wyndham shall be required to borrow additional indebtedness in an amount equal to thirty-seven and one-half percent (37.5%) of the amount of such deficiency above $100,000,000 and transfer such additional amounts (together with the amounts described in clause (i) above) to Cendant, and (y) Realogy shall be required to make a cash payment to Cendant, in immediately available funds or, if the Realogy Distribution has not yet occurred (including if the Realogy Distribution Date is on the same date as the Wyndham Distribution Date), Realogy shall be required to borrow additional indebtedness and transfer to Cendant, an amount equal to sixty-two and one-half percent (62.5%) of the amount of such deficiency above $100,000,000; or

(iv) an excess, the amount of such excess (the “Priority Excess”) shall be retained by Cendant and distributed pursuant to Section 3.5(e).

(b) If and to the extent Wyndham is required to borrow additional indebtedness pursuant to Section 3.5(a)(ii) above, in the event of a Travelport Sale, Wyndham shall be entitled to receive an amount equal to the full amount of the additional indebtedness so incurred (up to $100,000,000) from the Travelport Sale Proceeds to be distributed pursuant to Section 12.3(a)(vi).

(c) As soon as practicable prior to the Wyndham Distribution Date, Cendant shall deliver to the other Parties a good faith estimate of the Required Payment Amount together with the general categories of such corporate debt, Separation Expenses and Legacy Liabilities included in such Required Payment Amount, in each case, including a break-down (and, where appropriate, the estimate) of the amounts estimated to be incurred by category, which shall be accompanied by reasonable back-up documentation (the “Preliminary Statement”).

(d) Cendant shall provide Realogy, Wyndham and Travelport (unless Travelport is sold) with a statement setting forth the total corporate debt, Separation Expenses and Legacy Liabilities paid at or around the time of the Wyndham Distribution as soon as reasonably practicable following the Wyndham Distribution Date (the “Updated Statement”). In addition, Cendant shall provide Realogy, Wyndham and Travelport (unless Travelport is sold) with monthly statements setting forth in reasonable detail the Separation Expenses and Travelport Sale Expenses incurred and/or paid by Cendant as soon as reasonably practicable following each month-end, which statement shall be accompanied by reasonable back-up documentation. The statement for the month-ended March 31, 2007 shall also include aggregate amounts so paid by Cendant through such date (such statement, the “Closing Statement”), which shall be accompanied by reasonable back-up documentation.

(e) If and to the extent (i) the sum of (A) the amounts of the Borrowings transferred to Cendant together with (B) the funds at Cendant available at the time of the Wyndham Distribution to fund the Required Payment Amount, if any, (together with interest accrued on the amounts set forth in this clause (i) through such date) less (ii) the Remaining Notes Amount is in excess (a “Cendant Excess”) of the aggregate amounts actually paid by Cendant in respect of (x) the Separation Expenses incurred by Cendant through March 31, 2007, (y) the Cendant corporate debt and other Legacy Liabilities actually paid pursuant to this Section 3.5 on or prior to the Wyndham Distribution Date and (z) the amounts, if any, distributed by Cendant pursuant to Section 3.5(f), Cendant shall on March 31, 2007, contribute the amount of such Cendant Excess to Realogy, Wyndham and, if applicable, Travelport in the following manner: (1) to the extent that a Priority Excess exists pursuant to Section 3.5(a)(iv) and has not been satisfied by a distribution under Section 3.5(f), all or a portion of such Cendant Excess shall be contributed to Realogy and Wyndham, on a 62.5% and 37.5% basis, respectively, up to an amount equal to the amount of any remaining Priority Excess and (2) any remaining portion of such Cendant Excess shall be deemed a Cendant Contingent Asset and contributed to Realogy, Wyndham and, if applicable, Travelport in accordance with each such Party’s Applicable Percentage; provided, that in the event of a Change of Control with respect to Cendant, Cendant shall, prior to the occurrence of such Change of Control, distribute the full amount of the Cendant Excess (measured as of the date of such distribution as if such date was March 31, 2007) to Realogy, Wyndham and, if applicable, Travelport in the manner set forth in clause (1) and (2) of this Section 3.5(e).

(f) Forty-five (45) days following the Wyndham Distribution Date, Cendant shall make a good faith determination of the estimated Separation Expenses it expects to incur through March 31, 2007. If the amounts remaining from the (i) the sum of (A) the amounts of the Borrowings transferred to Cendant together with (B) the funds at Cendant available at the time of the Wyndham Distribution to fund the Required Payment Amount (together with interest accrued on the amounts set forth in this clause (i) through such date) less (ii) the Remaining Notes Amount, is in excess of Cendant’s good faith estimate of Separation Expenses it expects to incur and pay through March 31, 2007, then Cendant shall pay an amount equal to such excess to Realogy, Wyndham and, if applicable, Travelport in accordance with the allocations set forth in Sections 3.5(e)(1) and 3.5(e)(2) above.

(g) In the event that Cendant misapplies any proceeds in non-compliance with Sections 3.4, 3.5 or 12.3, to the extent such misapplied amounts were contributed by or on behalf of Cendant to a member of the Cendant Group (or retained by a member of the Cendant Group), the Realogy Group, the Wyndham Group or the Travelport Group or used for the benefit of (e.g., paid to a creditor of) any of their respective Businesses, then such amounts shall be a Liability of the Party who received or received the benefit of, or whose Group members received or received the benefit of, such misapplied amounts and such Party shall, or shall cause the applicable members of its Group to, promptly pay to the appropriate Party the amounts that such Party would otherwise be entitled to at such time. Cendant shall only be liable to the other applicable Parties for the misapplication of such proceeds, and such Liability shall only be a Vehicle Rental Liability, if (i) such proceeds remain at Cendant or a member of the Cendant Group (at the time such proceeds should have otherwise been distributed to another Party), (ii) such amounts were used for the benefit of Cendant or a member of the Cendant Group and/or their respective Businesses or (iii) the misapplication of the proceeds was a result of the gross negligence or willful misconduct of Cendant or a member of the Cendant Group.

(h) In the event of any dispute in connection with the provisions of Sections 3.4, 3.5 or 12.3, Cendant shall not be responsible for costs and expenses of any such dispute (and such costs and expenses shall be an Assumed Cendant Contingent Liability) unless Cendant’s failure to comply with any such Sections was a result of the gross negligence or willful misconduct of Cendant or a member of the Cendant Group.

(i) From the Effective Date through the completion of the Plan of Separation, Cendant shall use its reasonable best efforts to operate its business (including with respect to the incurrence of indebtedness, expenses and other obligations) in the ordinary course consistent with past practice, taking into account all actions and activities determined by Cendant to be reasonably advisable in connection with the Plan of Separation and completion thereof.

Section 3.6. Cash Balances. It is intended that immediately following the (i) Realogy Distribution, the Realogy Group shall have cash and cash equivalents equal to approximately $80 million (the “Target Realogy Amount”) and (ii) Wyndham Distribution, the Wyndham Group shall have cash and cash equivalents equal to approximately $120 million (the “Target Wyndham Amount”). Prior to the applicable Distribution Date, Cendant shall sweep the excess cash and cash equivalents above the Target Realogy Amount and the Target Wyndham Amount, respectively, from the accounts of Realogy and Wyndham, as the case may be (the aggregate of such excess, “Sweepable Cash”). The Sweepable Cash from Wyndham shall be deposited by Cendant directly into the separate account to which the Wyndham Borrowing Amount was transferred pursuant to Section 3.4(b) and the Sweepable Cash from Realogy shall be deposited by Cendant directly into the separate account to which the Realogy Borrowing Amount was transferred pursuant to Section 3.4(b). Cendant shall use the Sweepable Cash solely for the purposes of repaying the amounts outstanding under Cendant’s corporate debt obligations at the time of the Wyndham Distribution. Within twenty (20) Business Days of its respective Distribution, each of Realogy and Wyndham shall prepare, in good faith, a certificate setting forth the actual amount of cash and cash equivalents of such Party’s Group immediately following its Distribution (as applicable, the “Actual Separation Amount”) and shall deliver such certificate together with reasonable back-up documentation to the other applicable Parties. To the extent that (i) the Actual Separation Amount at the Realogy Group and/or the Wyndham Group, as the case may be, exceeds the Target Realogy Amount and/or the Target Wyndham Amount, as the case may be, then an amount of cash equal to the amount of such excess shall be a Cendant Contingent Asset, and (ii) the Actual Separation Amount at the Realogy Group and/or the Wyndham Group, as the case may be, is less than the Target Realogy Amount and/or the Target Wyndham Amount, as the case may be, then the amount of any such insufficiency shall be an Assumed Cendant Contingent Liability, and Realogy or Wyndham, as the case may be, shall promptly following the determination of the Actual Separation Amount remit payment to the other, as the case may be, to settle such Cendant Contingent Asset or Assumed Cendant Contingent Liability, as the case may be.

Section 3.7. Ancillary Agreements. On or prior to the Effective Time, each of Cendant, Realogy, Wyndham and Travelport shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

THE DISTRIBUTIONS

Section 4.1. Stock Dividends to Cendant.

(a) On or prior to the Realogy Distribution Date (i) Realogy shall issue to Cendant Finance Holding Company LLC, a direct wholly-owned subsidiary of Cendant, as a stock dividend such number of shares of Realogy Common Stock and Cendant Finance Holding Company LLC shall distribute or dividend such shares to Cendant (or Cendant, Cendant Finance Holding Company LLC and Realogy shall take or cause to be taken such other appropriate actions to ensure that Cendant has the requisite number of shares of Realogy Common Stock) as will be required so that the total number of shares of Realogy Common Stock held by Cendant immediately prior to the Realogy Distribution is equal to the total number of shares of Realogy Common Stock distributable in the Realogy Distribution and (ii) Cendant will cause the Agent to distribute all of the outstanding shares of Realogy Common Stock then owned by Cendant to holders of Cendant Common Stock on the Realogy Distribution Record Date, and to credit the appropriate class and number of such shares of Realogy Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Realogy Common Stock. For stockholders of Cendant who own Cendant Common Stock through a broker or other nominee, their shares of Realogy Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Cendant Common Stock on the Realogy Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Realogy Distribution one (1) share of Realogy Common Stock for every four (4) shares of Cendant Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) Realogy Common Stock such stockholder is entitled to in the Realogy Distribution.

(b) On or prior to the Wyndham Distribution Date, (i) Wyndham shall issue to Cendant Finance Holding Company LLC, a direct wholly-owned subsidiary of Cendant, as a stock dividend such number of shares of Wyndham Common Stock and Cendant Finance Holding Company LLC shall distribute or dividend such shares to Cendant (or Cendant, Cendant Finance Holding Company LLC and Wyndham shall take or cause to be taken such other appropriate actions to ensure that Cendant has the requisite number of shares of Wyndham Common Stock) as will be required so that the total number of shares of Wyndham Common Stock held by Cendant immediately prior to the Wyndham Distribution is equal to the total number of shares of Wyndham Common Stock distributable in the Wyndham Distribution and (ii) Cendant will cause the Agent to distribute all of the outstanding shares of Wyndham Common

Stock then owned by Cendant to holders of Cendant Common Stock on the Wyndham Distribution Record Date, and to credit the appropriate class and number of such shares of Wyndham Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Wyndham Common Stock. For stockholders of Cendant who own Cendant Common Stock through a broker or other nominee, their shares of Wyndham Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Cendant Common Stock on the Wyndham Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Wyndham Distribution one (1) share of Wyndham Common Stock for every five (5) shares of Cendant Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) Wyndham Common Stock such stockholder is entitled to in the Wyndham Distribution.

(c) On or prior to the Travelport Distribution Date, (i) Travelport shall issue to Cendant Finance Holding Company LLC, a direct wholly-owned subsidiary of Cendant, as a stock dividend such number of shares of Travelport Common Stock and Cendant Finance Holding Company LLC shall distribute or dividend such shares to Cendant (or Cendant, Cendant Finance Holding Company LLC and Travelport shall take or cause to be taken such other appropriate actions to ensure that Cendant has the requisite number of shares of Travelport Common Stock) as will be required so that the total number of shares of Travelport Common Stock held by Cendant immediately prior to the Travelport Distribution is equal to the total number of shares of Travelport Common Stock distributable in the Travelport Distribution and (ii) Cendant will cause the Agent to distribute all of the outstanding shares of Travelport Common Stock then owned by Cendant to holders of Cendant Common Stock on the Travelport Distribution Record Date, and to credit the appropriate class and number of such shares of Travelport Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Travelport Common Stock. For stockholders of Cendant who own Cendant Common Stock through a broker or other nominee, their shares of Travelport Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Cendant Common Stock on the Travelport Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Travelport Distribution one share of Travelport Common Stock for a number of outstanding shares of Cendant Common Stock to be determined prior to the Travelport Distribution. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) Travelport Common Stock such stockholder is entitled to in the Travelport Distribution.

Section 4.2. Fractional Shares. Cendant stockholders holding a number of shares of Cendant Common Stock, on the applicable Record Date, which would entitle such stockholders to receive less than one whole share of Realogy Common Stock, Wyndham Common Stock or Travelport Common Stock, as the case may be, in the applicable Distribution, will receive cash in lieu of fractional shares. Fractional shares of Realogy Common Stock, Wyndham Common Stock or Travelport Common Stock will not be distributed in the Distributions nor credited to book-entry accounts. The applicable Agent shall, as soon as practicable after the applicable Distribution Date (a) determine the number of whole shares and fractional shares of Realogy Common Stock, Wyndham Common Stock or Travelport Common Stock allocable to each holder of record or beneficial owner of Cendant Common Stock as of close of business on the applicable Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Realogy Common Stock, Wyndham Common Stock or Travelport Common Stock, as the case may be, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Realogy, Wyndham and Travelport, as the case may be, shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which sales shall occur as soon after the applicable Distribution Date as practicable and as determined by the Agent. None of Cendant, Realogy, Wyndham, Travelport or the applicable Agent will guarantee any minimum sale price for the fractional shares of Realogy Common Stock, Wyndham Common Stock or Travelport Common Stock. None of Cendant, Realogy, Wyndham or Travelport will pay any interest on the proceeds from the sale of fractional shares. The Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Cendant, Realogy, Wyndham or Travelport.

Section 4.3. Actions in Connection with the Distribution.

(a) Each of Realogy, Wyndham and Travelport shall file such amendments and supplements to their respective Form 10s as Cendant may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to their respective Form 10s as may be required by the Commission or federal, state or foreign securities Laws. Each of Realogy, Wyndham and Travelport shall mail to the holders of Cendant Common Stock, at such time on or prior to the applicable Distribution Date as Cendant shall determine, the Information Statement included in the Form 10, as well as any other information concerning Realogy, Wyndham or Travelport, as applicable, their business, operations and management, the Plan of Separation and such other matters as Cendant shall reasonably determine are necessary and as may be required by Law.

(b) Each of Realogy, Wyndham and Travelport shall also cooperate with Cendant in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Plan of Separation or other transactions contemplated by this Agreement and the Ancillary Agreements. Promptly after receiving a request from Cendant, to the extent requested, each of Realogy, Wyndham and Travelport shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Cendant determines is necessary or desirable to effectuate the applicable Distribution, and Cendant, Realogy, Wyndham and

Travelport shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c) Promptly after receiving a request from Cendant, each of Realogy, Wyndham and Travelport shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing of the Realogy Common Stock, Wyndham Common Stock and Travelport Common Stock, as applicable, to be distributed in the applicable Distribution on the NYSE, subject to official notice of distribution.

(d) Nothing in this Section 4.3 shall be deemed, by itself, to shift Liability for any portion of such Form 10s or Information Statements to Cendant.

Section 4.4. Sole Discretion of Cendant. Cendant shall, in its sole and absolute discretion, determine each Distribution Date and all terms of the Distributions, including the form, structure and terms of any transactions and/or offerings to effect each Distribution and the timing of and conditions to the consummation thereof. In addition, Cendant may, in accordance with Section 13.11, at any time and from time to time until the completion of each Distribution decide to abandon any or all of the Distributions or modify or change the terms of each Distribution, including by accelerating or delaying the timing of the consummation of all or part of any Distribution.

Section 4.5. Conditions to Distributions. Subject to Section 4.4, the following are conditions to the consummation of each Distribution. The conditions are for the sole benefit of Cendant and shall not give rise to or create any duty on the part of Cendant or the Board of Directors of Cendant to waive or not waive any such condition.

(a) The applicable Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the applicable Information Statement shall have been mailed to the holders of Cendant Common Stock;

(b) With respect to the (i) Realogy Distribution, the Realogy Common Stock to be delivered in the Realogy Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution, (ii) Wyndham Distribution, the Wyndham Common Stock to be delivered in the Wyndham Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution and (iii) Travelport Distribution, the Travelport Common Stock to be delivered in the Travelport Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) Prior to the Realogy Distribution and the Wyndham Distribution, respectively, Cendant shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, its tax counsel, in form and substance satisfactory to Cendant (in its sole discretion), substantially to the effect that, among other things, such Distribution, together with certain related transactions, should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;

(d) Prior to the Travelport Distribution, Cendant shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, its tax counsel, in form and substance satisfactory to Cendant (in its sole discretion), substantially to the effect that, among other things, the Travelport Distribution should qualify as a distribution within the meaning of Sections 355(a) and (c) of the Code;

(e) Prior to each Distribution Date, as applicable, Cendant shall have obtained a solvency opinion from Duff & Phelps, LLC, in form and substance satisfactory to Cendant to the effect that (i) following the applicable Distribution, Cendant, on the one hand, and Realogy, Wyndham or Travelport, as applicable, on the other hand, will be solvent and adequately capitalized and (ii) Cendant has adequate surplus under Delaware Law to declare the applicable dividend, as applicable;

(f) Cendant shall have obtained an opinion from Evercore Group L.L.C., in form and substance satisfactory to Cendant, to the effect that the applicable Distribution is fair, from a financial point of view, to the stockholders of Cendant;

(g) Any material Governmental Approvals and other Consents necessary to consummate the applicable Distribution or any portion thereof shall have been obtained and be in full force and effect;

(h) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the applicable Distribution shall be in effect, and no other event outside the control of Cendant shall have occurred or failed to occur that prevents the consummation of all or any portion of the applicable Distribution;

(i) The financing transactions described in the applicable Information Statements as having occurred prior to an applicable Distribution shall have been consummated on or prior to the applicable Distribution;

(j) With respect to the Realogy Distribution, certain securitization programs related to Realogy’s relocation business shall have been amended or waivers thereunder shall have been obtained to permit the Realogy Distribution;

(k) With respect to the Wyndham Distribution, certain securitization programs related to Wyndham’s Business shall have been amended or waivers thereunder shall have been obtained to permit the Wyndham Distribution; and

(l) The Board of Directors of Cendant shall have approved the applicable Distribution, which approval may be given or withheld at its absolute and sole discretion.

Section 4.6. Effectiveness of Distributions. Unless otherwise determined by Cendant, the Realogy Distribution, the Wyndham Distribution and the Travelport Distribution (if Travelport is distributed as contemplated in this Article IV) shall be deemed to occur at 11:59 p.m., Eastern Standard Time, on the applicable Distribution Date.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. No Solicit; No Hire.

(a) For and during the twelve (12) month period following the Effective Time, none of Cendant, Realogy, Wyndham or Travelport or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, hire as an employee or an independent contractor any Person employed by any other Party or its Subsidiaries at an Executive Management (EM) level (as such level is defined by Cendant at the Effective Time) or higher (a “Restricted Person”).

(b) For and during the twelve (12) month period following the Effective Time, none of Cendant, Realogy, Wyndham or Travelport or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any Restricted Person of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.1(b) shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided, that the applicable Party has not encouraged or advised such firm to approach any such employee.

Section 5.2. Corporate Names and Other Parties’ Trademarks. Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the applicable Relevant Time but in any event within six (6) months thereafter:

(a) Each Party and the members of its Group shall cease to (i) make any use of any names or Trademarks that include the (A) Trademarks of any other Parties or such Parties’ Subsidiaries or Affiliates (including, in the case of Realogy, Wyndham and Travelport, “Cendant” or “Cendant Corporation”) and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Parties and their Affiliates, the “Other Party Marks”), and (ii) hold themselves out as having any affiliation with any of the other Parties or such Parties’ Affiliates (except as permitted pursuant to the terms of any Continuing Arrangement); provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) stating in any advertising or any other communication that it is formerly a Cendant affiliate or (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark. In furtherance of the foregoing, as soon as practicable but in no event later than six (6) months following the applicable Relevant Time, each Party and the members of each Party’s Group shall, and shall cause each of its Affiliates to remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Subsidiaries’ and Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by any of the Parties or any of their Subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 5.2 is subject to their compliance with the quality control requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

(b) Notwithstanding the foregoing requirements of Section 5.2(a), if any Party or any member of a Party’s Group exercised good faith efforts to comply with Section 5.2(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a corporate name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s corporate name, then the relevant Party or its Group member will not be deemed to be in breach hereof if it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within nine (9) months after the applicable Relevant Time, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s corporate name which includes references to “Realogy”, “Wyndham”, “Travelport”, “Avis Budget” or “Cendant” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s corporate name can be changed to remove and eliminate such references.

Section 5.3. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Each Party agrees that during the one hundred and eighty (180) days following the applicable Relevant Time (and with the consent of the other applicable Party, which consent shall not be unreasonably withheld or delayed, during any period of time after such one hundred and eighty (180) day period reasonably requested by such requesting Party so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for the year ended December 31, 2006, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of December 31, 2006; provided, that in the event that any Party changes its auditors within two (2) years of the applicable Relevant Time, then such Party may request reasonable access on the terms set forth in this Section 5.3 for a period of up to ninety (90) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.3 shall be afforded by and to each of the Parties hereto (from time to time following the applicable Relevant Time), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission:

(a) Date of Auditors’ Opinion. Each of Realogy, Wyndham and Travelport shall use commercially reasonable efforts to enable their auditors to complete their audit such that they will date their opinion on the audited annual financial statements on the same date that

Cendant’s auditors date their opinion on Cendant’s audited annual financial statements, and to enable Cendant to meet its timetable for the printing, filing and public dissemination of Cendant’s annual financial statements.

(b) Annual Financial Statements. Each Party shall provide or provide access to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “2006 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the 2006 Internal Control Audit and Management Assessments, if required.

(c) Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the 2006 Internal Control Audit and Management Assessments.

(d) Annual Reports. Each of Realogy, Wyndham and Travelport will deliver to Cendant a substantially final draft, as soon as the same is prepared, of the first report to be filed with the Commission (or otherwise) that includes their respective audited financial statements for the year ended December 31, 2006 (such reports, collectively, the “Annual Reports”); provided, however, that each of Realogy, Wyndham and Travelport may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to Cendant as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with Cendant’s personnel regarding any changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which could reasonably be expected to have an effect upon Cendant’s financial statements or related disclosures.

Nothing in this Section 5.3 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.3 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 5.4. Certain Securities. Each of the Parties acknowledges that Cendant has issued warrants or similar securities to purchase Cendant Common Stock to third persons prior to the Effective Time that may entitle the holder thereof, upon exercise of any such security, to receive a share of Cendant Common Stock and, among other things, shares of Common Stock of Realogy, Wyndham and/or Travelport, as the case may be, following their distribution by Cendant. Following the applicable Distribution Date, each of Realogy, Wyndham and Travelport agree that, upon exercise of any such warrant or similar security, each applicable Party shall, upon request by Cendant, promptly (and in any event within any time periods required by the terms of any such warrant or similar security) issue to Cendant, as agent for the holder thereof, such number of shares of such Party’s common stock that Cendant would otherwise be required to deliver to such holder pursuant to the terms of any such security and Cendant shall promptly deliver such shares to such holder. It is further agreed that with respect to such warrants, each of Realogy, Wyndham and Travelport shall keep reserved for issuance a sufficient number of shares of its Common Stock to satisfy any future exercises of such warrants. In connection with the foregoing, Cendant will promptly following receipt of notice that a holder desires to exercise any such warrants or similar security of the type described in the first sentence of this Section 5.4 notify, in writing, the other relevant Parties so that they may comply with the terms of this Section 5.4; provided, that none of Realogy, Wyndham or Travelport shall have any additional Liability under this Section 5.4 for failing to deliver such shares of its Common Stock in the time period described in the foregoing sentence if such failure and delay was the result of untimely notification by Cendant. In addition, the proceeds received by Cendant in connection with the exercise of any security described in this Section 5.4 shall be equitably divided among the applicable Parties (and Cendant shall remit such portion of the proceeds to the applicable Parties) as the Parties shall in good faith agree. Each of Realogy, Wyndham and/or Travelport, as the case may be, hereby Assumes the obligations set forth in this Section 5.4.

Section 5.5. Administration of Specified Shared Expenses. Cendant shall be responsible for administering each Specified Shared Expense. Each non-administering Party shall promptly following invoice reimburse the administering Party for its applicable share of such Specified Shared Expense.

Section 5.6. Administration of Separation Expenses. Notwithstanding the fact that some Separation Expenses may be Assumed Cendant Contingent Liabilities, Cendant shall be responsible for administering and managing matters relating to the payment of the Separation Expenses except as otherwise provide in this Section 5.6. Separation Expenses incurred and payable on or prior to March 31, 2007 shall be paid out of the amounts retained by Cendant pursuant to Sections 3.4 and 3.5 unless and until such proceeds have been exhausted. If a Travelport Sale is completed, following the earlier of (x) March 31, 2007 and (y) the date that Cendant no longer has any of such proceeds remaining from the amounts it retained pursuant to Sections 3.4, 3.5 and 3.6 (plus any cash at Cendant that was available at the time of the Wyndham Distribution to be utilized for the purposes described in Section 3.4), Separation Expenses shall be paid out of the $5,000,000 of Travelport Sale Proceeds retained by Cendant for this purpose pursuant to Section 12.3(a)(ii) (such amount, as may be reduced from time to time pursuant to this Section 5.6, the “Separation Fund Amount”). The Separation Fund Amount shall be held by Cendant in a separate interest bearing bank account (the “Separation Account”) which shall be accessible by Cendant for the sole purpose of funding Separation Expenses. On the first day of each month following April 1, 2007, Cendant shall provide Realogy and Wyndham with a statement setting forth the amount of cash in the Separation Account. In the event that any such statement provides that the funds in the Separation Account are less than the then applicable Separation Fund Amount, each of Realogy and Wyndham shall, promptly following receipt of such statement, deposit an amount equal to their respective Applicable Percentage of such deficiency into such Separation Account. If at the end of any applicable month the funds in the Separation Account are greater than the then applicable Separation Fund Amount, such excess shall be a Cendant Contingent Asset and Cendant shall promptly pay to Realogy and Wyndham such amounts based on their Applicable Percentage. Following April 1, 2007, Cendant shall in good faith, on a monthly basis, evaluate the appropriate and necessary amount of funds to be included in the Separation Account (based upon various factors including the estimate and likelihood of monthly Separation Expenses at such time) and shall make a good faith determination as to whether the Separation Fund Amount should be reduced (provided that the Separation Fund amount may not be increased) and/or any portion of the Separation Fund Amount should be repaid to Realogy and Wyndham. In the event that Cendant determines that all or a portion of the Separation Fund Amount should be repaid to Realogy and Wyndham, such amounts shall be repaid to such Parties based on their respective Applicable Percentage. In addition, Cendant shall use commercially reasonable efforts to provide Realogy and Wyndham with a good faith statement on or around the fifteenth (15th) and thirtieth (30th) day of each month beginning with the first month after which the first Distribution Date occurs setting forth its forecast of the amount and timing of any payments Cendant expects to make with respect to Separation Expenses which are in excess of $1,000,000. In the event there is a Change of Control of Cendant, (i) any amounts remaining in the Separation Account shall be repaid to Realogy and Wyndham prior to such Change of Control based on their respective Applicable Percentage and Cendant shall no longer have any rights with respect to administering Separation Expenses pursuant to this Section 5.6 and (ii) Realogy shall administer any remaining Separation Expenses in accordance with Article VII. No Separation Account shall be created in the event a Travelport Sale is not completed.

Section 5.7. Cooperation. From the applicable Relevant Time until March 31, 2007, the Parties shall, and shall cause each of their respective Affiliates and employees to (i) provide reasonable cooperation and assistance to each other Party in connection with the completion of the Plan of Separation (including assisting in the preparation of the Distributions), (ii) provide knowledge transfer regarding its applicable Business or Cendant’s historical business and (iii) assist each Party in the orderly and efficient transition in becoming an independent company, in each case at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 5.7 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with any of its employees normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees involved in such function or service in connection with the Plan of Separation (including, employee benefits functions, risk management, etc.).

Section 5.8. Affinion Non-Competition; Non-Hire; Non-Solicitation. Each of Realogy, Wyndham and Travelport hereby agrees and acknowledges that, following the Relevant Time, such Party shall, and shall cause each member of its applicable Group to, be bound by the terms and conditions of Section 4.16 (Non-Competition; Non-Hire; Non-Solicitation) of the Purchase Agreement, dated as of July 26, 2005, by and among Cendant, Affinion Group, Inc. and Affinion Group Holdings, Inc., as if each such Party is the “Seller” for the purposes of such Section 4.16 only.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1. Stock Options.

(a) Realogy Distribution

(i) Prior to the Realogy Distribution Date, Cendant shall take all actions necessary such that, subject to the consent of the holder of a Cendant Option, each Cendant Option which is outstanding immediately prior to the Realogy Distribution Date and which would otherwise vest based upon the attainment of “above target” performance goals shall be cancelled for no consideration, effective immediately prior to the Realogy Distribution Date. Each remaining Cendant Option (i.e., a Cendant Option that is not subject to “above target” performance goals) which is outstanding immediately prior to the Realogy Distribution Date shall, as of the Realogy Distribution Date, be converted into a Realogy Option and an adjusted Cendant Option (“Post-Realogy Cendant Option”) in accordance with the succeeding paragraphs of this Section 6.1.

(ii) The number of shares subject to the Realogy Option shall be equal to the number of shares of Realogy Common Stock to which the option holder would be entitled in the Realogy Distribution had the shares subject to the Cendant Option represented outstanding shares of Cendant Common Stock, the resulting number of shares subject to the Realogy Option being rounded down to the nearest whole share. The per share exercise price of the Post-Realogy Cendant Option shall be equal to the product of (1) the per share exercise price of the Cendant Option immediately prior to the Realogy Distribution Date (the “Pre-Realogy Cendant Option Price”) multiplied by (2) a fraction, the numerator of which shall be the per share trading price of Cendant Common Stock in the first trade immediately following the Realogy Distribution Date (the “Post-Realogy Cendant Stock Price”) and the denominator of which shall be the sum of (i) the Post-Realogy Cendant Stock Price and (ii) the quotient determined by dividing the per share trading price of Realogy Common Stock in the first trade after the Realogy Distribution Date (the “Opening Realogy Stock Price”) by the Realogy Ratio (as defined below), which product shall be rounded up to the nearest whole cent. The per share exercise price of the Realogy Option shall be equal to the product of (1) the Pre-Realogy Cendant Option Price multiplied by (2) a fraction, the numerator of which shall be the Opening Realogy Stock Price and the denominator of which shall be the sum of (i) the Post-Realogy Cendant Stock Price and (ii) the quotient determined by dividing the Opening Realogy Stock Price by the Realogy Ratio, which product shall be rounded up to the nearest whole cent. For purposes of this paragraph (b), “Realogy Ratio” shall mean the amount determined by dividing (x) the number one (1) by (y) the number of shares of Realogy Common Stock distributed in respect of each share of Cendant Common Stock in the Realogy Distribution.

(iii) Prior to the Realogy Distribution Date, Cendant shall amend the applicable Cendant Equity Plans, effective as of the Realogy Distribution Date, to provide that for purposes of the Post-Realogy Cendant Options (including in determining exercisability and the post-employment exercise period), a Realogy Employee’s continued service with Realogy following the Realogy Distribution Date shall be deemed continued service with Cendant. Prior to the Realogy Distribution Date, Cendant shall cause Realogy to adopt the 2006 Realogy Equity and Incentive Plan (the “2006 Realogy Equity and Incentive Plan”), effective as of the Realogy Distribution Date and shall approve, as the sole stockholder, the adoption of the 2006 Realogy Equity and Incentive Plan. Realogy shall grant each Realogy Option under the 2006 Realogy Equity and Incentive Plan, which shall provide that, except as otherwise provided herein, the terms and conditions applicable to the Realogy Options shall be substantially similar to the terms and conditions applicable to the corresponding Cendant Option, including the terms and conditions relating to vesting and the post-termination exercise period (as set forth in the applicable plan, award agreement or in the Option holder’s then applicable employment agreement with Cendant, which terms shall remain in effect even after the expiration or termination of such employment agreement) and including a provision to the effect that, for purposes of the Realogy Options, each of the following shall be deemed to constitute service with Realogy: (1) continued service with Cendant from and after the Realogy Distribution Date; (2) a Wyndham Employee’s continued service with Wyndham from and after the Wyndham Distribution Date; and (3) a Travelport Employee’s continued service with Travelport from and after the Travelport Distribution Date.

(iv) Except as provided herein, the Realogy Options and the Post-Realogy Cendant Options shall remain subject to their terms and conditions in effect immediately prior to the Realogy Distribution Date, including terms relating to post-termination exercise periods provided for in any Option holder’s employment agreement; provided, that such options (after giving effect to further adjustments in connection with the Wyndham Distribution and, if applicable, the Travelport Distribution) shall become fully vested on the earlier of (i) the date such would have otherwise vested in accordance with their existing vesting schedule, (ii) on or immediately following the one month anniversary of the earlier to occur of the Wyndham Distribution Date or the Travelport Distribution Date or (iii) such other date as may be approved by the Compensation Committee of the Board of Directors of Cendant (such date, the “Option Accelerated Vesting Date”). In the event that the Option Accelerated Vesting Date does not occur prior to December 31, 2006, then the Realogy Options and the Post-Realogy Cendant Options shall remain subject to their existing vesting schedule and other terms and conditions so long as the holder thereof shall have remained (or, in accordance herewith, is deemed to have remained) in employment with Cendant to the Option Accelerated Vesting Date.

(v) Upon the exercise of a Realogy Option, regardless of the holder thereof, Realogy shall be solely responsible for the issuance of Realogy Common Stock, and for ensuring the withholding of all applicable tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

(vi) For U.S. federal income Tax purposes, the Parties shall treat the exercise of a Post-Realogy Cendant Option or a Realogy Option, as the case may be, as set forth in the Tax Sharing Agreement.

(b) Wyndham Distribution

(i) Prior to the Wyndham Distribution Date, Cendant shall take all actions necessary such that, each Post-Realogy Cendant Option which is outstanding immediately prior to the Wyndham Distribution Date shall be converted into a Wyndham Option and an adjusted Post-Realogy Cendant Option (“Post-Wyndham Cendant Option”) in accordance with the succeeding paragraphs of this Section 6.1(b).

(ii) The number of shares subject to the Wyndham Option shall be equal to the number of shares of Wyndham Common Stock to which the option holder would be entitled in the Wyndham Distribution had the shares subject to the Post-Realogy Cendant Option represented outstanding shares of Cendant Common Stock, the resulting number of shares subject to the Wyndham Option being rounded down to the nearest whole share. The per share exercise price of the Post-Wyndham Cendant Option shall be equal to the product of (1) the per share exercise price of the Post-Realogy Cendant Option immediately prior to the Wyndham Distribution Date (the “Pre-Wyndham Cendant Option Price”) multiplied by (2) a fraction, the numerator of which shall be the per share trading price of Cendant Common Stock in the first trade immediately following the Wyndham Distribution Date (the “Post-Wyndham Cendant Stock Price”) and the denominator of which shall be the sum of (i) the Post-Wyndham Cendant Stock Price and (ii) the quotient determined by dividing the per share trading price of Wyndham Common Stock in the first trade after the Wyndham Distribution Date (the “Opening Wyndham Stock Price”) by the Wyndham Ratio (as defined below), which product shall be rounded up to the nearest whole cent. The per share exercise price of the Wyndham Option shall be equal to the product of (1) the Pre-Wyndham Cendant Option Price multiplied by (2) a fraction, the numerator of which shall be the Opening Wyndham Stock Price and the denominator of which shall be the sum of (i) the Post-Wyndham Cendant Stock Price and (ii) the quotient determined by dividing the Opening Wyndham Stock Price by the Wyndham Ratio, which product shall be rounded up to the nearest whole cent. For purposes of this paragraph (b), “Wyndham Ratio” shall mean the amount determined by dividing (x) the number one (1) by (y) the number of shares of Wyndham Common Stock distributed in respect of each share of Cendant Common Stock in the Wyndham Distribution.

(iii) Prior to the Wyndham Distribution Date, Cendant shall amend the applicable Cendant Equity Plans, effective as of the Wyndham Distribution Date, to provide that for purposes of the Post-Wyndham Cendant Options (including in determining exercisability and the post-employment exercise period), a Wyndham Employee’s continued service with Wyndham following the Wyndham Distribution Date shall be deemed continued service with Cendant. Prior to the Wyndham Distribution Date, Cendant shall cause Wyndham to adopt the 2006 Wyndham Equity and Incentive Plan (the “2006 Wyndham Equity and Incentive Plan”), effective as of the Wyndham Distribution Date and shall approve, as the sole stockholder, the adoption of the 2006 Wyndham Equity and Incentive Plan. Wyndham shall grant each Wyndham Option under the 2006 Wyndham Equity and Incentive Plan, which shall provide that, except as otherwise provided herein, the terms and conditions applicable to the Wyndham Options shall be substantially similar to the terms and conditions applicable to the corresponding Post-Realogy Cendant Option, including the terms and conditions relating to vesting and the post-termination exercise period (as set forth in the applicable plan, award agreement or in the Option holder’s then applicable employment agreement with Cendant, which terms shall remain in effect even after the expiration or termination of such employment agreement) and including a provision to the effect that, for purposes of the Wyndham Options, each of the following shall be deemed to constitute service with Wyndham: (1) continued service with Cendant from and after the Wyndham Distribution Date; (2) a Wyndham Employee’s continued service with Wyndham from and after the Wyndham Distribution Date; and (3) a Travelport Employee’s continued service with Travelport from and after the Travelport Distribution Date.

(iv) Except as provided herein, the Wyndham Options and the Post-Wyndham Cendant Options shall remain subject to their terms and conditions in effect immediately prior to the Wyndham Distribution Date, including terms relating to post-termination exercise periods provided for in any Option holder’s employment agreement; provided, that the Wyndham Options and Post-Wyndham Cendant Options (after giving effect to further adjustments in connection with the Wyndham Distribution and, if applicable, the Travelport Distribution) shall become fully vested on the Option Accelerated Vesting Date. In the event that the Option Accelerated Vesting Date does not occur prior to December 31, 2006, then the Wyndham Options and the Post-Wyndham Cendant Options shall remain subject to their existing vesting schedule and other terms and conditions so long as the holder thereof shall have remained (or, in accordance herewith, is deemed to have remained) in employment with Cendant to the Option Accelerated Vesting Date.

(v) Upon the exercise of a Wyndham Option, regardless of the holder thereof, Wyndham shall be solely responsible for the issuance of Wyndham Common Stock, and for ensuring the withholding of all applicable tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

(vi) For U.S. federal income Tax purposes, the Parties shall treat the exercise of a Post-Wyndham Cendant Option or a Wyndham Option, as the case may be, as set forth in the Tax Sharing Agreement.

(c) Travelport Options

(i) Prior to the Travelport Distribution Date, Cendant shall take all actions necessary such that, each Post-Wyndham Cendant Option which is outstanding immediately prior to the Travelport Distribution Date shall be converted into a Travelport Option and an adjusted Post-Wyndham Cendant Option (“Post-Travelport Cendant Option”) in accordance with the succeeding paragraphs of this Section 6.1.(c).

(ii) The number of shares subject to the Travelport Option shall be equal to the number of shares of Travelport Common Stock to which the option holder would be entitled in the Travel Distribution had the shares subject to the Post-Wyndham Cendant Option represented outstanding shares of Cendant Common Stock, the resulting number of shares subject to the Travelport Option being rounded down to the nearest whole share. The per share exercise price of the Post-Travelport Cendant Option shall be equal to the product of (1) the per share exercise price of the Post-Wyndham Cendant Option immediately prior to the Travel Distribution Date (the “Pre-Travelport Cendant Option Price”) multiplied by (2) a fraction, the numerator of which shall be the per share trading price of Cendant Common Stock in the first trade immediately following the Travelport Distribution Date (the “Post-Travelport Cendant Stock Price”) and the denominator of which shall be the sum of (i) the Post-Travelport Cendant Stock Price and (ii) the quotient determined by dividing the per share trading price of Travelport Common Stock in the first trade after the Travelport Distribution Date (the “Opening Travelport Stock Price”) by the Travelport Ratio (as defined below), which product shall be rounded up to the nearest whole cent. The per share exercise price of the Travelport Option shall be equal to the product of (1) the Pre-Travelport Cendant Option Price multiplied by (2) a fraction, the numerator of which shall be the Opening Travelport Stock Price and the denominator of which shall be the sum of (i) the Post-Travelport Cendant Stock Price and (ii) the quotient determined by dividing the Opening Travelport Stock Price by the Travelport Ratio, which product shall be rounded up to the nearest whole cent. For purposes of this paragraph (c), “Travelport Ratio” shall mean the amount determined by dividing (x) the number one (1) by (y) the number of shares of Travelport Common Stock distributed in respect of each share of Cendant Common Stock in the Travelport Distribution.

(iii) Prior to the Travelport Distribution Date, Cendant shall amend the applicable Cendant Equity Plans, effective as of the Travelport Distribution Date, to provide that for purposes of the Post-Travelport Cendant Options (including in determining exercisability and the post-employment exercise period), a Travelport Employee’s continued service with Travelport following the Travelport Distribution Date shall be deemed continued service with Cendant. Prior to the Travelport Distribution Date, Cendant shall cause Travelport to adopt the 2006 Travel

Equity and Incentive Plan (the “2006 Travel Equity and Incentive Plan”), effective as of the Travelport Distribution Date and shall approve, as the sole stockholder, the adoption of the 2006 Travel Equity and Incentive Plan. Travelport shall grant each Travelport Option under the 2006 Travel Equity and Incentive Plan, which shall provide that, except as otherwise provided herein, the terms and conditions applicable to the Travelport Options shall be substantially similar to the terms and conditions applicable to the corresponding Post-Wyndham Cendant Option, including the terms and conditions relating to vesting and the post-termination exercise period (as set forth in the applicable plan, award agreement or in the Option holder’s then applicable employment agreement with Cendant, which terms shall remain in effect even after the expiration or termination of such employment agreement) and including a provision to the effect that, for purposes of the Travelport Options, each of the following shall be deemed to constitute service with Travel: (1) continued service with Cendant from and after the Travelport Distribution Date; (2) a Wyndham Employee’s continued service with Wyndham from and after the Wyndham Distribution; and (3) a Realogy Employee’s continued service with Realogy from and after the Realogy Distribution.

(iv) Except as provided herein, the Travelport Options and the Post-Travelport Cendant Options shall remain subject to their terms and conditions in effect immediately prior to the Travelport Distribution Date, including terms relating to post-termination exercise periods provided for in any Option holder’s employment agreement; provided, that the Travelport and the Post-Travelport Cendant Options shall become fully vested on the Option Accelerated Vesting Date. In the event that the Option Accelerated Vesting Date does not occur prior to December 31, 2006, then the Travelport and the Post-Travelport Cendant Options shall remain subject to their existing vesting schedule and other terms and conditions so long as the holder thereof shall have remained (or, in accordance herewith, is deemed to have remained) in employment with Cendant to the Option Accelerated Vesting Date.

(v) Upon the exercise of a Travelport Option, regardless of the holder thereof, Travelport shall be solely responsible for the issuance of Travelport Common Stock, and for ensuring the withholding of all applicable tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

(vi) For U.S. federal income Tax purposes, the Parties shall treat the exercise of a Post-Travelport Cendant Option or a Travelport Option, as the case may be, as set forth in the Tax Sharing Agreement.

(d) Notwithstanding the preceding provisions of Section 6.1, the provisions of this Section 6.1(d) shall apply in the event the Realogy Distribution Date and the Wyndham Distribution Date occur on the same date (“Simultaneous Distributions”).

(i) The number of shares subject to the Realogy Option and Wyndham Option shall be equal to the number of shares of Realogy Common Stock and Wyndham Common Stock to which the option holder would be entitled in the Simultaneous Distributions had the shares subject to the Cendant Option represented outstanding shares of Cendant Common Stock, the resulting number of shares subject to the Realogy Option and Wyndham Option being rounded down to the nearest whole share. The per share exercise price of the Cendant Option following the Simultaneous Distributions shall be equal to the product of (1) the per share exercise price of the Cendant Option immediately prior to the Simultaneous Distributions (the “Pre-Simultaneous Cendant Option Price”) multiplied by (2) a fraction, the numerator of which shall be the per share trading price of Cendant Common Stock in the first trade immediately following the Simultaneous Distributions (the “Post-Simultaneous Cendant Stock Price”) and the denominator of which shall be the sum of (i) the Post-Simultaneous Cendant Stock Price and (ii) the quotient determined by dividing the per share trading price of Realogy Common Stock in the first trade after the Simultaneous Distributions (the “ Post-Simultaneous Opening Realogy Stock Price “) by the Simultaneous Realogy Ratio, which product shall be rounded up to the nearest whole cent and (iii) the quotient determined by dividing the per share trading price of Wyndham Common Stock in the first trade after the Simultaneous Distributions (the “Post-Simultaneous Opening Wyndham Stock Price”) by the Simultaneous Wyndham Ratio, which product shall be rounded up to the nearest whole cent.

(ii) The per share exercise price of the Realogy Option shall be equal to the product of (1) the Pre-Simultaneous Cendant Option Price multiplied by (2) a fraction, the numerator of which shall be the Post-Simultaneous Opening Realogy Stock Price and the denominator of which shall be the sum of (i) the Post-Simultaneous Cendant Stock Price and (ii) the quotient determined by dividing the Post-Simultaneous Opening Realogy Stock Price by the Simultaneous Realogy Ratio and (iii) the quotient determined by dividing the Post-Simultaneous Wyndham Opening Stock Price by the Simultaneous Wyndham Ratio.

(iii) The per share exercise price of the Wyndham Option shall be equal to the product of (1) the Pre-Simultaneous Cendant Option Price multiplied by (2) a fraction, the numerator of which shall be the Post-Simultaneous Opening Wyndham Stock Price and the denominator of which shall be the sum of (i) the Post-Simultaneous Cendant Stock Price and (ii) the quotient determined by dividing the Post-Simultaneous Opening Wyndham Stock Price by the Simultaneous Wyndham Ratio and

(iii) the quotient determined by dividing the Post-Simultaneous Realogy Opening Stock Price by the Simultaneous Realogy Ratio.

(iv) For purposes of this paragraph (d), “Simultaneous Realogy Ratio” shall mean the amount determined by dividing (x) the number one (1) by (y) the number of shares of Realogy Common Stock distributed in respect of each share of Cendant Common Stock in the Simultaneous Distributions and “Simultaneous Wyndham Ratio” shall mean the amount determined by dividing (x) the number one (1) by (y) the number of shares of Wyndham Common Stock distributed in respect of each share of Cendant Common Stock in the Simultaneous Distributions.

Section 6.2. Restricted Stock Units.

(a) Realogy Distribution

(i) Prior to the Realogy Distribution Date, Cendant shall take all actions necessary such that, subject to the consent of the holder of a Cendant Restricted Stock Unit, each Cendant Restricted Stock Unit which is outstanding immediately prior to the Realogy Distribution Date and which would vest based upon the attainment of “above-target” performance goals shall be cancelled for no consideration, effective immediately prior to the Realogy Distribution Date. Each remaining Cendant Restricted Stock Unit (i.e., a Cendant Restricted Stock Unit that is not subject to the “above-target” performance goals) which is outstanding immediately prior to the Realogy Distribution Date shall be converted, as of the Realogy Distribution Date, into a Realogy Restricted Stock Unit and an adjusted Cendant Restricted Stock Unit in accordance with the succeeding paragraphs of this Section 6.2.

(ii) The number of Realogy Restricted Stock Units shall be equal to the number of shares of Realogy Common Stock to which the holder of Realogy Restricted Stock Units would be entitled in the Realogy Distribution had the Cendant Restricted Stock Units represented actual shares of Cendant Common Stock, the resulting number of Realogy Restricted Stock Units being rounded down to the nearest whole unit. All Realogy Restricted Stock Units and adjusted Cendant Restricted Stock Units shall become vested upon the earlier of (i) the date such units would have otherwise vested in accordance with the existing vesting schedule, (ii) on or immediately following the one month anniversary of the earlier to occur of the Wyndham Distribution Date or the Travelport Distribution Date or (iii) such other date as may be approved by the Compensation Committee of the Board of Directors of Cendant (such date, the “RSU Accelerated Vesting Date”). In the event that the RSU Accelerated Vesting Date does not occur prior to December 31, 2006, then the adjusted

Cendant Restricted Stock Units and the Realogy Restricted Stock Units shall remain subject to their existing vesting schedule and other terms and conditions so long as the holder thereof shall have remained (or, in accordance herewith, is deemed to have remained) in employment with one or more of Cendant, Realogy, Wyndham and/or Travelport to the RSU Accelerated Vesting Date.

(iii) Prior to the Realogy Distribution Date, Cendant shall amend the applicable Cendant Equity Plans, effective as of the Realogy Distribution Date, to provide that for purposes of continued vesting of the adjusted Cendant Restricted Stock Units, a Realogy Employee’s continued service with Realogy following the Realogy Distribution Date shall be deemed continued service with Cendant.

(iv) Upon the vesting of the Realogy Restricted Stock Units, Realogy shall be solely responsible for the settlement of all Realogy Restricted Stock Units, regardless of the holder thereof, and for ensuring the satisfaction of all applicable tax withholding requirements on behalf of the employing entity of such holder including under Section 6.9.

(v) For U.S. federal income Tax purposes, the Parties shall treat the vesting of Realogy Restricted Stock Units as set forth in the Tax Sharing Agreement.

(b) Wyndham Distribution. The provisions of this Section 6.2(b) shall not apply in the event the date of the Travelport Distribution occurs prior to the Wyndham Distribution Date.

(i) Prior to the Wyndham Distribution Date, Cendant shall take all actions necessary such that, each Cendant Restricted Stock Unit which is outstanding immediately prior to the Wyndham Distribution Date shall be converted, as of the Wyndham Distribution Date, into a Wyndham Restricted Stock Unit and an adjusted Cendant Restricted Stock Unit in accordance with the succeeding paragraphs of this Section 6.2(b).

(ii) The number of Wyndham Restricted Stock Units shall be equal to the number of shares of Wyndham Common Stock to which the holder of Wyndham Restricted Stock Units would be entitled in the Wyndham Distribution had the Cendant Restricted Stock Units represented actual shares of Cendant Common Stock, the resulting number of Wyndham Restricted Stock Units being rounded down to the nearest whole unit. All Wyndham Restricted Stock Units and adjusted Cendant Restricted Stock Units shall become vested upon RSU Accelerated Vesting Date. In the event that the RSU Accelerated Vesting Date does not occur prior to December 31, 2006, then the adjusted Cendant Restricted Stock Units and the Wyndham Restricted Stock Units shall remain subject to their existing vesting schedule and other terms and conditions so long as the holder thereof shall have remained (or, in accordance herewith, is deemed to have remained) in employment with one or more of Cendant, Realogy, Wyndham and, if applicable, Travelport to the RSU Accelerated Vesting Date.

(iii) Prior to the Wyndham Distribution Date, Cendant shall amend the applicable Cendant Equity Plans, effective as of the Wyndham Distribution Date, to provide that for purposes of continued vesting of the adjusted Cendant Restricted Stock Units, a Wyndham Employee’s continued service with Wyndham following the Wyndham Distribution Date shall be deemed continued service with Cendant.

(iv) Upon the vesting of the Wyndham Restricted Stock Units, Wyndham shall be solely responsible for the settlement of all Wyndham Restricted Stock Units, regardless of the holder thereof, and for ensuring the satisfaction of all applicable tax withholding requirements on behalf of the employing entity of such holder including under Section 6.9.

(v) For U.S. federal income Tax purposes, the Parties shall treat the vesting of Wyndham Restricted Stock Units as set forth in the Tax Sharing Agreement.

(c) Travelport Distribution. The provisions of this Section 6.2(c) shall not apply in the event the Wyndham Distribution Date occurs prior to the date of the Travelport Distribution.

(i) Prior to the Travelport Distribution Date, Cendant shall take all actions necessary such that, each Cendant Restricted Stock Unit which is outstanding immediately prior to the Travelport Distribution Date shall be converted, as of the Travelport Distribution Date, into a Travelport Restricted Stock Unit and an adjusted Cendant Restricted Stock Unit in accordance with the succeeding paragraphs of this Section 6.2(c).

(ii) The number of Travelport Restricted Stock Units shall be equal to the number of shares of Travelport Common Stock to which the holder of Travelport Restricted Stock Units would be entitled in the Travelport Distribution had the Cendant Restricted Stock Units represented actual shares of Cendant Common Stock, the resulting number of Travelport Restricted Stock Units being rounded down to the nearest whole unit. All Travelport Restricted Stock Units and adjusted Cendant Restricted Stock Units shall become vested upon RSU Accelerated Vesting Date. In the event that the RSU Accelerated Vesting Date does not occur prior to December 31, 2006, then the adjusted Cendant Restricted Stock Units and the Travelport Restricted Stock Units shall remain subject to their existing vesting schedule and other terms and conditions so long as the holder thereof shall have remained (or, in accordance herewith, is deemed to have remained) in employment with one or more of Cendant, Realogy,

Wyndham and, if applicable, Travelport to the RSU Accelerated Vesting Date.

(iii) Prior to the Travelport Distribution Date, Cendant shall amend the applicable Cendant Equity Plans, effective as of the Travelport Distribution Date, to provide that for purposes of continued vesting of the adjusted Cendant Restricted Stock Units, a Travelport Employee’s continued service with Travelport following the Travelport Distribution Date shall be deemed continued service with Cendant.

(iv) Upon the vesting of the Travelport Restricted Stock Units, Travelport shall be solely responsible for the settlement of all Travelport Restricted Stock Units, regardless of the holder thereof, and for ensuring the satisfaction of all applicable tax withholding requirements on behalf of the employing entity of such holder including under Section 6.9.

(v) For U.S. federal income Tax purposes, the Parties shall treat the vesting of Travelport Restricted Stock Units as set forth in the Tax Sharing Agreement.

Section 6.3. Employee Stock Purchase Plan. Prior to the applicable Distribution Date, Cendant shall cause Realogy and, if applicable, Travelport, to adopt an employee stock purchase plan (the “Realogy ESPP”, and, if applicable, the “Travelport ESPP”), effective as of the applicable Distribution Date, and shall, as the sole stockholder of each such entity, approve the applicable ESPP.

Section 6.4. Deferred Compensation Plans.

(a) Realogy Deferred Compensation Plans.

(i) Effective as of the Realogy Distribution Date, Realogy shall Assume and be solely responsible for the satisfaction of all Liabilities under the Cendant Corporation Deferred Compensation Plan and the Cendant Savings and Restoration Plan (collectively, the “Cendant Deferred Compensation Plans” and, such Liabilities, the “Realogy Deferred Compensation Liabilities”) in respect of Realogy Employees and those non-employee directors (other than the non-employee director listed on Schedule 6.4(a)(i)) of Cendant who become directors of Realogy as of the Realogy Distribution Date (collectively, “Realogy Directors”). In this connection, Realogy shall adopt one or more deferred compensation plans (the “Realogy Deferred Compensation Plans”) which shall contain terms and conditions that are substantially similar to the terms and conditions of the corresponding Cendant Deferred Compensation Plan as in effect immediately prior to the Realogy Distribution Date, subject to such amendments as are necessary to comply with Code Section 409A.

Cendant shall cause the applicable trust to transfer to a trust maintained by Realogy, assets sufficient to satisfy the Realogy Deferred Compensation Liabilities (other than with respect to Liabilities relating to non-employee directors of Realogy), as determined as of the Realogy Distribution Date. Following the Realogy Distribution Date, Cendant shall retain responsibility for the satisfaction of all Liabilities and shall fully perform, pay and discharge all obligations related to participants (other than Realogy Deferred Compensation Liabilities) under the Cendant Deferred Compensation Plans.

(ii) All elections by Realogy Employees and Realogy Directors that were in effect under the terms of the applicable Cendant Deferred Compensation Plan immediately prior to the Realogy Distribution Date shall continue in effect from and after the Realogy Distribution Date until a new election that by its terms supersedes the prior election is made by such Realogy Employee or Realogy Directors in accordance with the terms of the applicable Realogy Deferred Compensation Plan and consistent with the provisions of Code Section 409A.

(iii) Prior to the Realogy Distribution Date, Cendant shall take all actions necessary such that deferred compensation obligations denominated in Cendant Common Stock (the “Cendant Deferred Units”) which are credited to the accounts of participants in the Cendant Deferred Compensation Plans immediately prior to the Realogy Distribution Date shall, effective as of the Realogy Distribution Date, be converted, in the manner described above for Cendant Restricted Stock Units, into obligations denominated in respect of Realogy Common Stock (the “Realogy Deferred Units”) and adjusted Cendant Deferred Units.

(iv) The terms and conditions relating to Realogy Deferred Units and adjusted Cendant Deferred Units shall be substantially similar to the terms and conditions relating to the corresponding Cendant Deferred Units immediately prior to the Realogy Distribution Date, except that (i) Cendant shall cause the Cendant Deferred Compensation Plans to be amended, effective as of the Realogy Distribution Date, to provide participants with the ability to re-direct the notional investment of all or a portion of the Realogy Deferred Units credited by reason of the Realogy Distribution into additional Cendant Deferred Units or into one or more alternative investment vehicles (other than those relating to Wyndham or Travelport Common Stock) offered under the applicable Cendant Deferred Compensation Plan and (ii) Realogy shall cause the Realogy Deferred Compensation Plans to be amended, effective as of the Realogy Distribution Date, to provide participants with the ability to re-direct the notional investment of all or a portion of the adjusted Cendant Deferred Units into additional Realogy Deferred Units or into one or more alternative investment vehicles (other than those relating to Wyndham or

Travelport Common Stock) offered under the applicable Realogy Deferred Compensation Plan.

(b) Wyndham Deferred Compensation Plans

(i) Effective as of the Wyndham Distribution Date, Wyndham shall Assume and be solely responsible for the satisfaction of all Liabilities under the Cendant Deferred Compensation Plans in respect of Wyndham Employees and those non-employee directors of Cendant who become directors of Wyndham as of the Wyndham Distribution Date (collectively, “Wyndham Directors” and, such Liabilities, the “Wyndham Deferred Compensation Liabilities”). In this connection, Wyndham shall adopt one or more deferred compensation plans (the “Wyndham Deferred Compensation Plans”) which shall contain terms and conditions that are substantially similar to the terms and conditions of the corresponding Cendant Deferred Compensation Plan as in effect immediately prior to the Wyndham Distribution Date, subject to such amendments as are necessary to comply with Code Section 409A. Cendant shall cause the applicable trust to transfer to a trust maintained by Wyndham, assets sufficient to satisfy the Wyndham Deferred Compensation Liabilities (other than with respect to Liabilities relating to non-employee directors of Wyndham), as determined as of the Wyndham Distribution Date. Following the Wyndham Distribution Date, Cendant shall retain responsibility for the satisfaction of all Liabilities and shall fully perform, pay and discharge all obligations related to participants (other than Wyndham Deferred Compensation Liabilities) under the Cendant Deferred Compensation Plans.

(ii) All elections by Wyndham Employees and Wyndham Directors that were in effect under the terms of the applicable Cendant Deferred Compensation Plan immediately prior to the Wyndham Distribution Date shall continue in effect from and after the Wyndham Distribution Date until a new election that by its terms supersedes the prior election is made by such Wyndham Employee or Wyndham Directors in accordance with the terms of the applicable Wyndham Deferred Compensation Plan and consistent with the provisions of Code Section 409A.

(iii) Prior to the Wyndham Distribution Date, Cendant shall take all actions necessary such that deferred compensation obligations denominated in Cendant Deferred Units which are credited to the accounts of participants in the Cendant Deferred Compensation Plans immediately prior to the Wyndham Distribution Date shall, effective as of the Wyndham Distribution Date, be converted, in the manner described above for Cendant Restricted Stock Units, into obligations denominated in respect of Wyndham Common Stock (the “Wyndham Deferred Units”) and adjusted Cendant Deferred Units.

(iv) The terms and conditions relating to Wyndham Deferred Units and adjusted Cendant Deferred Units shall be substantially similar to the terms and conditions relating to the corresponding Cendant Deferred Units immediately prior to the Wyndham Distribution Date, except that (i) Cendant shall cause the Cendant Deferred Compensation Plans to be amended, effective as of the Wyndham Distribution Date, to provide participants with the ability to re-direct the notional investment of all or a portion of the Wyndham Deferred Units credited by reason of the Wyndham Distribution into additional Cendant Deferred Units or into one or more alternative investment vehicles (other than those relating to Realogy or Travelport Common Stock) offered under the applicable Cendant Deferred Compensation Plan and (ii) Wyndham shall cause the Wyndham Deferred Compensation Plans to be amended, effective as of the Wyndham Distribution Date, to provide participants with the ability to re-direct the notional investment of all or a portion of the adjusted Cendant Deferred Units into additional Wyndham Deferred Units or into one or more alternative investment vehicles (other than those relating to Realogy or Travelport Common Stock) offered under the applicable Wyndham Deferred Compensation Plan.

(c) Travelport Deferred Compensation Plans

(i) Effective as of the Travelport Distribution Date, Travelport shall Assume and be solely responsible for the satisfaction of all Liabilities under the Cendant Deferred Compensation Plans in respect of Travelport Employees and those non-employee directors of Cendant who become directors of Travelport as of the Travelport Distribution Date (collectively, “Travelport Directors” and, such Liabilities, the “Travelport Deferred Compensation Liabilities”). In this connection, Travelport shall adopt one or more deferred compensation plans (the “Travelport Deferred Compensation Plans”) which shall contain terms and conditions that are substantially similar to the terms and conditions of the corresponding Cendant Deferred Compensation Plan as in effect immediately prior to the Travelport Distribution Date, subject to such amendments as are necessary to comply with Code Section 409A. Cendant shall cause the applicable trust to transfer to a trust maintained by Travelport, assets sufficient to satisfy the Travelport Deferred Compensation Liabilities (other than with respect to Liabilities relating to non-employee directors of Travelport), as determined as of the Travelport Distribution Date. Following the Travelport Distribution Date, Cendant shall retain responsibility for the satisfaction of all Liabilities and shall fully perform, pay and discharge all obligations related to participants (other than Travelport Deferred Compensation Liabilities) under the Cendant Deferred Compensation Plans.

(ii) All elections by Travelport Employees and Travelport Directors that were in effect under the terms of the applicable Cendant Deferred

Compensation Plan immediately prior to the Travelport Distribution Date shall continue in effect from and after the Travelport Distribution Date until a new election that by its terms supersedes the prior election is made by such Travelport Employee or Travelport Directors in accordance with the terms of the applicable Travelport Deferred Compensation Plan and consistent with the provisions of Code Section 409A.

(iii) Prior to the Travelport Distribution Date, Cendant shall take all actions necessary such that deferred compensation obligations denominated in Cendant Deferred Units which are credited to the accounts of participants in the Cendant Deferred Compensation Plans immediately prior to the Travelport Distribution Date shall, effective as of the Travelport Distribution Date, be converted, in the manner described above for Cendant Restricted Stock Units, into obligations denominated in respect of Travelport Common Stock (the “Travelport Deferred Units”) and adjusted Cendant Deferred Units.

(iv) The terms and conditions relating to Travelport Deferred Units and adjusted Cendant Deferred Units shall be substantially similar to the terms and conditions relating to the corresponding Cendant Deferred Units immediately prior to the Travelport Distribution Date, except that (i) Cendant shall cause the Cendant Deferred Compensation Plans to be amended, effective as of the Travelport Distribution Date, to provide participants with the ability to re-direct the notional investment of all or a portion of the Travelport Deferred Units credited by reason of the Travelport Distribution into additional Cendant Deferred Units or into one or more alternative investment vehicles (other than those relating to Realogy or Travelport Common Stock) offered under the applicable Cendant Deferred Compensation Plan and (ii) Travelport shall cause the Travelport Deferred Compensation Plans to be amended, effective as of the Travelport Distribution Date, to provide participants with the ability to re-direct the notional investment of all or a portion of the adjusted Cendant Deferred Units into additional Travelport Deferred Units or into one or more alternative investment vehicles (other than those relating to Realogy or Travelport Common Stock) offered under the applicable Travelport Deferred Compensation Plan.

Section 6.5. Pension Plans.

(a) As of the Realogy Distribution Date, Realogy shall have adopted and established a defined benefit pension plan (the “Realogy Pension Plan”) which shall be substantially identical in all material respects to the Cendant Corporation Pension Plan Part I, except that only those persons who (i) are Realogy Employees as of the Realogy Distribution Date and (ii) have accrued a benefit under the Cendant Corporation Pension Plan Part I as of the Realogy Distribution Date shall be eligible to participate therein (the “Eligible Realogy

Participants”). The Realogy Pension Plan shall be qualified under Section 401(a) of the Code, and the trust under such plan shall be qualified under Section 501(a) of the Code. Realogy shall take all actions necessary to obtain a favorable determination letter from the Internal Revenue Service in respect of the Realogy Pension Plan.

(b) As of the Realogy Distribution Date, the Realogy Pension Plan shall Assume all Liabilities and obligations under the Cendant Corporation Pension Plan Part I. Cendant and the Cendant Corporation Pension Plan Part II, as applicable, shall retain all Liabilities and obligations in respect of all other participants (the “Eligible Cendant Participants”) under the Cendant Corporation Pension Plan Part II (and all predecessor plans). Following the Realogy Distribution Date, Eligible Realogy Participants shall accrue benefits under the Realogy Corporation Pension Plan in accordance with the terms and conditions of the Realogy Corporation Pension Plan; provided, however, that the foregoing shall in no way alter any right of Realogy, subsequent to the Realogy Distribution Date, to amend or terminate the Realogy Pension Plan in accordance with its terms and applicable Law.

(c) Notwithstanding any other provision set forth in this Agreement, (i) Realogy and the Realogy Pension Plan shall indemnify and hold harmless Cendant and the Cendant Corporation Pension Plan Part II (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the Eligible Realogy Participants relating to the provision of pension benefits pursuant to the Cendant Corporation Pension Plan Part I or the Realogy Pension Plan and (ii) Cendant and the Cendant Corporation Pension Plan Part II shall indemnify and hold harmless Realogy and the Realogy Pension Plan (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the Eligible Cendant Participants relating to the provision of pension benefits pursuant to the Cendant Corporation Pension Plan Part I.

(d) In consideration of the Realogy Pension Plan accepting and Assuming the Liabilities in respect of Eligible Realogy Participants, Cendant will cause the Cendant Corporation Pension Plan to make a direct transfer of a portion of the assets of such plan to the trust established under the Realogy Pension Plan (as soon as practicable but not earlier than thirty (30) days following the filing of Form 5310A with the Internal Revenue Service). The value of the assets to be transferred from the Cendant Corporation Pension Plan to the Realogy Pension Plan will be determined as of the Realogy Distribution Date in accordance with Section 414(l) of the Code, as determined by the actuary for the Cendant Corporation Pension Plan. Realogy and Cendant shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.5.

(e) Prior to the Realogy Distribution Date, Cendant shall cause Realogy to adopt a Realogy Corporation Employee Savings Plan (“Realogy Savings Plan”). As soon as practicable after the Realogy Distribution Date, Cendant shall cause the accounts under the Cendant Corporation Employee Savings Plan (“Cendant Savings Plan) and the value of assets attributable to accounts of Realogy Employees to be transferred to the Realogy Savings Plan in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The assets to be transferred will be in the form of cash or other property, as Cendant and Realogy shall mutually agree prior to such transfer. Prior to such transfer, Realogy shall provide Cendant with such documents and other information as Cendant shall reasonably request to assure itself that the Realogy Savings Plan and the trust established pursuant thereto (i) are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, (ii) permit the transfer by Cendant of voluntary participant after-tax contributions, and (iii) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the transfer of assets. Prior to the transfer, Cendant and Realogy will notify the Internal Revenue Service of the transfer by timely filing Forms 5310-A, to the extent such filings are required, and Cendant shall provide to Realogy copies of such personnel and other records of Cendant pertaining to the Realogy Employees and such records of any agent or representative of Cendant pertaining to the Realogy Employees and such records of any agent or representative of Cendant, in each case pertaining to the Cendant Savings Plan and as Realogy may reasonably request in order to administer and manage the accounts and assets transferred to the Realogy Savings Plan. Upon such transfer, the Realogy Savings Plan shall Assume all liabilities and obligations whatsoever with respect to all amounts transferred from the Cendant Savings Plan to the Realogy Savings Plan in respect of the Realogy Employees and each of Cendant and its affiliates and the Cendant Savings Plan shall be relieved of all such liabilities and obligations.

(f) Prior to the Wyndham Distribution Date, Cendant shall cause Wyndham to adopt a Wyndham Corporation Employee Savings Plan (“Wyndham Savings Plan”). As soon as practicable after the Wyndham Distribution Date, Cendant shall cause the accounts under the Cendant Savings Plan and the value of assets attributable to accounts of Wyndham Employees to be transferred to the Wyndham Savings Plan in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The assets to be transferred will be in the form of cash or other property, as Cendant and Travelport shall mutually agree prior to such transfer. Prior to such transfer, Wyndham shall provide Cendant with such documents and other information as Cendant shall reasonably request to assure itself that the Wyndham Savings Plan and the trust established pursuant thereto (i) are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, (ii) permit the transfer by Cendant of voluntary participant after-tax contributions, and (iii) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the transfer of assets. Prior to the transfer, Cendant and Wyndham will notify the Internal Revenue Service of the transfer by timely filing Forms 5310-A, to the extent such filings are required, and Cendant shall provide to Wyndham copies of such personnel and other records of Cendant pertaining to the Wyndham Employees and such records of any agent or representative of Cendant pertaining to the Wyndham Employees and such records of any agent or representative of Cendant, in each case pertaining to the Cendant Savings Plan and as Wyndham may reasonably request in order to administer and manage the accounts and assets transferred to the Wyndham Savings Plan. Upon such transfer, the Wyndham Savings Plan shall Assume all liabilities and obligations whatsoever with respect to all amounts transferred from the Cendant Savings Plan to the Wyndham Savings Plan in respect of the Wyndham Employees and each of Cendant and its affiliates and the Cendant Savings Plan shall be relieved of all such liabilities and obligations.

(g) Prior to the Travelport Distribution Date, Cendant shall cause Travelport to adopt a Travelport Corporation Employee Savings Plan (“Travelport Savings Plan”). As soon as practicable after the Travelport Distribution Date, Cendant shall cause the accounts under the

Cendant Savings Plan and the value of assets attributable to accounts of Travelport Employees to be transferred to the Travelport Savings Plan in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The assets to be transferred will be in the form of cash or other property, as Cendant and Travelport shall mutually agree prior to such transfer. Prior to such transfer, Travelport shall provide Cendant with such documents and other information as Cendant shall reasonably request to assure itself that the Travelport Savings Plan and the trust established pursuant thereto (i) are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, (ii) permit the transfer by Cendant of voluntary participant after-tax contributions, and (iii) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the transfer of assets. Prior to the transfer, Cendant and Travelport will notify the Internal Revenue Service of the transfer by timely filing Forms 5310-A, to the extent such filings are required, and Cendant shall provide to Travelport copies of such personnel and other records of Cendant pertaining to the Travelport Employees and such records of any agent or representative of Cendant pertaining to the Travelport Employees and such records of any agent or representative of Cendant, in each case pertaining to the Cendant Seller Savings Plan and as Travelport may reasonably request in order to administer and manage the accounts and assets transferred to the Travelport Savings Plan. Upon such transfer, the Travelport Savings Plan shall Assume all liabilities and obligations whatsoever with respect to all amounts transferred from the Cendant Savings Plan to the Travelport Savings Plan in respect of the Travelport Employees and each of Cendant and its affiliates and the Cendant Savings Plan shall be relieved of all such liabilities and obligations.

Section 6.6. Retiree Medical Benefits. As of the Realogy Distribution Date, Realogy shall have adopted and established a retiree medical plan (the “Realogy Retiree Medical Plan”), the terms and conditions of which shall be substantially identical to the terms and conditions of the Cendant retiree medical plan (the “Cendant Retiree Medical Plan”). Following the Realogy Distribution Date, Realogy shall be solely responsible for the satisfaction of all retiree medical and retiree insurance obligations in respect of the Cendant Retiree Medical Plan.

Section 6.7. Continuation of Benefit Plan Participation. Until December 31, 2006, or such earlier date as may be agreed to by (i) Cendant and Realogy with respect to Cendant Employees, (ii) Cendant and Wyndham with respect to Wyndham Employees, and (iii) if applicable, Cendant and Travelport with respect to Travelport Employees, Cendant shall allow all Realogy Employees, Wyndham Employees and, if applicable, Travelport Employees to continue to participate in the employee welfare benefit plans of Cendant set forth on Schedule 6.7. The costs of such benefit plan coverage shall be allocated as agreed between Cendant and Realogy, Wyndham and Travelport, as applicable.

Section 6.8. Certain Guarantees. Each of Realogy, Wyndham, and, if applicable, Travelport agrees, jointly and severally, to guarantee the prompt payment when due of all amounts payable under the Cendant Deferred Compensation Plan, the Realogy Deferred Compensation Plans, the Wyndham Deferred

Compensation Plan and, if applicable, the Travelport Deferred Compensation Plans, in each case, in respect of all periods prior to the end of the 2005 plan year (“Common Arrangements”) and only in the event that the primary obligor under the applicable Common Arrangement fails to satisfy its payment obligations thereunder.

Section 6.9. Cooperation. Notwithstanding anything herein to the contrary, each of Cendant, Realogy, Wyndham and Travelport shall establish an appropriate administration system in order to handle exercises of its Options in an orderly manner and provide reasonable levels of service for option holders. Each of Cendant, Realogy, Wyndham and Travelport will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s option data and records are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance.

Section 6.10. Approval of Plans. On or prior to the applicable Distribution Date, Cendant shall take all actions as may be necessary to approve the stock-based employee benefit plans of Realogy, Wyndham or Travelport, as applicable, in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

ARTICLE VII

CENDANT CONTINGENT ASSETS AND ASSUMED CENDANT CONTINGENT LIABILITIES

Section 7.1. Cendant Contingent Assets and Assumed Cendant Contingent Liabilities.

(a) Cendant Contingent Assets. To the extent that a Party or any member of its Group receives from a third party any proceeds of any kind arising out of a Cendant Contingent Asset, to the extent necessary, such Party shall, or shall cause the applicable member of its Group to, promptly (but in no event later than thirty (30) days following receipt thereof), unless there is a good faith open question as to whether such proceeds are in fact Cendant Contingent Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof) transfer such amounts to Realogy, Wyndham and Travelport, as applicable, pursuant to and in accordance with their respective Applicable Percentage; provided, further that so long as any such Party is still an Affiliate of Cendant, Cendant shall be entitled to all of such Party’s Applicable Percentage of the proceeds realized from a Cendant Contingent Asset; provided, however, that in the event of a Travelport Sale, any amounts received by Cendant prior to the Travelport Sale (net of any amounts offset in Section 12.3(a)(i)) as a result of Travelport’s Applicable Percentage of any Cendant Contingent Assets shall be contributed by Cendant to Realogy and Wyndham in proportion to their respective Applicable Percentages. In furtherance of the foregoing, the Managing Party (and the Party providing assistance to the Managing Party pursuant to Section

7.3(b) below) shall be entitled to such reimbursement of any out-of-pocket costs and expenses (which shall not include the costs of salaries and benefits of employees who are managing such Cendant Contingent Asset or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Cendant Contingent Asset) related to or arising out of prosecuting or managing any such Cendant Contingent Asset from Realogy, Wyndham and Travelport, as applicable, from time to time when invoiced, in advance of a final determination or resolution with respect to such Cendant Contingent Asset (and each such Party shall be liable for its Applicable Percentage of such costs and expenses). Without limiting any other provision of this Agreement, the Parties shall use commercially reasonable efforts to cause any Cendant Contingent Asset to be assigned to Realogy, Wyndham and, if applicable, Travelport in accordance with such Parties’ Applicable Percentage. In the event that any Cendant Contingent Asset is not assignable in accordance with its terms and cannot otherwise be assigned to the Parties to whom ownership of such assets has otherwise been conveyed pursuant to this Agreement, then Cendant shall, or shall cause, such Cendant Contingent Assets to be held in trust on behalf of the applicable Parties. To the extent that any such Cendant Contingent Assets are held in trust by Cendant (as described in the foregoing sentences), then to the extent that any cash proceeds are actually received in connection with such Cendant Contingent Assets, Cendant shall transfer or contribute such proceeds to the other applicable Parties in accordance with such Parties’ Applicable Percentage. Notwithstanding the foregoing, Realogy shall be the Managing Party with respect to any Cendant Contingent Assets.

(b) Assumed Cendant Contingent Liabilities. Except as otherwise expressly set forth in this Article VII and without limiting the indemnification provisions of Article VIII, each of Realogy, Wyndham and Travelport shall be responsible for its respective Applicable Percentage of any costs and expenses (in addition to, without duplication, each such Party’s share of any indemnifiable Losses in respect of any such Assumed Cendant Contingent Liabilities pursuant to and in accordance with the relevant provisions of Article VIII) related to or arising out of any Assumed Cendant Contingent Liability; provided, that so long as any such Party is still an Affiliate of Cendant, Cendant shall be responsible for such Party’s Applicable Percentage of any such Assumed Cendant Contingent Liability. Any amounts owed in respect of any Assumed Cendant Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 7.3(b) with respect to any Third Party Claim that is an Assumed Cendant Contingent Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the Party or Parties owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Assumed Cendant Contingent Liability in determining the reimbursement obligations of the other Parties with respect thereto. In furtherance of the foregoing, the Managing Party (and the Party providing assistance to the Managing Party pursuant to Section 7.3(b) below) shall be entitled to reimbursement by the other Parties (in an amount equal to their respective Applicable Percentages) of any out-of-pocket costs and expenses (which shall not include the costs of salaries and benefits of employees who are managing such Assumed Cendant Contingent Liability or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’

employer regardless of the employees’ service as managing the Assumed Cendant Contingent Liability) related to or arising out of defending or managing any such Assumed Cendant Contingent Liability from Realogy, Wyndham and Travelport, as applicable, from time to time when invoiced, in advance of a final determination or resolution of any Action related to an Assumed Cendant Contingent Liability. For U.S. federal income Tax purposes, the Parties shall treat the payment of Assumed Cendant Contingent Liabilities (and costs and expenses relating to Assumed Cendant Contingent Liabilities, as the case may be) as set forth in the Tax Sharing Agreement. It shall not be a defense to any obligation by any Party to pay any amounts, whether pursuant to this Article VII or in respect of Indemnifiable Losses pursuant to Article VIII, in respect of any Assumed Cendant Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Assumed Cendant Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject in each case to Sections 7.4 and 8.6(f), such settlement was effected without the consent or over the objection of such Party); it being understood that if such obligations arose in connection with any settlement of an Assumed Cendant Contingent Liability, and such settlement is of a type that required Requisite Approval of the Contingent Claim Committee and such Requisite Approval has not been obtained, then (to the extent such right exists) a Party may assert as a defense that the provisions of this Article VII have not been complied with.

Section 7.2. Management of Cendant Contingent Assets and Assumed Cendant Contingent Liabilities.

(a) For purposes of this Article VII, “Managing Party” shall mean Realogy, except solely with respect to Actions and matters of the type described in Section 7.2(d) and Section 5.6 in which case the Managing Party shall be Cendant.

(b) Notwithstanding anything to the contrary in Section 7.1 and subject to (x) the matters expressly allocated to the Contingent Claim Committee pursuant to Section 7.4(c) and (y) Section 7.2(d) (i.e., those limited matters as to which Cendant shall be the Managing Party), Realogy shall, on behalf of Cendant and the other Parties, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Cendant Contingent Asset and, on behalf of Cendant and the other Parties, any Action or Third Party Claim with respect to an Assumed Cendant Contingent Liability (including with respect to those Cendant Contingent Assets and Assumed Cendant Contingent Liabilities set forth on Schedules 1.1(15)(i), 1.1(15)(iii)(C) and 1.1(24)). Realogy shall use its commercially reasonable efforts to promptly notify Cendant, Wyndham and Travelport in the event that it commences an Action with respect to a Cendant Contingent Asset; provided, that the failure to provide such notice shall not give rise to any rights on the part of Cendant, Wyndham or Travelport against Realogy or affect any other provision of this Section 7.2.

(c) Each of Cendant, Wyndham and Travelport acknowledges that Realogy may elect not to pursue any Cendant Contingent Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than Cendant, Wyndham or Travelport or any business reasons that may be in the best interests of Realogy or a member of the Realogy Group, without regard to the best interests of any member of the other Groups) and that no member of the Realogy Group shall have any Liability to any Person (including any member of the Cendant Group, the Wyndham Group or the Travelport Group) as a result of any such determination.

(d) Notwithstanding Section 7.2(b), Cendant shall have the primary right to assume and manage the defense of any Action with respect to an Assumed Cendant Contingent Liability that is brought against Cendant by a Governmental Entity (a “Specified Contingent Governmental Action”); provided, that without limiting the terms of this Section 7.2(d), Cendant’s defense and management of any Specified Contingent Governmental Action shall be with the full consultation of the Contingent Claim Committee, and Cendant, in its capacity as Managing Party, shall, in good faith, take into account any recommendation made by or actions proposed by the Contingent Claim Committee.

(e) The applicable Managing Party shall be responsible for proposing settlements, resolutions or dispositions of Cendant Contingent Assets and Assumed Cendant Contingent Liabilities to the Contingent Claim Committee (a “Proposal”) which shall be resolved by the Requisite Approval of the Contingent Claim Committee as set forth in Section 7.4 below. In addition, the Managing Party shall be obligated to promptly inform the Contingent Claim Committee of any offer of settlement or disposition of a Cendant Contingent Claim or Assumed Cendant Contingent Liability made by a third party.

(f) The Managing Party shall on a monthly basis, or if a material development occurs (including if a settlement proposal has been made) as soon as reasonably practicable thereafter, fully inform the members of the Contingent Claim Committee of the status of and developments relating to any matter involving a Cendant Contingent Asset or Assumed Cendant Contingent Liability and provide copies of any material document, notices or other materials related to such matters. Each Party shall cooperate fully with the Managing Party in its management of any of such Cendant Contingent Asset or Assumed Cendant Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and employees as set forth in Section 7.3).

(g) None of Cendant, Realogy, Wyndham or Travelport shall take, or permit any member of its respective Group to take, any action (including commencing any Action) or omit to take any action that may interfere with or that may adversely affect the rights and powers of the Managing Party pursuant to this Article VII.

(h) Whether a Proposal is formally submitted to the Contingent Claim Committee for approval shall be in the sole discretion of the Managing Party (unless Cendant is the Managing Party and such settlement proposal is solely for monetary damages, in which case such Proposal must be submitted to the Contingent Claim Committee for approval). In the event that a third party makes a Proposal in respect of an Assumed Cendant Contingent Liability that solely involves monetary damages and either (x) the Managing Party determines not to formally put such Proposal before the Contingent Claim Committee for the purposes of voting on such proposal or (y) such Proposal is put to a vote of the Contingent Claim Committee and Requisite Approval is not obtained, if either or both of Wyndham and/or Travelport (and/or Realogy, if Cendant is the applicable Managing Party) (each a “Settling Party”) affirmatively states in writing, within the later of ten (10) Business Days following receipt of notice of such proposal from the Managing Party (as described in clause (x) above) or ten (10) Business Days following such meeting of the Contingent Claim Committee (as described in clause (y) above), that they desire to accept such Proposal (and, in the case of Proposals where clause (y) above applies, such Settling Party’s Representative voted to approve such Proposal), then the maximum amount of Liability (including the costs of defense thereof) that such Settling Party shall have with respect to such Assumed Cendant Contingent Liability shall be capped at its respective Applicable Percentage of such Proposal and the costs and expenses incurred in respect of such Assumed Cendant Contingent Liability to the date of such Proposal (the “Cap”) (with the Managing Party and, if applicable, the other Party or Parties that did not accept the Proposal being responsible for any amounts in excess of the applicable Cap(s) established pursuant to the foregoing (to the extent applicable, in proportion to their respective Applicable Percentages)); provided, that if, following a failure to accept the Proposal, the Settling Party’s Applicable Percentage of the final settlement, resolution or disposition (including the total costs of the defense thereof) of the applicable Action is less than the Cap, the Settling Party shall be required to bear 100% of the additional costs (the “Incremental Costs”) of the defense from the date of the Proposal through the date of final settlement, resolution or disposition; provided, however, that the amount of Incremental Costs so borne by the Settling Party shall be capped so that aggregate of the amount of Incremental Costs borne by the Settling Party plus such Settling Party’s Applicable Percentage of the final settlement, resolution or disposition (including the total costs of the defense thereof) shall not exceed the Cap, and such Incremental Costs, as borne by the Settling Party, shall be deducted from the total amount subject to allocation pursuant to the Applicable Percentage(s) of the applicable non-settling Party or Parties. In addition, following such time as a Settling Party chooses to Cap its potential Liability with respect to any such matter, such Settling Party’s Representative on the Contingent Claim Committee shall not have any voting right with respect to such matter unless any resolution thereof would reasonably be expected to impose a Non-Monetary Impairment on such Settling Party.

(i) In the event of any dispute as to whether any Asset or Liability is a Cendant Contingent Asset and/or an Assumed Cendant Contingent Liability as set forth in Section 7.5(b), the Managing Party may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that the Managing Party commences any such prosecution or assertion and, upon resolution of the dispute (pursuant to Article X or otherwise), it is determined that such Asset or Liability is not a Cendant Contingent Asset or an Assumed Cendant Contingent Liability and that such Asset or Liability belongs to Cendant, Realogy, Wyndham or Travelport, as applicable, pursuant to the provisions of this Agreement or any Ancillary Agreement, the Managing Party shall have the right to cease the prosecution or assertion of such right or claim and the applicable Parties shall cooperate to transfer the control thereof to Cendant, Realogy, Wyndham or Travelport, as applicable. In such event, Cendant, Realogy, Wyndham or Travelport, as applicable, shall promptly reimburse the Managing Party for all out-of-pocket costs and expenses incurred to such date in connection with the prosecution or assertion of such claim or right.

Section 7.3. Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. In connection with the management and disposition of any Cendant Contingent Asset and/or any Assumed Cendant Contingent Liability, each of the Parties shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified, privileged or confidential information, to the employees, properties, and Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Cendant Contingent Asset or Assumed Cendant Contingent Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 7.3(b) below may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VII. Nothing in this Section 7.3(a) shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information.

(b) Certain Services. Each of Cendant, Realogy, Wyndham and Travelport shall make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Assumed Cendant Contingent Liabilities and Cendant Contingent Assets to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Cendant Contingent Asset or Assumed Cendant Contingent Liability. In respect of the foregoing, Schedules 1.1(15)(i), 1.1(15)(iii)(C) and 1.1(24) set forth certain identified Assumed Cendant Contingent Liabilities and Cendant Contingent Assets, respectively, and identifies (but does not limit) those employees and agents who shall assist the Managing Party in its management of the Assumed Cendant Contingent Liabilities and Cendant Contingent Assets.

(c) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 7.3 shall be at no additional cost or expense of the Managing Party or any other Party (other than for (i) actual out-of-pocket costs and expenses which shall be allocated as set forth in Section 7.1 and (ii) costs incurred directly or indirectly by such Party affording such access and other services which shall be the responsibility of such Party), unless such costs and expenses are incurred by Cendant in connection with the provision of services and access due to its status as the remaining and legacy Business Entity (and not in its capacity as the parent company of the Vehicle Rental Business), in which case such costs and expenses shall be treated as Assumed Contingent Liabilities (and shall be borne by the other Parties accordingly).

Section 7.4. Contingent Claim Committee.

(a) Without limiting the rights given to the Managing Party in Sections 7.1 and 7.2, the Parties shall form a committee consisting of one Representative from each of Realogy (the “Realogy Representative”), Wyndham (the “Wyndham Representative”), Travelport (the “Travelport Representative”) and Cendant (the “Cendant Representative”) with the powers enumerated below (the “Contingent Claim Committee”). Except as set forth in Section 7.2(h) with respect to a Settling Party, Section 7.8 with respect to a Proposing Party and Article XII, each member of the Contingent Claim Committee, other than the Cendant Representative who shall have non-voting observer rights only (except that the Cendant Representative shall be entitled to a vote in connection with (x) the circumstances, to the extent applicable, described in the proviso below (y) any settlement resolution or disposition of an Assumed Cendant Contingent Liability that would reasonably be likely to result in Cendant incurring a Non-Monetary Impairment and (z) any settlement of a Specified Contingent Governmental Action to the extent provided in Section 7.4(c) below), shall have one vote with respect to all matters submitted to the Contingent Claim Committee for resolution; provided, that for so long as any such Party remains an Affiliate of Cendant, Cendant shall have the rights given to such Party and such Party’s Representative pursuant to this Section 7.4 (for example, so long as Travelport and Wyndham remain Affiliates of Cendant, the Cendant Representative shall have all such rights (including voting rights) of each of the Travelport and Wyndham Representatives on any matter submitted to the Contingent Claim Committee).

(b) Following the applicable Relevant Time, (i) the initial Realogy Representative shall be C. Patteson Cardwell IV, (ii) the initial Wyndham Representative shall be Scott G. McLester, (iii) the initial Travelport Representative shall be Eric J. Bock and (iv) the initial Cendant Representative shall be Karen C. Sclafani. Each Party has the exclusive right to appoint and remove its respective Representative to the Contingent Claim Committee and in the event of such removal and/or replacement the applicable Party shall provide written notice to the other Parties of such replacement.

(c) Authority of Contingent Claim Committee.

(i) The Contingent Claim Committee shall have the sole authority to approve or consent to any settlement, resolution or other disposition in connection with and in respect of any Cendant Contingent Asset or Assumed Cendant Contingent Liability. The approval and adoption of any matter submitted to the Contingent Claim Committee for resolution shall require the Requisite Approval of the members of the Contingent Claim Committee. In the event that any settlement, resolution or other disposition is approved by the Contingent Claim Committee and involves a release (or any agreement with similar import) of the Managing Party and/or any other Party or members of their respective Groups, then, in such event, such settlement, resolution or disposition shall also provide for a substantially similar release (or agreement with similar import) of each other applicable Party and members of its respective Group.

(ii) Any such settlement, resolution or other disposition approved by the Requisite Approval of the members of the Contingent Claim Committee

(which shall be made within thirty (30) days of such referral) shall be binding on all of the Parties and their respective successors and assigns.

(iii) For the purposes of this Article VII, “Requisite Approval” means the approval of a majority of the Representatives entitled to vote on such matter (i.e., generally two out of the three voting members, or, if the matter is of a type of which the Cendant Representative is entitled to vote on, three out of the four voting members); provided, that in the case of any Specified Contingent Governmental Action described in Section 7.2(d), (x) if the effect of any proposed settlement, resolution or other disposition thereof provides solely for non-monetary relief against Cendant, then only the approval of the Cendant Representative shall be required or (y) if the effect of any proposed settlement, resolution or other disposition thereof provides solely for monetary damages (and either provides for a release of Cendant and/or is the final settlement of such matter with the applicable Governmental Entity), then the approval of a majority of the Representatives (excluding the Cendant Representative) shall be required. Notwithstanding the foregoing, if the effect of a settlement of any matter is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, that would materially impair the business or Assets of a Party (other than procedural requirements and releases that are reasonable and customary for the settlement of the type of Cendant Contingent Asset or Assumed Cendant Contingent Liability being addressed) or (ii) to materially and adversely prejudice the position of a Party or a member of such Party’s Group in any other Action or matter arising out of substantially similar facts or circumstances (e.g., a civil action arising out of the same situation that is the subject of an Action by a Governmental Entity) (each, a “Non-Monetary Impairment”), then in any such matter submitted for approval by the Contingent Claim Committee, the approval of the Representative of such affected Party shall also be required.

(d) Meetings of the Contingent Claim Committee. (i) Each Representative shall be entitled to notice of all meetings of the Contingent Claim Committee, (ii) unless otherwise agreed by the Parties, the Contingent Claim Committee shall meet at least once every calendar quarter (either in person, telephonically or other electronic means) and (iii) any Party entitled to vote on a specified Cendant Contingent Asset or Assumed Cendant Contingent Liability may call a special meeting of the Contingent Claim Committee, from time to time, for the purpose of discussing any such Cendant Contingent Asset or Assumed Cendant Contingent Liability by written notice to the other members setting forth in reasonable detail the matter(s) to be discussed and the time of such meeting.

Section 7.5. Notice Relating to Cendant Contingent Assets and Assumed Cendant Contingent Liabilities; Disputes.

(a) In the event that any Party or any Member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Asset or Liability that may be a Cendant Contingent Asset or Assumed Cendant Contingent Liability, (ii) any matter or occurrence that has given or could give rise to an Assumed Cendant Contingent Liability or Cendant Contingent Asset or (iii) any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Assumed Cendant Contingent Liability or Cendant Contingent Asset, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would require earlier notice) notify each of the relevant Managing Party and the Contingent Claim Committee of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this Article VII except and solely to the extent that any such Party shall have been actually prejudiced as a result of such failure.

(b) In the event that any of Realogy, Wyndham, Travelport or Cendant disagrees whether a claim, obligation, Asset and/or Liability is a Cendant Contingent Asset or an Assumed Cendant Contingent Liability or whether such claim, obligation, Asset or Liability is an Asset or Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X. In the event that such dispute results in arbitration, the costs and expenses of such arbitration shall be borne by the losing Party as set forth in Section 10.4.

Section 7.6. Cooperation with Governmental Entity. If, in connection with any Cendant Contingent Asset or Assumed Cendant Contingent Liability, a Party is required by Law to respond to and/or cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party of such Cendant Contingent Asset or Assumed Cendant Contingent Liability; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party and Contingent Claim Committee of such cooperation and/or response to the Governmental Entity and the subject matter thereof.

Section 7.7 Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Assumed Cendant Contingent Liability (as provided in this Article VII and in Article VIII), including the payment of the costs and expenses of the Managing Party, then each non-defaulting Party (including Cendant) shall be required to pay an equal portion of the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Assumed Cendant Contingent Liability (both for past and future obligations) and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at a rate per annum equal to the then applicable Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower). In connection with the foregoing, it is expressly understood that any defaulting Party’s share of the proceeds from any Cendant Contingent Asset may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party.

Section 7.8. Change of Control. In the event of a Change of Control with respect to Wyndham and/or Travelport (the “Proposing Party”), the Proposing Party may make a one-time offer to make a cash payment to Realogy and/or the other of Wyndham or Travelport in exchange for such other Party or Parties Assuming the Proposing Party’s share of any remaining Assumed Cendant Contingent Liabilities. The other Parties shall be under no obligation to accept any such offer. The consent of Cendant shall not be required for any such arrangement. If the other Party or Parties accept such a payment, then (a) the Proposing Party shall have no further obligation with respect to its Applicable Percentage of the Assumed Cendant Contingent Liabilities or otherwise, and the Party or Parties receiving such payment shall Assume the Proposing Party’s Applicable Percentage of any Assumed Cendant Contingent Liabilities which have not been fully satisfied as of the time of such agreement and (b) the Proposing Party’s Representative shall no longer be entitled to a vote (on the Contingent Claim Committee or otherwise) with respect to matters involving such Assumed Cendant Contingent Liabilities. Such arrangement may, but is not required to, include any entitlements the Proposing Party may have to any Cendant Contingent Assets.

Section 7.9. Effect of Certain Corporate Transactions. If, as a result of a Change of Control, recapitalization or other significant extraordinary corporate transaction, Realogy, Wyndham or Travelport (A) were to suffer a downgrade to its senior debt credit rating to (i) unless clause (ii) below applies, below BB (as rated by Standard & Poor’s) and below Ba (as rated by Moody’s Investors Services, Inc.) or (ii) if either of such Party’s credit ratings was below the BB and Ba ratings described in clause (i) above prior to such transaction, then with respect to a credit rating that was below the BB and Ba ratings described in clause (i), to a level below such credit rating prior to the completion of such transaction or (B) were to no longer have its debt securities rated by any nationally recognized credit rating agencies, then, upon the demand of one of the other three Parties, such Party shall be required to post a letter of credit or similar security obligation reasonably acceptable to the other Party or Parties in respect of its Applicable Percentage of the remaining Assumed Cendant Contingent Liabilities based on an appraisal prepared by a third party expert retained by the Contingent Claim Committee (which appraisal shall be binding upon the affected Parties) with such appraisal netting out such Party’s estimated portion of the remaining Cendant Contingent Assets if and to the extent such Party is able to reasonably satisfy the other Parties that such Party’s share of the remaining Cendant Contingent Assets will be available as an offset against such Party’s obligations in respect of any Assumed Cendant Contingent Liabilities (e.g., by transferring such Party’s share of Cendant Contingent Assets to a trust for the benefit of the other Parties). For the avoidance of doubt, the posting of such a letter of credit or similar security obligation shall in no event relieve the issuing Party’s obligations with respect to any Assumed Cendant Contingent Liability, and shall not result in a cap on such Party’s Liabilities with respect thereto.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VIII, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were directors, officers, agents or employees of any member of the their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were shareholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Relevant Time, including in connection with the Plan of Separation and all other activities to implement the Distributions and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b) Nothing contained in Section 8.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Relevant Time. In addition, nothing contained in Section 8.1(a) shall release any person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Cendant, any Vehicle Rental Liability, (B) with respect to Realogy, any Real Estate Liability, (C) with respect to Wyndham, any Hospitality Liability and (D) with respect to Travelport, any Travel Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Relevant Time;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Relevant Time (including the Travelport Sale Agreement) between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(v) any Liability with respect to an Assumed Cendant Contingent Liability pursuant to Article VII;

(vi) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(47); or

(vii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 8.1(a) shall release Cendant from indemnifying any director, officer or employee of Realogy, Wyndham and Travelport who was a director, officer or employee of Cendant or any of its Affiliates on or prior to the Relevant Time or the Final Separation Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c) Each Party shall not, and shall not permit any member of its Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 8.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Relevant Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Relevant Time), except as specifically set forth in Sections 8.1(a) and 8.1(b). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2. Indemnification by Cendant. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following (a) the Realogy Distribution Date (with respect to the Realogy Indemnitees), (b) the Wyndham Distribution Date (with respect to the Wyndham Indemnitees) and (c) the Travelport Distribution Date (with respect to the Travelport Indemnitees), Cendant shall and shall cause the other members of the Cendant Group to indemnify, defend and hold harmless the Realogy Indemnitees, the Wyndham Indemnitees and the Travelport Indemnitees from and against any and all Indemnifiable Losses of the Realogy Indemnitees, the Wyndham Indemnitees and the Travelport Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (i) the Vehicle Rental Liabilities or alleged Vehicle Rental Liabilities, (ii) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Realogy Group, the Wyndham Group or the Travelport Group, as applicable, pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the Realogy Group, the Wyndham Group or the Travelport Group, as the case may be, by any member of the Cendant Group or incorporated by reference by any member of the Realogy Group, the Wyndham Group or the Travelport Group, as the case may be, from any filings made by any member of the Cendant Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the applicable Relevant Time or (iii) any breach by Cendant of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 8.3. Indemnification by Realogy. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Realogy shall and shall cause the other members of the Realogy Group to indemnify, defend and hold harmless the Cendant Indemnitees, the Wyndham Indemnitees and the Travelport Indemnitees from and against any and all Indemnifiable Losses of the Cendant Indemnitees, the Wyndham Indemnitees and the Travelport Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the Real Estate Liabilities or alleged Real Estate Liabilities, (b) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Cendant Group, the Wyndham Group or the Travelport Group, as applicable, pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the Cendant Group, the Wyndham Group or the Travelport Group, as the case may be, by any member of the Realogy Group or incorporated by reference by any member of the Cendant Group, the Wyndham Group or the Travelport Group, as the case may be, from any filings made by any member of the Realogy Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Relevant Time or (c) any breach by Realogy of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 8.4. Indemnification by Wyndham. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Wyndham shall and shall cause the other members of the Wyndham Group to indemnify, defend and hold harmless the Cendant Indemnitees, the Realogy Indemnitees and the Travelport Indemnitees from and against any and all Indemnifiable Losses of the Cendant Indemnitees, the Realogy Indemnitees and the Travelport Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the Hospitality Liabilities or alleged Hospitality Liabilities, (b) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Cendant Group, the Realogy Group or the Travelport Group, as applicable, pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the Cendant Group, the Realogy Group or the Travelport Group, as the case may be, by any member of the Wyndham Group or incorporated by reference by any member of the Cendant Group, the Realogy Group or the Travelport Group, as the case may be, from any filings made by any member of the Wyndham Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Relevant Time or (c) any breach by Wyndham of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 8.5. Indemnification by Travelport. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Travelport shall and shall cause the other members of the Travelport Group to indemnify, defend and hold harmless the Cendant Indemnitees, the Realogy Indemnitees and the Wyndham Indemnitees from and against any and all Indemnifiable Losses of the Cendant Indemnitees, the Realogy Indemnitees and the Wyndham Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the Travel Liabilities or alleged Travel Liabilities, (b) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Cendant Group, the Realogy Group or the Wyndham Group, as applicable, pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the Cendant Group, the Realogy Group or the Wyndham Group, as the case may be, by any member of the Travelport Group or incorporated by reference by any member of the Cendant Group, the Realogy Group or the Wyndham Group, as the case may be, from any filings made by any member of the Travelport Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Relevant Time or (c) any breach by Travelport of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 8.6. Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.6(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b) Third Party Claims. If a claim or demand is made against a Cendant Indemnitee, a Realogy Indemnitee, a Wyndham Indemnitee or a Travelport Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party (and, if applicable, the Contingent Claim Committee) which is or may be required pursuant to this Article VIII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within fifteen (15) days) after receipt by such Indemnitee of written notice of the Third Party Claim. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be an Assumed Cendant Contingent Liability, such Party, as appropriate, shall give the applicable Managing Party (as determined pursuant to Article VII) written notice thereof within fifteen (15) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party and the Contingent Claim Committee), promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of an Assumed Cendant Contingent Liability (the defense of which shall be controlled by the Managing Party as provided for in Article VII), an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s Expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not an Assumed Cendant Contingent Liability and (ii) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) Other than in the case of an Assumed Cendant Contingent Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 8.6(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Assumed Cendant Contingent Liability (with any Assumed Cendant Contingent Liability handled in accordance with Article VII) without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(f) In the case of a Third Party Claim (except for any Third Party Claim that is an Assumed Cendant Contingent Liability which, with respect to the subject matter of this Section 8.6(f), shall be governed by Section 7.4), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Assumed Cendant Contingent Liability, such matters are addressed in Article VII.

(g) Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party.

Section 8.7. Cooperation In Defense And Settlement.

(a) With respect to any Third Party Claim that is not an Assumed Cendant Contingent Liability and that implicates two or more Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of Cendant, Realogy, Wyndham and Travelport agrees that at all times from and after the Effective Time, if an Action is commenced by a third party (or any member of such Party’s respective Group) with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.

Section 8.8. Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 8.9. Contribution.

(a) If the indemnification provided for in Sections 8.2(ii), 8.3(b), 8.4(b) and 8.5(b), including in respect of any Assumed Cendant Contingent Liability, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 8.9 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.9(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 8.9(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 8.10. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII including, for the avoidance of doubt, in respect of any Assumed Cendant Contingent Liability, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the

Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use reasonable best efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VIII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) In addition to the provisions of Section 8.10(a), any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII (including, for the avoidance of doubt, in respect of any Assumed Cendant Contingent Liability), will be reduced by Tax Benefits Actually Realized (as defined in the Tax Sharing Agreement) or Realizable Tax Benefits (as defined in the Tax Sharing Agreement), as the case may be, in accordance with, and subject to, the principles set forth or referred to in Section 7.3(a)(ii) of the Tax Sharing Agreement, and increased in accordance with, and subject to, the principles set forth or referred to in Section 7.3(a)(iii) of the Tax Sharing Agreement. Each of the Parties shall treat payments made pursuant to this Agreement in the manner set forth in the Tax Sharing Agreement. In the event a Taxing authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to the Tax Sharing Agreement (ignoring any potential inconsistent or adverse final determination), such Party shall use its reasonable best efforts to contest such challenge. Notwithstanding anything to the contrary contained in this Section 8.10(c), if the Travelport Sale occurs, the rights and obligations of Travelport pursuant to this Section 8.10(c) shall be terminated and deemed null and void and be of no further force or effect.

(d) In the event a Travelport Sale occurs, the following rights and obligations shall apply to Travelport and to Realogy and Wyndham with respect to Travelport: for U.S. federal income Tax purposes (i) any payment made by Realogy or Wyndham to Travelport pursuant to this Agreement shall be treated as a distribution to Cendant with respect to stock under Section 301 of the Code occurring immediately before the applicable Distribution followed by a tax-free contribution by Cendant to Travelport occurring immediately before the Travelport Sale and (ii) in accordance with Revenue Ruling 95-74, 1995-2, C.B. 36, any payment made by Realogy or Wyndham to a third party for Assumed Cendant Contingent Liabilities attributable to Travelport that but for such assumption by Realogy or Wyndham, as the case may be (x) would have been deductible by Cendant under Section 162 of the Code if such amounts had been paid by Cendant, shall be treated as deductible to Realogy or Wyndham, as applicable, under Section 162(a) of the Code or (y) would have been capitalizable by Cendant under Section 263 of the Code or otherwise if such amounts had been paid by Cendant, shall be treated as capitalizable under Section 263 of the Code or otherwise, by Realogy or Wyndham, as applicable; (iii) unless otherwise required by applicable law, none of Travelport or its Affiliates or Realogy or Wyndham or their Affiliates shall take any position inconsistent with such treatment; (iv) in the event a Taxing authority asserts to Travelport or its Affiliates that Realogy or Wyndham’s treatment of a payment in respect of Assumed Cendant Contingent Liabilities attributable to Travelport or otherwise pursuant to this Agreement should be other than as required pursuant to this Section 8.10(d), Travelport or its Affiliates, as applicable, shall use its reasonable efforts to contest such challenge (provided, that, Realogy or Wyndham, as the case may be, shall indemnify Travelport for all reasonable costs and expenses related thereto and Realogy and Wyndham shall have the right to fully participate in any such contest); and (v) in addition to the provisions of Section 8.10(a), any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII (including, for the avoidance of doubt, in respect of any Assumed Cendant Contingent Liability attributable to Travelport) shall be reduced by the amount of any Tax Benefit Actually Realized (as those terms are defined in the Purchase Agreement by and among Cendant, Travelport and TDS Investor LLC, dated as of June 30, 2006) by Travelport or any of its Affiliates that is attributable to such Indemnifiable Loss. To the extent that any such Tax Benefit is Actually Realized following the date on which a payment is made hereunder, then no later than fifteen (15) days after Travelport or its Affiliate files a Tax Return that takes into account the deduction, loss or other Tax attribute generated as a result of such Indemnifiable Loss, Travelport shall pay or cause to be paid to the Indemnifying Party in immediately available funds the amount of the Tax Benefit Actually Realized as a result of the Indemnifiable Loss. In the event that a deduction, loss or other Tax attribute does not result in a Tax Benefit Actually Realized, this Section 8.10(d) shall continue to apply until such deduction, losses or other Tax attribute results in a Tax Benefit Actually Realized or the deduction, losses or other tax attribute expires without being utilized.

Section 8.11. Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VII, and subject to appropriate restrictions for classified, privileged or confidential information:

(a) After the applicable Relevant Time, upon the prior written request by Realogy, Wyndham or Travelport for specific and identified Information which relates to (x) Realogy, Wyndham or Travelport (or a member of their respective Groups) or the conduct of the Real Estate Business, Hospitality Business or Travel Business, as the case may be, up to the applicable Distribution Date, or (y) any Ancillary Agreement to which Cendant and one or more of Realogy, Wyndham and/or Travelport (or any member of their respective Group) are parties, as applicable, Cendant shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Cendant or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(b) After the Realogy Distribution Date, upon the prior written request by Cendant, Wyndham or Travelport for specific and identified Information which relates to (x) Cendant, Wyndham or Travelport (or a member of their respective Groups) or the conduct of the Vehicle Rental Business, Hospitality Business or the Travel Business, as the case may be, up to the Realogy Distribution Date, or (y) any Ancillary Agreement to which Realogy and one or more of Cendant, Wyndham and/or Travelport (or any member of their respective Group) are parties, as applicable, Realogy shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Realogy or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(c) After the Wyndham Distribution Date, upon the prior written request by Cendant, Realogy or Travelport for specific and identified Information which relates to (x) Cendant, Realogy or Travelport (or a member of their respective Groups) or the conduct of the Vehicle Rental Business, Real Estate Business or the Travel Business, as the case may be, up to the Wyndham Distribution Date, or (y) any Ancillary Agreement to which Wyndham and one or more of Cendant, Realogy and/or Travelport (or any member of their respective Group) are parties, as applicable, Wyndham shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Wyndham or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(d) After the Travelport Distribution Date, upon the prior written request by Cendant, Realogy or Wyndham for specific and identified Information which relates to (x) Cendant, Realogy or Wyndham (or a member of their respective Groups) or the conduct of the Vehicle Rental Business, Real Estate Business or Hospitality Business, as the case may be, up to the Travelport Distribution Date, or (y) any Ancillary Agreement to which Travelport and one or more of Cendant, Realogy and/or Wyndham (or any member of their respective Group) are parties, as applicable, Travelport shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Travelport or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(e) Any Information provided by or on behalf of or made available by or on behalf of any other Party hereto pursuant to this Article IX shall be on an “as is,” “where is” basis and no Party is making any representation or warranty with respect to such Information or the completeness thereof.

Section 9.2. Corporate Information Repository.

(a) Cendant shall cause the creation of, shall maintain, and shall provide access to the Corporate Information Repository in accordance with the “Records Management” Exhibits to the Transition Services Agreement.

(b) Each of Realogy, Wyndham and Travelport shall use commercially reasonable efforts to identify and provide to Cendant, solely for inclusion in the Corporate Information Repository, any Corporate Information in its possession, custody or control that does not relate solely to (i) it, any member of its Group, the conduct of its Business or any liability for which it is solely responsible pursuant to this Agreement, or (ii) any Ancillary Agreement to which it or a member of its Group is a Party. Cendant shall use commercially reasonable efforts to place into the Corporate Information Repository any Corporate Information in its possession, custody or control that does not relate solely to (i) Cendant, any member of the Cendant Group or the conduct of the Vehicle Rental Business or (ii) any Ancillary Agreement to which it or a member of its Group is a Party. Such Information includes Information contained on personal computers, shared storage devices, office paper files, and off-site file storage sites (including at Iron Mountain).

Section 9.3. Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VII, from and after the applicable Relevant Time, each of Cendant, Realogy, Wyndham and Travelport shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information and to preserve the completeness and integrity of the Information, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Relevant Time or (y) any Ancillary Agreement to which each of the Party requesting such access and the Party requested to grant such access are Parties. In addition, Cendant shall provide Realogy, Wyndham and, in the event that Travelport is not sold, Travelport with access to its internal statement of cash flows with respect to distributions, contributions or other transfers of cash or other funds between Cendant and any member of the Cendant Group from the Effective Time through the time that the distribution of all the funds contemplated by Sections 3.4, 3.5 and Article XII have been completed. Nothing in this Section 9.3 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party Consent to the disclosure of such information. With respect to access to Information contained in the Corporate Information Repository, the Parties agree and acknowledge that such access (including any searches for specific Information in the Corporate Information Repository, and the making of copies thereof), may be conducted directly by a Party’s employees or its designees subject to appropriate confidentiality obligations, provided that Cendant, in its capacity as operator of the Corporation Information Repository, shall take reasonable and prudent measures in connection with such access and related activities to preserve the integrity and confidentiality of the Corporate Information Repository and the Information contained therein, in accordance with the “Records Management” Exhibits to the Transition Services Agreement.

Section 9.4. Disposition of Information.

(a) Each Party acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Relevant Time may include Information owned by another Party or a member of another Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.

(b) Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and handled in accordance with Section 9.7 (except that such Information will not be used for any purpose) and (ii) subject to the “Records Management” Exhibits to the Transition Services Agreement, to use commercially reasonable efforts within a reasonable time to (1) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs), or (2) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information.

Section 9.5. Witness Services. At all times from and after the Relevant Time, each of Cendant, Realogy, Wyndham and Travelport shall use its commercially reasonable efforts to make available to the others, upon reasonable written request, its and any member of its Group’s officers, directors, employees and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and Cendant, Realogy, Wyndham and Travelport, as applicable. A Party providing a witness to the other Party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 9.6. Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement (including Section 7.3) or any Ancillary Agreement a Party providing Information or access to Information to the other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 9.7. Confidentiality.

(a) Notwithstanding any termination of this Agreement, for a period of five (5) years from the Effective Time the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information (as defined herein) concerning any other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party rightfully in the possession of and used by any other Party in the operation of its Business as of the Relevant Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Real Estate Business, the Hospitality Business, the Travel Business or the Vehicle Rental Business, as the case may be; provided, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 9.7(a), except that Confidential Information may be disclosed to third parties other than those listed in Section 9.7(a), provided that such disclosure to such other third parties and any associated use of such information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties rights to Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 13.9.

(c) Each of Realogy, Wyndham and Travelport acknowledges that it and the other members of their respective Groups may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party while part of the Cendant Group. Each of Realogy, Wyndham and Travelport will hold, and will cause the other members of their respective Groups and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Relevant Time between one or more members of the Cendant Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

Section 9.8. Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Relevant Time have been and will be rendered for the collective benefit of each of the members of the Cendant Group, the Realogy Group, the Wyndham Group and the Travelport Group, and that each of the members of the Cendant Group, the Realogy Group, the Wyndham Group and the Travelport Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Relevant Time which will be rendered solely for the benefit of Cendant, Realogy, Wyndham or Travelport, as the case may be. With respect to such post-separation services, the Parties agrees as follows:

(i) Cendant shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Vehicle Rental Business, whether or not the privileged information is in the possession of or under the control of Cendant,

Realogy, Wyndham or Travelport. Cendant shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Vehicle Rental Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Cendant, whether or not the privileged information is in the possession of or under the control of Cendant, Realogy, Wyndham or Travelport;

(ii) Realogy shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Real Estate Business, whether or not the privileged information is in the possession of or under the control of Cendant, Realogy, Wyndham or Travelport. Realogy shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Real Estate Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Realogy, whether or not the privileged information is in the possession of or under the control of Cendant, Realogy, Wyndham or Travelport;

(iii) Wyndham shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Hospitality Business, whether or not the privileged information is in the possession of or under the control of Cendant, Realogy, Wyndham or Travelport. Wyndham shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Hospitality Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Wyndham, whether or not the privileged information is in the possession of or under the control of Cendant, Realogy, Wyndham or Travelport; and

(iv) Travelport shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Travel Business, whether or not the privileged information is in the possession of or under the control of Cendant, Realogy, Wyndham or Travelport. Travelport shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Travel Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Travel, whether or not the privileged information is in the possession of or under the control of Cendant, Realogy, Wyndham or Travelport.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.8, with respect to all privileges not allocated pursuant to the terms of Section 9.8(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of Cendant, Realogy, Wyndham or Travelport in respect of which two or more of such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in Sections 9.8(e) or 9.8(f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Group’s, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 9.8 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Cendant, Realogy, Wyndham and Travelport as set forth in Sections 9.7 and 9.8, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 7.3, 8.6, 9.1, 9.2 and 9.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 7.3, 8.6 and 9.5 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 7.5 and 8.6 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 9.9. Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 9.10. Other Agreements. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the general counsels of the relevant Parties and/or such other executive officer designated by the relevant Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 10.2 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 10.2. Arbitration. If the Agreement Dispute has not been resolved for any reason after thirty (30) days have elapsed from the receipt by a Party of a Dispute Notice, such Agreement Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in New York City, before and in accordance with the then-existing Commercial Arbitration Rules of the American

Arbitration Association (“AAA”), except as modified herein (the “Rules”). There shall be three arbitrators. If there are only two Parties to the arbitration, each Party shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. If there are more than two Parties to the arbitration, such Parties shall have twenty (20) days to agree on a panel of three arbitrators. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article X shall be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim). Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award, and any negotiations, conferences and discussions pursuant to this Article X shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

Section 10.3. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

Section 10.4. Costs. Except as otherwise may be provided in any Ancillary Agreement, the costs of any mediation or arbitration pursuant to this Article X shall be borne by the losing Party or Parties in such proportion as the arbitrator determines based on the facts and circumstances.

ARTICLE XI

INSURANCE

Section 11.1. Policies and Rights Included Within Assets.

(a) The Real Estate Assets shall include (i) any and all rights of an insured Party under each of the Real Estate Shared Policies, subject to the terms of such Real Estate Shared Policies and any limitations or obligations of Realogy contemplated by this Article XI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts , claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Realogy Distribution Date by any Party in or in connection with the conduct of the Real Estate Business or, to the extent any claim is made against Realogy or any of its Subsidiaries, the conduct of the Vehicle Rental Business, the Hospitality Business or the Travel Business, and which alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Real Estate Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Real Estate Shared Policies, or any of them, to Realogy, and (ii) the Real Estate Policies.

(b) The Hospitality Assets shall include (i) any and all rights of an insured Party under each of the Hospitality Shared Policies, subject to the terms of such Hospitality Shared Policies and any limitations or obligations of Wyndham contemplated by this Article XI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Wyndham Distribution Date by any Party in or in connection with the conduct of the Hospitality Business or, to the extent any claim is made against Wyndham or any of its Subsidiaries, the conduct of the Vehicle Rental Business, the Real Estate Business or the Travel Business, and which alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Hospitality Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Hospitality Shared Policies, or any of them, to Wyndham, and (ii) the Hospitality Policies.

(c) The Travel Assets shall include (i) any and all rights of an insured Party under each of the Travel Shared Policies, subject to the terms of such Travel Shared Policies and any limitations or obligations of Travelport contemplated by this Article XI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Travelport Distribution Date by any Party in or in connection with the conduct of the Travel Business or, to the extent any claim is made against Travelport or any of its Subsidiaries, the conduct of the Vehicle Rental Business, the Real Estate Business or the Hospitality Business, and which alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Travel Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Travel Shared Policies, or any of them, to Travelport, and (ii) the Travel Policies.

Section 11.2. Claims Made Tail Policies.

(a) Cendant shall purchase Directors and Officers Liability Insurance Policies having total limits of $305 million, consisting of $280 million of Side A coverage and $25 million of Excess Side A Difference in Conditions coverage and having a policy period incepting on the Final Separation Date, or the expiration date of the current Cendant Directors and Officers liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the inception date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Cendant, Realogy, Wyndham and Travelport and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Cendant Directors and Officers liability insurance program incepting on December 17, 2005, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Final Separation Date; provided, however, that in the event of a Travelport Sale, Travelport and the insured persons of Travelport shall not be covered under these D&O Tail Policies. Cendant shall provide Realogy, Wyndham and Travelport with copies of the D&O Tail Policies within a reasonable time after the Policies are issued.

(b) Cendant shall purchase Fiduciary Liability Insurance Policies having total limits of $50 million and having a policy period incepting on the Final Separation Date, or the expiration date of the current Cendant fiduciary liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the inception date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Cendant, Realogy, Wyndham and Travelport and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Cendant fiduciary liability insurance program incepting on December 17, 2005, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Final Separation Date; provided, however, that in the event of a Travelport Sale, Travelport and the insured persons of Travelport shall not be covered under these Fiduciary Tail Policies. Cendant shall provide Realogy,

Wyndham and Travelport (if applicable) with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued.

(c) Cendant shall purchase Employed Lawyers Professional Liability Insurance Policies having total limits of $10 million of Side A coverage and having a policy period incepting on the Final Separation Date, or the expiration date of the current Cendant Errors and Omission liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the inception date (“E&O Tail Policies”). The premium for the E&O Tail Policies shall be pre-paid for the full six-year term of the E&O Tail Policies. Such E&O Tail Policies shall cover Cendant, Realogy, Wyndham and Travelport and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Cendant Errors and Omissions liability insurance program incepting on July 1, 2005 or 2006, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Final Separation Date; provided, however, that in the event of a Travelport Sale, Travelport and the insured persons of Travelport shall not be covered under these E&O Tail Policies. Cendant shall provide Realogy, Wyndham and Travelport (if applicable) with copies of the E&O Tail Policies within a reasonable time after the Policies are issued.

(d) To the extent that Cendant is unable prior to the Final Separation Date to obtain any of the policies as provided for in paragraphs (a), (b) and (c) of this Section 11.2, then, with respect to claims based on wrongful acts on or before the Final Separation Date, Cendant shall use commercially reasonable efforts to secure alternative insurance arrangements on the applicable standalone insurance policies for Realogy, Wyndham and Travelport to provide benefits on terms and conditions (including policy limits) in favor of Realogy, Wyndham and Travelport and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a), (b) and (c) of this Section 11.2. With respect to such alternative insurance arrangements, Cendant, Realogy, Wyndham and Travelport shall be responsible for their own costs under their applicable standalone insurance policies. Cendant shall not under any circumstances purchase any such alternative coverage containing an exclusion for claims based on wrongful acts up to and including the Final Separation Date to the extent such exclusion would preclude coverage for Realogy, Wyndham, Travelport and/or the insured persons thereof, but would not preclude coverage for Cendant and/or the insured persons thereof.

Section 11.3. Occurrence Based Policies.

(a) With respect to the Cendant Shared Policies of workers’ compensation, automobile liability and general liability insurance, for claims that occur prior to the respective Distribution Dates, Cendant will continue to provide Realogy, Wyndham and Travelport with access to such Cendant Shared Policies and shall reasonably cooperate with Realogy, Wyndham and Travelport and take commercially reasonable actions as may be necessary or advisable to assist Realogy, Wyndham and Travelport in submitting such claims to which such Cendant Shared Policies are responsive; provided, that Realogy, Wyndham and Travelport shall be responsible for any deductibles or co-payments legally due and owing relating to such claims and

Cendant shall not be required to maintain such Cendant Shared Policies beyond their current terms.

(b) With respect to all other Cendant Shared Occurrence Based Policies, for claims that occur prior to the respective Distribution Dates, Realogy, Wyndham, and Travelport, shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies.

Section	11.4. Administration; Other Matters.

(a) Administration. Except as otherwise provided in Section 11.3 hereof, from and after the Effective Time, Cendant shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration under such Shared Policies with respect to Assumed Cendant Contingent Liabilities, Vehicle Rental Liabilities, Real Estate Liabilities, Hospitality Liabilities and Travel Liabilities; provided, that the retention of such responsibilities by Cendant is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement and; provided, further, that Cendant’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. Cendant may discharge its administrative responsibilities under this Section 11.4 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of Cendant related to Claims Administration and Insurance Administration are not covered under such Policies. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b) Exceeding Policy Limits. Where Real Estate Liabilities, Hospitality Liabilities and/or Travel Liabilities, as applicable, are specifically covered under the same Shared Policy for periods prior to the Realogy Distribution Date, or where such Shared Policies cover claims made after the Realogy Distribution Date with respect to an occurrence or wrongful act prior to the Realogy Distribution Date, then from and after the Realogy Distribution Date, Realogy, Wyndham and/or Travelport, as the case may be, may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 11.2, Section 11.3 or Section 11.4(c) hereof), subject to the terms of this Section 11.4. Except as set forth in this Section 11.4, Cendant, Realogy, Wyndham and Travelport shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Cendant, Realogy, Wyndham or Travelport, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Cendant,

Realogy, Wyndham or Travelport or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VIII.

(c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 11.3, Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to or on behalf of Cendant, which shall thereafter administer the Shared Policies by paying the Insurance Proceeds, as appropriate, to Cendant with respect to Vehicle Rental Liabilities, to Realogy with respect to Real Estate Liabilities, to Wyndham with respect to Hospitality Liabilities and to Travelport with respect to the Travel Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by Cendant to the appropriate Party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by two or more of the relevant Parties, such Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Shared Policy (their “allocable portion of Insurance Proceeds”), and any Party who has received Insurance Proceeds in excess of such Party’s allocable portion of Insurance Proceeds shall pay to the other Party or Parties the appropriate amount so that each Party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d) Allocation of Aggregate Deductibles. In the event that two or more Parties have bona fide claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible”), and any Party who has paid more than such allocable share of the deductible shall be entitled to receive from any other Party or Parties an appropriate amount so that each Party has borne its allocable share of the deductible pursuant hereto.

(e) Effective as of the applicable Distribution Date, Realogy, Wyndham and Travelport shall be responsible for the full amount of the deductible for workers’ compensation, general liability and automobile liability claims as set forth in Schedule 11.4(e).

Section 11.5. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article XI shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 11.6. Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 11.7. Certain Matters Relating to Cendant’s Organizational Documents. For a period of six (6) years from the Final Separation Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Cendant shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Cendant immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Final Separation Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Relevant Time, were directors, officers, employees, fiduciaries or agents of any member of the Cendant Group, the Realogy Group, the Wyndham Group or the Travelport Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE XII

PROVISIONS RELATING TO TRAVELPORT SALE

Section 12.1. Travelport Sale; Reasonable Best Efforts. Cendant shall use its reasonable best efforts to effect a Travelport Sale. Cendant shall cease the Travelport Sale process (or, if applicable, exercise its rights under a Travelport Sale Agreement to terminate such Agreement) and distribute, as promptly as practicable, the Travelport Common Stock to the stockholders of Cendant pursuant to Section 4.1(c), if the Travelport Sale has not been completed by December 31, 2006.

Section 12.2. Certain Parameters.

(a) Cendant shall be required to enter into a Travelport Sale Agreement (in the event that a current Travelport Sale Agreement has been terminated) if it is able to receive an opinion from a nationally-recognized investment bank that the purchase price of a good faith offer to purchase Travelport is fair to Cendant from a financial point of view (which opinion may exclude the anticipated use of the proceeds of the Travelport Sale).

(b) The terms and provisions of any Travelport Sale Agreement (in the event that a current Travelport Sale Agreement has been terminated) and any other terms of the Travelport Sale (including, representations and warranties, indemnification (if any), covenants, purchase price adjustments etc.) must be reasonably customary for transactions of this kind; provided, that Cendant shall be required to accept provisions requested by a purchaser in connection with a Travelport Sale Agreement, including provisions of the type set forth on Schedule 12.2(b), as long as its outside advisors do not in good faith advise Cendant that such provisions are extraordinary for transactions of this kind; it being understood that this Section shall not apply to a Travelport Sale Agreement entered into prior to the date hereof.

(c) Cendant shall have the sole right to control the Travelport Sale process and negotiate the terms of a Travelport Sale (subject to the limitations as may be set forth in this Article XII).

(d) Without limiting the terms of Section 12.2(c) above, Cendant shall, from time to time, consult with Realogy and Wyndham regarding the status of the Travelport Sale process, including the status of the negotiations and proposed terms of a Travelport Sale. In furtherance of the foregoing, Cendant shall in good faith consider the views of Realogy and Wyndham regarding the terms of any such Travelport Sale, but Cendant shall in no event be bound by any such views or suggestions.

(e) So long as Cendant shall have complied with its obligations under this Article XII regarding a Travelport Sale (including with respect to the terms and provisions of a Travelport Sale Agreement), none of the other Parties shall have any right to object to the terms of a Travelport Sale Agreement or Travelport Sale.

Section 12.3. Use of Travelport Sale Proceeds.

(a) The cash proceeds from a Travelport Sale received by Cendant and/or any of its Subsidiaries at the closing of a Travelport Sale (including any Travelport Cash, the “Travelport Sale Proceeds”) shall be applied and/or contributed as follows:

(i) first, a portion of the Travelport Sale Proceeds shall be retained by Cendant to reimburse Cendant for any actual out-of-pocket amounts paid by Cendant (or by a member of the Cendant Group) from cash of, or cash held on behalf of, the Vehicle Rental Business prior to the Travelport Sale resulting from Travelport’s Applicable Percentage of any Assumed Cendant Contingent Liabilities net of any proceeds received by Cendant resulting from Travelport’s Applicable Percentage of any Cendant Contingent Assets;

(ii) second, a portion of the Travelport Sale Proceeds shall be retained by Cendant to pay (A) the costs and expenses actually incurred by it in connection with the Travelport Sale up to the time of the completion of the Travelport Sale and (B) the costs and expenses estimated in good faith by Cendant to be incurred in connection with the Travelport Sale (including, the fees and expenses of its third-party financial, accounting and legal advisors and including the payments set forth on Schedule 12.3(a)(ii)) (“Travelport Sale Expenses”);

(iii) third, a portion of the Travelport Sale Proceeds equal to the Travelport Sale Income Tax Amount (as defined below) shall be retained by Cendant. “Travelport Sale Income Tax Amount” means an amount equal to the product of: (A) the aggregate amount of gain Cendant estimates (in its good faith discretion) will be realized by Cendant and/or its Affiliates solely as a result of the Travelport Sale; provided, however, that Cendant will consult with Realogy in connection therewith, and (B) thirty-nine percent (39%);

(iv) fourth, a portion of the Travelport Sale Proceeds equal to the Travelport Sale Tax Attribute Amount (as defined below) shall be retained by Cendant. “Travelport Sale Tax Attribute Amount” means the sum of:

(A) the product of (1) thirty-eight percent (38%) and (2) the excess, if any of (x) Cendant’s projected net operating loss carryover as of January 1, 2007 (if any), assuming a Travelport Sale had not occurred and that there are no costs and expenses relating to the Plan of Separation over (y) Cendant’s projected net operating loss carryover as of January 1, 2007 (if any), taking into account the Travelport Sale and all costs associated with the Plan of Separation; and

(B) the excess, if any, of (1) Cendant’s projected alternative minimum tax credit carryover as of January 1, 2007 (if any), assuming a Travelport Sale had not occurred and that there are no costs and expenses relating to the Plan of Separation over (2) Cendant’s projected alternative minimum tax credit carryover as of January 1, 2007 (if any), taking into account the Travelport Sale and all costs and expenses associated with the Plan of Separation.

(v) fifth, a portion of the Travelport Sale Proceeds equal to the Travelport Borrowing Amount shall be retained by Cendant to be utilized to repay any indebtedness incurred by Travelport (or a member of the Travelport Group) in accordance with Section 3.5(a)(iii); provided, that if the closing of the Travelport Sale occurs prior to the incurrence of debt under the Travelport Credit Facility, then in lieu of the foregoing, Cendant shall retain this amount in order to fund, in part, the Required Payment Amount, all as set forth in Section 3.5(a)(i);

(vi) sixth, if applicable, a portion of the Travelport Sale Proceeds (following the application of proceeds above) equal to the amount (up to $100,000,000) of the amount, if any to which Wyndham is entitled pursuant to Section 3.5(b) shall be contributed to Wyndham solely for the purposes of repaying and/or reducing outstanding amounts under the Wyndham Credit Facilities (or any replacement indebtedness thereto);

(vii) seventh, sixty-two and one-half percent (62.5%) of the remaining Travelport Sale Proceeds (following the application of proceeds above) shall be contributed to Realogy and thirty-seven and one-half percent (37.5%) of the remaining proceeds shall be contributed to Wyndham until, following application of proceeds under this clause (v), the amounts outstanding under the Wyndham Credit Facilities have been reduced to an amount equal to the amounts outstanding as of the Wyndham Distribution

Date under Cendant’s $600 million three-year asset-linked credit facility (which relates to assets of Cendant’s Hospitality Business) in each case, solely for the purposes of repaying and/or reducing outstanding amounts under the Realogy Credit Facilities (or any replacement indebtedness thereto) and Wyndham Credit Facilities (or any replacement indebtedness thereto), respectively;

(viii) eighth, the remaining Travelport Sale Proceeds (following the application of proceeds above) shall be contributed to Realogy solely for the purposes of repaying and/or reducing amounts outstanding under the Realogy Credit Facilities (or any replacement indebtedness thereto) until the amounts outstanding under the Realogy Credit Facilities have been reduced to zero (0);

(ix) ninth, the remaining Travelport Sale Proceeds (following the application of proceeds above) shall be contributed to Wyndham solely for the purposes of repaying and/or reducing amounts outstanding under the Wyndham Credit Facilities (or any replacement indebtedness thereto) until the amounts outstanding under the Wyndham Credit Facilities have been reduced to zero (0); and

(x) tenth, sixty-two and one-half percent (62.5%) of the remaining Travelport Sale Proceeds (following the application of proceeds above) shall be contributed to Realogy and thirty-seven and one-half percent (37.5%) of the remaining proceeds shall be contributed to Wyndham.

(b) Any non-cash (including any retained equity or other securities (including debt securities) or deferred cash proceeds to be issued and/or to be paid in connection with the Travelport Sale shall be Cendant Contingent Assets. In furtherance of the foregoing, in the event that non-cash proceeds are issued in connection with the Travelport Sale, Cendant shall use its reasonable best efforts to provide that such non-cash proceeds are issuable, transferable and/or assignable to Realogy and Wyndham at the time of such issuance.

(c) Travelport Sale Tax Attribute Amount True-up.

(i) If, in connection with the determination of the “Final Tax Attribute Allocation” (as defined in the Tax Sharing Agreement) pursuant to Article X of the Tax Sharing Agreement, Cendant determines that the Travelport Sale Tax Attribute Amount as calculated in Section 12.3(a)(iv) above is less than what the Travelport Sale Tax Attribute Amount would have been had such Travelport Sale Tax Attribute Amount been based on and consistent with such Final Tax Attribute Allocation pursuant to Article X of the Tax Sharing Agreement (the “Final Travelport Sale Tax Attribute Amount”), then, no later than ten 10 Business Days after the date such Final Tax Attribute Allocation has been determined pursuant to Article X of the Tax Sharing Agreement, Realogy shall pay to Cendant an amount equal to sixty-two and one-half percent (62.5%), and Wyndham shall pay to Cendant an amount equal to thirty-seven and one-half percent (37.5%) of, the excess of (1) the Final Travelport Sale Tax Attribute Amount over (2) the Travelport Sale Tax Attribute Amount; and

(ii) If, in connection with the determination of the Final Tax Attribute Allocation (as defined in the Tax Sharing Agreement) pursuant to Article X of the Tax Sharing Agreement, Cendant determines that the Travelport Sale Tax Attribute Amount as calculated in Section 12.3(a)(iv) above is greater than the Final Travelport Sale Tax Attribute Amount, then, no later than ten (10) Business Days after the date such Final Tax Attribute Allocation has been determined pursuant to Article X of the Tax Sharing Agreement, Cendant shall contribute sixty-two and one-half percent (62.5%) to Realogy and thirty-seven and one-half percent (37.5%) to Wyndham of, the excess of (1) the Travelport Sale Tax Attribute Amount over (2) the Final Travelport Sale Tax Attribute Amount.

(d) Upon receipt of the Travelport Sale Proceeds, Cendant shall (to the extent such proceeds are not simultaneously distributed pursuant to Section 12.3(a)) deposit such Travelport Sale Proceeds into a separate interest bearing bank account. As soon as practicable and in no event later than three (3) days following receipt of such Travelport Sale Proceeds, Cendant shall, or shall cause a member of its Group to, apply and/or contribute such Travelport Sale Proceeds (including any and all interest that has accrued on such Travelport Proceeds) in accordance with Section 12.3(a) above.

(e) In the event that the amount retained by Cendant pursuant to Section 12.3(a)(ii) for the purpose of paying Travelport Sale Expenses is greater than or less than the aggregate amounts actually paid by Cendant in respect of the Travelport Sale Expenses incurred by Cendant through March 31, 2007, then such excess or deficiency, as the case may be, shall be deemed a Cendant Contingent Asset or an Assumed Cendant Contingent Liability, as the case may be, and Cendant shall contribute any such excess, if applicable, to Realogy and Wyndham based on their respective Applicable Percentage and Realogy and Wyndham shall pay the amount of any such deficiency, if applicable, to Cendant based on their respective Applicable Percentage. In addition, forty-five (45) days following a completion of a Travelport Sale, Cendant shall make a good faith determination of the estimated Travelport Sale Expenses it expects to incur through March 31, 2007. If the amounts remaining from the funds Cendant retained pursuant to Section 12.3(a)(ii) for the purpose of paying Travelport Sale Expenses is in excess of Cendant’s good faith estimate of Travelport Sale Expenses it expects to incur and pay through March 31, 2007, then Cendant shall pay an amount equal to such excess to Realogy and Wyndham based on their respective Applicable Percentage.

(f) Each of the Parties acknowledges and agrees to the intended use of Travelport Sale Proceeds from the Travelport Sale described above.

Section 12.4. Certain Amendments. Upon the closing of a Travelport Sale, this Agreement shall be automatically amended, without any action required by any of the Parties hereto, as follows (which is in addition to any other effects that a Travelport Sale shall have on this Agreement and as may otherwise be expressly set forth in this Agreement):

(a) The following Sections and/or Articles of this Agreement, insofar as they relate to Travelport (or any member of the Travelport Group) only, shall be terminated and be of no further force or effect with respect to Travelport: Section 3.1(c) (Certificate of Incorporation; By-Laws; Rights Plan); Section 3.2(c) (Directors); Section 3.3(c) (Resignations); Article IV (The Distributions); Section 5.1 (No Solicit; No Hire) (it being understood, however, that restrictions set forth in Section 5.1 applicable to Cendant, Realogy and Wyndham, on the one hand, with respect to Travelport, on the other hand, shall remain unaffected as a result of a Travelport Sale); Section 5.4 (Certain Securities); Section 5.5 (Administration of Specified Shared Expenses); Section 5.6 (Administration of Separation Expenses); Section 5.7 (Cooperation); Article VI (Employee Matters) (it being understood, that the type of matters covered in Article VI shall, to the extent applicable, be contained in a Travelport Sale Agreement (and/or an agreement ancillary thereto)); Article VII (Cendant Contingent Assets and Assumed Cendant Contingent Liabilities) (other than Section 7.3(a) (Access to Information and Employees by the Managing Party), Section 7.3(b) (Certain Services), Section 7.5(a) (Notice Relating to Cendant Contingent Assets and Assumed Cendant Contingent Liabilities) and Section 7.6 (Cooperation with Governmental Entity)), each of which shall survive and continue to apply to Travelport following a Travelport Sale), Section 11.2 (Claims Made Tail Policies) and Sections 13.12(a) and 13.12(b) (Payment Terms) (collectively, the “Terminated Provisions”). Other than for the Terminated Provisions, all other terms and provisions of this Agreement shall be unaffected by a Travelport Sale and Travelport and the members of the Travelport Group shall remain subject to (and shall continue to have all of the rights and obligations under) each of the Sections of this Agreement to the extent applicable to them.

(b) For the avoidance of doubt, following a Travelport Sale, Travelport shall (i) no longer have the right to a Representative on the Contingent Claim Committee, and as such shall have no voting rights, observer rights or any other rights on or with respect to any matter submitted to the Contingent Claim Committee, (ii) be entitled to receive reimbursement for all reasonably documented out-of-pocket costs and expenses incurred in connection with providing access to information and employees to the Managing Party pursuant to Sections 7.3(a) and 7.3(b), (iii) not be deemed a “non defaulting Party” for the purposes of Section 7.7 (i.e., Travelport shall not be required to pay an equal portion of any amount in default in respect of any Assumed Cendant Contingent Liability) and (iv) no longer have any Liability in respect of any Assumed Cendant Contingent Liabilities or any entitlement or rights with respect to any Cendant Contingent Assets.

(c) Following a Travelport Sale, the Realogy Representative shall be deemed to be two (2) Representatives (and the therefore have two (2) votes) with respect to all matters submitted to the Contingent Claim Committee; provided, that other than for the foregoing, the procedures of Section 7.4, with respect to the Contingent Claim Committee, shall remain unaffected (except with respect to Travelport as set forth in Section 12.4(a) above).

Section 12.5. Cash at Travelport. Any cash or cash equivalents distributed to Cendant or any of its Subsidiaries by Travelport or any of its Subsidiaries between the date of the signing of a Travelport Sale Agreement and the closing of such Travelport Sale (whether by dividend, loan or otherwise) (including interest accrued thereon, “Travelport Cash”) shall be held by Cendant in a separate interest bearing account and used solely for the purpose of distributing such Travelport Cash pursuant to Section 12.3(a) above as a portion of the Travelport Sale Proceeds.

ARTICLE XIII

MISCELLANEOUS

Section 13.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control; provided, that with respect to any Conveyancing and Assumption Instrument (including any contribution agreement, asset or stock transfer agreement, asset or stock purchase agreement or any similar agreement entered into in order to effectuate the Plan of Separation), this Agreement shall control unless it is specifically stated in such Conveyancing and Assumption Instrument that it controls over this Agreement. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement.

Section 13.2. Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 13.3. Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 13.4. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 13.5. Expenses. Except as otherwise provided (i) in this Agreement (including with respect to Specified Shared Expenses of which each Party is Assuming twenty-five percent (25%), subject to adjustments in the event of a Travelport Sale, of the Liabilities related thereto) or (ii) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred by Cendant (in its status as the remaining and legacy Business Entity and not in its capacity as the parent company of the Vehicle Rental Business) and directly related to the Plan of Separation and transactions contemplated hereby (including third party professional fees (e.g., outside legal, banking and accounting fees), but excluding Travelport Sale Expenses (which are addressed by Section 12.3(e)), fees and expenses incurred in connection with the execution and delivery of this Agreement, costs and expenses set forth on Schedule 13.5 and such other third party fees and expenses incurred by Cendant on a non-recurring basis directly as a result of the Plan of Separation) (collectively, “Separation Expenses”) shall (A) to the extent incurred and payable on or prior to March 31, 2007 be paid out of the proceeds described in Sections 3.4 and 3.5 and (B) to the extent any such Separation Expenses arise and are payable by Cendant after March 31, 2007 or the proceeds described in Sections 3.4 and 3.5 are not sufficient to satisfy the Separation Expenses incurred prior to such date, shall be treated for all purposes as Assumed Cendant Contingent Liabilities and shall first be paid from the funds in the Separation Account (if any) pursuant to Section 5.6. Notwithstanding the foregoing, each Party shall be responsible for its own internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred in connection with the Plan of Separation (other than third party legal, banking and accounting fees incurred prior to the applicable Relevant Time in connection with and as part of the Plan of Separation, which fees are included as Separation Expenses), any costs and expenses relating to such Party’s (or any member of its Group’s) Disclosure Documents in connection with the Plan of Separation (including, printing, mailing and filing fees) or any costs and expenses incurred with the listing of such Party’s common stock on the NYSE in connection with any Distribution.

Section 13.6. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.6):

To Cendant:

Prior to the Final Separation Date:

Cendant Corporation

9 West 57th Street

New York, New York 10019

Attn: General Counsel

Facsimile: (212) 413-1826

Prior to and following the Final Separation Date:

Cendant Corporation

Six Sylvan Way

Parsippany, New Jersey 07054

Attn: General Counsel

Facsimile: (973) 496-3712

To Realogy:

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

Attn: General Counsel

Facsimile: (973) 496-1127

To Wyndham:

Wyndham Worldwide Corporation

Seven Sylvan Way

Parsippany, New Jersey 07054

Attn: General Counsel

Facsimile: (973) 496-5915

To Travelport:

Travelport Inc.

Seven Sylvan Way

Parsippany, New Jersey 07054

Attn: General Counsel

Facsimile: (973) 496-6160

Section 13.7. Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 13.8. Amendments. Subject to the terms of Section 13.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 13.9. Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 13.10. Successors and Assigns; Additional Travelport Parties.

(a) The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

(b) Prior to or upon the completion of a Travelport Sale, Travelport shall cause the buyer of Travelport, and/or such other Travelport entities (after giving effect to the Travelport Sale) as the other Parties reasonably request (which shall include any Persons holding a material portion of the assets or business (including capital stock of members of the Travelport Group) of the Travelport Group) (“Additional Travelport Parties”), to execute and deliver one or more joinder agreements to this Agreement and to the Ancillary Agreements reasonably acceptable to the other Parties to the effect that such Additional Travelport Parties are parties hereto and thereto, that such Additional Travelport Parties agree to be bound by the rights and obligations of Travelport herein and therein, and that any references to Travelport in this Agreement and in any Ancillary Agreements and any right or obligation of Travelport in this Agreement or any Ancillary Agreement shall be deemed a collective reference to, and the joint and several rights or obligations of, Travelport and such other Additional Travelport Parties.

Section 13.11. Certain Termination and Amendment Rights. This Agreement (including Article VIII hereof) may be terminated and each Distribution may be amended, modified or abandoned at any time prior to the Realogy Distribution Date by and in the sole discretion of Cendant without the approval of Realogy, Wyndham or Travelport or the stockholders of Cendant. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Realogy Distribution Date, but prior to the Wyndham Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by Cendant and Realogy. After the Wyndham Distribution Date, but prior to the Travelport Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by Cendant, Realogy and Wyndham; provided, that if the Travelport Distribution Date is prior to the Wyndham Distribution Date, by an agreement in writing signed by each of the Parties. After the Travelport Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties; provided, that if the Travelport Distribution Date is prior to the Wyndham Distribution Date, by an agreement in writing signed by Cendant, Realogy and Travelport. Notwithstanding the foregoing, Article VIII shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person. Notwithstanding the foregoing, this Agreement may be terminated or amended as among any Parties that remain Affiliates, so long as such amendment does not adversely affect any Party that is no longer an Affiliate, in which case, only with the consent of such Party.

Section 13.12. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement (including Section 13.12(c)) or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement:

(i) with respect to any payment or reimbursement (or series of related payments or reimbursements) of $100,000 or less, shall be paid or reimbursed hereunder within fifteen (15) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount (and any other documentation reasonably requested of the payee Party by the payor Party). To the extent the payor Party does not pay such amounts to the payee Party when such payments are due (pursuant to the preceding sentence above), interest shall accrue on such amounts owed at a rate per annum equal to the Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed from the later of (x) the date such payment is due to the payee Party pursuant to this clause (i) and (y) the date such payment is due and remitted by the payee Party to a third party; and

(ii) with respect any payment or reimbursement (or series of related payments or reimbursements) of greater than $100,000, shall be paid or reimbursed hereunder at least ten (10) days prior to the date such amount is due by the payee Party to the applicable third party creditor with respect to such Liability (or if there is no third party creditor with respect to the relevant Liability, within ten (10) days after presentation of an invoice or written demand therefore setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount). To the extent the payor Party does not pay such amounts to the payee Party when such payments are due (as described in the preceding sentence above), interest shall accrue on such amounts owed at a rate per annum equal to the Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed from the date such payment is due to the payee Party; provided, that if a written demand is made by the payee Party of the payor Party within ten (10) days of such payment being due to a third party, interest shall accrue on such amounts starting from two (2) Business Days following the date such demand is received by the payor Party. With respect to amounts received by the payee Party under this clause (ii) for payment to a third party, the payee Party shall, upon receipt, deposit such amounts into an interest bearing bank account and the interest accruing on such amounts shall be held for the benefit of the payor Party and paid to the payor Party following payment by the payee Party to the third party of the amounts owed.

(b) In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 13.2, subject to the right of the payor Party to dispute such amount following such payment); provided, that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party, which amounts shall bear interest at a rate per annum equal to the Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party. In the event that a Travelport Sale has been completed, the provisions of this Section 13.12(b) shall not apply to payments to be made pursuant to this Agreement to or from Travelport or any member of its Group.

(c) In the event that a Travelport Sale has been completed, with respect to any amount to be paid to Travelport (and/or a member of its Group), by another Party or Parties (and/or a member of such Party’s or Parties’ Group) or any amount to be paid by Travelport (and/or a member of its Group), to any other Party or Parties (and/or a member of such Party’s or Parties’ Group) under this Agreement, such amounts shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount (and any other documentation reasonably requested of the payee Party by the payor Party). In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by a Party (and/or a member of such Party’s Group) as being payable pursuant to this Agreement, the payor Party shall in no event be entitled to withhold payments for any amounts that are not in dispute (and any such undisputed amounts shall be paid in accordance with this Section 13.2(c)). Any such disputes shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X. Except as expressly provided to the contrary in this Agreement (including with respect to certain default payments in accordance with Section 7.7) or in any Ancillary Agreement, any amount not paid when due pursuant to this Section 13.12(c) (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was properly demanded under this Agreement up to the date of the actual receipt of payment.

Section 13.13. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Articles VII and VIII).

Section 13.14. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the applicable Distribution Date.

Section 13.15. Third Party Beneficiaries. Except (i) as provided in Article VIII relating to Indemnitees and for the release under Section 8.1 of any Person provided therein, (ii) as provided in Section 11.2 relating to insured persons and Section 11.7 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 13.16. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.17. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 13.18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 13.19. Consent to Jurisdiction. Subject to the provisions of Article X hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article X or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 13.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.20. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 13.21. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.21.

Section 13.22. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13.23. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 13.24. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 13.25. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.4; Section 3.5; Section 7.3; Section 8.2; Section 8.3; Section 8.4; Section 8.5 and Section 12.3).

Section 13.26. Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations with respect to (i) the contribution of Assets to, and Assumption of Liabilities by, Realogy together with the corresponding distribution of Realogy Common Stock and (ii) the contribution of Assets to, and Assumption of Liabilities by, Wyndham together with the corresponding distribution of Wyndham Common Stock.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CENDANT CORPORATION

By	/s/ RONALD L. NELSON

Name:	Ronald L. Nelson
Title:	President and Chief Financial Officer

REALOGY CORPORATION

By	/s/ RICHARD A. SMITH

Name:	Richard A. Smith
Title:	Vice Chairman and President

TRAVELPORT INC.

By	/s/ ERIC J. BOCK

Name:	Eric J. Bock
Title:	Executive Vice President and General Counsel

WYNDHAM WORLDWIDE CORPORATION

By	/s/ STEPHEN P. HOLMES

Name:	Stephen P. Holmes
Title:	Chairman and Chief Executive Officer

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